   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997
                                                     REGISTRATION NO. 333-21919
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           H. F. AHMANSON & COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

            DELAWARE                            6035                           95-0479700
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (IRS EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                (818) 960-6311
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             MADELEINE A. KLEINER
              SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           H. F. AHMANSON & COMPANY
                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                (818) 960-6311
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                              H. RODGIN COHEN AND
                              ALAN J. SINSHEIMER
                              SULLIVAN & CROMWELL
                               125 BROAD STREET
                           NEW YORK, NEW YORK 10004
                                (212) 558-4000

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 13, 1997
PROSPECTUS

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

          (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                      GREAT WESTERN FINANCIAL CORPORATION
                                      FOR

                         A NUMBER OF SHARES OF COMMON STOCK
                                       OF
                            H. F. AHMANSON & COMPANY

                 EQUAL TO THE EXCHANGE RATIO STATED HEREIN

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON           , 1997, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE
    TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                         EXPIRATION OF THE OFFER.

  H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"), to exchange, for each outstanding share of Common Stock, par value $1.00 per share (each a "Share" and collectively, the "Shares"), of Great Western Financial Corporation, a Delaware corporation ("GWF"), including the associated common stock purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the GWF Rights Plan (as defined herein), a number of shares of Common Stock, par value $0.01 per share ("Ahmanson Common Stock"), of Ahmanson (such number, the "Exchange Ratio") determined by dividing $50 by the average closing price of Ahmanson Common Stock on the New York Stock Exchange (the "NYSE") during the 20 trading days ending on the third trading day prior to the Expiration Date (as defined herein) (such 20-day period, the "Averaging Period"), subject to a minimum ratio of 1.10 (which would apply when such average closing price is $45.45 or above) and a maximum ratio of 1.20 (which would apply when such average closing price is $41.67 or below). Based on the
closing price of the Ahmanson Common Stock on [     ], 1997 (and assuming the
average closing price of the Ahmanson Common Stock on the NYSE during the Averaging Period is equal to that closing price), the Exchange Ratio would be
[    ] and the Offer would have an implied market value of $[     ] per Share,
or $[ ] per Share more than the implied market value of the proposed merger between GWF and WAMU (the "Proposed GWF/WAMU Merger") on such date. Changes in the market price of Ahmanson Common Stock before the date the Shares are accepted for exchange by Ahmanson pursuant to the Offer will affect the number of shares or the market value of Ahmanson Common Stock to be received in the Offer.

  The purpose of the Offer is for Ahmanson to acquire control of, and thereafter the entire common equity interest in, GWF. Ahmanson intends, promptly after consummation of the Offer, to seek to have GWF consummate a merger with Ahmanson in which each outstanding Share (except for treasury shares of GWF and Shares beneficially owned directly or indirectly by Ahmanson or its subsidiaries other than in a fiduciary capacity) would be converted into a number of shares of Ahmanson Common Stock equal to the Exchange Ratio (the "Merger"). The Offer and the Merger are herein referred to collectively as the "Combination".
                                                        (continued on next page)

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

THE  SECURITIES OFFERED  HEREBY ARE  NOT  SAVINGS ACCOUNTS,  DEPOSITS OR  OTHER
 OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS
  ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                                   --------

                     The Dealer Managers for the Offer are:

Credit Suisse First Boston Corporation _______________Montgomery Securities


                                     , 1997

   AHMANSON'S OBLIGATION TO EXCHANGE SHARES OF AHMANSON COMMON STOCK FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY AHMANSON AND ITS AFFILIATES FOR THEIR OWN RESPECTIVE ACCOUNTS (CURRENTLY 3,560,500 SHARES), WILL CONSTITUTE AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES, OTHER THAN THE RIGHTS (AS DEFINED HEREIN), HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY AHMANSON PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION") (BASED ON THE NUMBER OF SHARES OUTSTANDING ON MARCH 31, 1997, OR RESERVED FOR ISSUANCE PURSUANT TO GWF'S EMPLOYEE STOCK OPTION PLANS AND DIVIDEND REINVESTMENT PLAN AS REPORTED BY GWF AS OF DECEMBER 31, 1996 AND SHARES CURRENTLY OWNED BENEFICIALLY BY AHMANSON AND ITS AFFILIATES FOR THEIR OWN RESPECTIVE ACCOUNTS, AHMANSON BELIEVES THE MINIMUM TENDER CONDITION WOULD HAVE BEEN SATISFIED ON MARCH 31, 1997 IF AT LEAST AN AGGREGATE OF 72,718,804 SHARES, OR APPROXIMATELY 53% OF THE SHARES OUTSTANDING AS OF MARCH 31, 1997, HAD BEEN VALIDLY TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN), (II) APPROVAL OF THE AHMANSON CHARTER AMENDMENT (AS DEFINED HEREIN) AND THE ISSUANCE OF SHARES OF AHMANSON COMMON STOCK PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN) BY THE HOLDERS OF A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF AHMANSON COMMON STOCK ENTITLED TO VOTE AT A MEETING OF SUCH HOLDERS (THE "AHMANSON STOCKHOLDER APPROVAL CONDITION"), (III) THE BOARD OF DIRECTORS OF GWF HAVING REDEEMED THE RIGHTS AND, PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), APPROVED THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR AHMANSON BEING OTHERWISE SATISFIED IN ITS SOLE DISCRETION THAT THE RIGHTS AND THE PROVISIONS OF SECTION 203 OF THE DGCL RESTRICTING CERTAIN BUSINESS COMBINATIONS ARE INVALID OR ARE NOT APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE MERGER (THE "RIGHTS PLAN AND DGCL 203 CONDITION"), (IV) THE STOCKHOLDERS OF GWF NOT HAVING APPROVED THE AGREEMENT AND PLAN OF MERGER BETWEEN GWF AND WAMU (THE "GWF/WAMU MERGER AGREEMENT CONDITION"), AND (V) ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT AND NO SUCH APPROVAL CONTAINING ANY CONDITIONS OR RESTRICTIONS WHICH THE BOARD OF DIRECTORS OF AHMANSON REASONABLY DETERMINES IN GOOD FAITH MAY NOT BE SATISFIED OR WILL HAVE OR REASONABLY BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT ON AHMANSON, GWF AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE (THE "REGULATORY APPROVALS CONDITION").

                                  -----------

THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATIONS WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  -----------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of his Shares and the associated Rights should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Exchange Agent and either deliver the certificates for such Shares and Rights to the Exchange Agent along with the Letter of Transmittal, deliver such Shares and Rights pursuant to the procedures for book-entry transfer set forth herein (in the case of Rights, only if such procedures are available) or comply with the guaranteed delivery procedures set forth below or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder having Shares and Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares and Rights.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition has been satisfied or waived. Unless the GWF Distribution Date (as defined herein) occurs, a tender of Shares will constitute a tender of the associated Rights.

  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                                  -----------

  All references in this Prospectus to the Ahmanson Common Stock include the associated Ahmanson Rights (as defined herein) issued pursuant to the Ahmanson Rights Plan (as defined herein).

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   4
Incorporation of Certain Information by Reference ........................   5
Summary...................................................................   7
Investment Considerations.................................................  24
Background of the Offer...................................................  26
  Background of the Ahmanson Merger Proposal..............................  26
  The GWF/WAMU Merger Agreement...........................................  26
  Ahmanson's Enhanced Merger Proposal.....................................  27
  Reasons for the Combination.............................................  27
  Comparison of the Proposals.............................................  34
  Actions Related to the Offer............................................  37
  Litigation..............................................................  41
The Offer.................................................................  45
  General.................................................................  45
  Timing of the Offer.....................................................  46
  Extension, Termination and Amendment....................................  47
  Exchange of Shares; Delivery of Ahmanson Common Stock...................  48
  Cash in Lieu of Fractional Shares of Ahmanson Common Stock..............  48
  Withdrawal Rights.......................................................  49
  Procedure for Tendering Shares..........................................  49
  Certain Federal Income Tax Consequences.................................  52
  Effect of Offer on Market for Shares; Registration Under the Exchange
   Act....................................................................  54
  Purpose of the Offer; the Merger........................................  55
  Minimum Tender Condition................................................  56
  Ahmanson Stockholder Approval Condition.................................  57
  Rights Plan and DGCL 203 Condition......................................  57
  GWF/WAMU Merger Agreement Condition.....................................  58

                                                                           PAGE
                                                                           ----
  Regulatory Approvals Condition..........................................  58
  Certain Other Conditions of the Offer...................................  60
  Relationships with GWF..................................................  61
  Fees and Expenses.......................................................  62
  Accounting Treatment....................................................  62
  Stock Exchange Listing..................................................  62
  Resale of Ahmanson Common Stock Received in the Offer...................  62
Comparison of Rights of Holders of GWF Common Stock and Ahmanson Common
 Stock....................................................................  63
Market Prices and Dividends...............................................  67
  Ahmanson................................................................  67
  GWF.....................................................................  68
Business of Ahmanson......................................................  69
Business of GWF...........................................................  70
Ahmanson and GWF Pro Forma Combined Financial Information.................  71
Description of Ahmanson Capital Stock.....................................  80
  Ahmanson Common Stock...................................................  80
  Amendments to the Ahmanson Charter......................................  80
  Repurchases of Ahmanson Common Stock....................................  80
  Ahmanson Preferred Stock................................................  81
  New Ahmanson 8.30% Preferred Stock......................................  82
  New Ahmanson Depositary Shares..........................................  84
  Certain Regulatory Considerations.......................................  87
Validity of Ahmanson Common Stock.........................................  92
Experts...................................................................  92
Management and Additional Information.....................................  92
Schedule A--Section 203 of the Delaware General Corporation Law........... A-1

                             AVAILABLE INFORMATION

  Ahmanson and GWF are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Ahmanson and GWF with the Commission may be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. The shares of Ahmanson Common Stock and the Shares are listed on the NYSE and the Pacific Stock Exchange (the "PSE"). The periodic reports, proxy statements and other information filed by Ahmanson and GWF with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

  This Prospectus is included as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Commission by Ahmanson, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 174,108,000 shares of Ahmanson Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, to which reference is hereby made for further information with respect to Ahmanson and GWF and the Ahmanson Common Stock offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Although Ahmanson has included information concerning GWF and its proposed merger with WAMU insofar as it is known or reasonably available to Ahmanson, Ahmanson is not currently affiliated with GWF and GWF has to date not permitted access by Ahmanson to GWF's books and records. Therefore, information concerning GWF or its proposed merger with WAMU which has not been made public is not available to Ahmanson. Ahmanson was not involved in the preparation of the information and statements relating to GWF or its proposed merger with WAMU contained or incorporated by reference in this Prospectus in reliance upon publicly available information and, for the foregoing reasons, is not in a position to verify any such information or statements. Accordingly, Ahmanson does not assert that such information or statements are accurate or complete.

  Pursuant to Rule 409 promulgated under the Securities Act and Rule 12b-21 promulgated under the Exchange Act, Ahmanson requested on February 18, 1997 that GWF and its independent accountants provide to Ahmanson the information required for complete disclosure concerning the business, operations, financial condition and management of GWF in this Registration Statement. As of the date hereof, neither GWF nor its independent accountants have provided any information in response to such request and neither Rule 409 nor Rule 12b-21 imposes any obligation on them to do so. Ahmanson will provide any and all information which it receives from GWF or its independent accountants in connection with the proposed merger of Ahmanson with GWF and which Ahmanson deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the Commission by Ahmanson (File No. 1-
8930) are incorporated herein by reference: (a) Ahmanson's Annual Report on Form 10-K for the year ended December 31, 1996 and an amendment thereto on Form 10-K/A dated March 31, 1997 (together, the "1996 Ahmanson 10-K"); (b) the portions of Ahmanson's Proxy Statement for the Annual Meeting of Stockholders held on April 21, 1997 that have been incorporated by reference in the 1996 Ahmanson 10-K; (c) Ahmanson's Current Reports on Form 8-K dated January 15, 1997, February 17, 1997, February 21, 1997, February 25, 1997, March 10, 1997,
March 17, 1997, March 19, 1997 (two Current Reports), March 25, 1997, April 8, 1997 and April 28, 1997; (d) Ahmanson's definitive Proxy Statement on Schedule 14A dated May 12, 1997; (e) Ahmanson's Definitive Consent Statement on
Schedule 14A dated March 3, 1997 and Consent Statement Supplement on Schedule 14A dated March 17, 1997; (f) the following soliciting materials of Ahmanson filed pursuant to Rule 14a-11(c) and 14a-12 of the Exchange Act: press releases filed February 18, 1997, February 24, 1997, February 26, 1997, February 27, 1997, February 28, 1997, March 3, 1997, March 6, 1997, March 7,
1997, March 12, 1997, March 17, 1997, March 18, 1997, March 19, 1997, March
20, 1997, March 24, 1997, March 26, 1997, March 27, 1997, March 31, 1997,
April 3, 1997, April 9, 1997, April 11, 1997, April 14, 1997, April 21, 1997,
April 22, 1997, April 24, 1997, April 25, 1997, April 28, 1997, April 30,
1997, May 1, 1997, May 5, 1997, May 6, 1997, May 8, 1997, May 9, 1997 and May
12, 1997; newspaper advertisements filed on February 27, 1997, March 6, 1997, March 14, 1997, March 20, 1997, March 21, 1997, March 31, 1997 and April 15,
1997; investor presentation materials filed on February 28, 1997, April 1, 1997, April 9, 1997 and April 22, 1997; letter to GWF Board filed March 26, 1997; sample mailgrams filed March 31, 1997 and April 4, 1997; letter to Institutional Shareholder Services ("ISS") filed April 3, 1997; letter to investor community with respect to ISS's recommendations on the Consent Solicitation (as defined herein) filed April 4, 1997; press kits filed March 20, 1997; letters to analysts filed March 25, 1997; and CEO talking points filed March 25, 1997; and (g) the description of the Ahmanson Rights contained in Item 1 of the Ahmanson Registration Statement on Form 8-A dated August 2, 1988, and any amendment or report updating such description filed on or after the date of this Prospectus to and including the date the Offer is terminated or Shares are accepted for exchange.

  The following documents filed with the Commission by GWF (File No. 1-4075) are incorporated herein by reference: (a) GWF's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 GWF 10-K"); (b) GWF's Current Reports on Form 8-K dated January 22, 1997, January 27, 1997, February 1, 1997, February 20, 1997, March 24, 1997, March 26, 1997, April 3, 1997, April
10, 1997, April 28, 1997, April 30, 1997 and May 5, 1997; (c) GWF's
preliminary Proxy Statement on Schedule 14A dated May 9, 1997; (d) GWF's Reports on Form 10-K/A dated April 30, 1997 and May 9, 1997; (e) GWF's earnings release, dated April 16, 1997, for the period ended March 31, 1997, filed pursuant to Rule 14a-11(c) and 14a-12 of the Exchange Act; (f) the description of GWF Capital Stock contained in the GWF Registration Statement on Form S-8 (File No. 333-12655) filed with the Commission on September 25, 1996, and any amendment or report updating such description filed on or after the date of this Prospectus to and including the date the Offer is terminated or Shares are accepted for exchange; and (g) the description of the Rights contained in Item 1 of the GWF Registration Statement on Form 8-A dated
June 25, 1986, as amended by the Form 8-A/A dated June 30, 1995, and any amendment or report updating such description filed on or after the date of this Prospectus to and including the date the Offer is terminated or Shares are accepted for exchange.

  All documents filed by either Ahmanson or GWF pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO H. F. AHMANSON & COMPANY, 4900 RIVERGRADE ROAD, IRWINDALE, CALIFORNIA 91706, ATTENTION: INVESTOR RELATIONS. TELEPHONE REQUESTS MAY BE DIRECTED TO
(818) 814-7986.
                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AHMANSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AHMANSON OR GWF SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

  THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF AHMANSON FOLLOWING THE CONSUMMATION OF THE PROPOSED MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE PROPOSED MERGER (SEE "INVESTMENT CONSIDERATIONS" AND "BACKGROUND OF THE OFFER--REASONS FOR THE COMBINATION");
(B) THE IMPACT ON REVENUES OF THE PROPOSED MERGER, INCLUDING ESTIMATED ENHANCED REVENUES AND THE IMPACT ON REVENUES OF CONSOLIDATION OF RETAIL BRANCHES AND OTHER OPERATIONS AS PLANNED (SEE "INVESTMENT CONSIDERATIONS" AND "BACKGROUND OF THE OFFER--REASONS FOR THE COMBINATION"); AND (C) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE PROPOSED MERGER (SEE "PRO FORMA COMBINED FINANCIAL INFORMATION"). THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. AMONG THE FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE PROPOSED MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE PROPOSED MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AHMANSON AND GWF ARE GREATER THAN EXPECTED;
(5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE OPERATIONS OF THE COMBINED COMPANY WILL BE CONCENTRATED, ARE LESS FAVORABLE THAN EXPECTED; AND (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF AHMANSON AFTER THE PROPOSED MERGER IS INCLUDED UNDER THE HEADING "INVESTMENT CONSIDERATIONS" AND IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                                    SUMMARY

  The information below is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. As used in this Prospectus, the term "Ahmanson" refers to Ahmanson and, unless the context otherwise requires, its subsidiaries, and the term "GWF" refers to GWF and, unless the context otherwise requires, its subsidiaries. The term "Surviving Corporation" is sometimes used herein to refer to Ahmanson following consummation of the Combination.

AHMANSON

  Ahmanson, a Delaware corporation, conducts its principal business operations through Home Savings of America, FSB, a federally chartered savings bank ("Home Savings"). Although Home Savings has traditionally focused on deposit-taking and residential real estate lending, Home Savings has changed its focus toward becoming a full-service consumer bank. Home Savings' acquisition of 61 First Interstate Bank branches has accelerated Home Savings' progress toward effecting this change. See "Business of Ahmanson".

  At March 31, 1997, Ahmanson had total assets of $49 billion, deposits of $34 billion and stockholders' equity of $2.4 billion. Based on deposits, Ahmanson was at that date the third largest depository institution in California and the 19th largest in the United States. Home Savings maintains its capital levels above the "well capitalized" standards established by the Office of Thrift Supervision.

  Ahmanson has its principal executive offices at 4900 Rivergrade Road, Irwindale, California 91706, telephone number (818) 960-6311.

GWF

  GWF is a savings and loan holding company organized in 1955 under the laws of the State of Delaware. The principal assets of GWF are the capital stock of Great Western Bank, a Federal Savings Bank ("GW Bank"), and Aristar, Inc. ("Aristar"). GW Bank is a federally chartered stock savings bank which has 416 branches in California and Florida. Aristar conducts consumer finance operations through 502 offices in 23 states, which provide direct installment loans and related credit insurance services and purchase retail installment contracts. See "Business of GWF".

  At March 31, 1997, GWF reported total assets of $43 billion, deposits of $28 billion and stockholders' equity of $2.6 billion. Based on deposits, GWF was at that date the fourth largest depository institution in California and the 25th largest in the United States.

  GWF has its principal executive offices at 9200 Oakdale Avenue, Chatsworth, California 91311, telephone number (818) 775-3111.

COMPARISON OF THE AHMANSON AND WAMU OFFERS

  Ahmanson believes that the proposed Combination is superior to the proposed GWF-WAMU Merger proposal in virtually every relevant respect:

Implied Market Values..       The Offer has had a higher implied market value
                              on each of the last 20 trading days as well as a higher average market value for the longer time periods (one and three years) used by GWF's own financial advisers.

Credibility of Projections..  The WAMU projections have been questioned by a number of independent analysts; the Ahmanson projections have not been questioned.

Comparison of Projections
to Other  Transactions......

                              Although WAMU argues that no other transaction can be relevant with respect to projections, the WAMU projections in relation to GWF's net income far exceed those in any other major transaction.

Market Position........       An Ahmanson-GWF entity will have a far stronger
                              market position in California and Florida than a WAMU-GWF entity.

Interest Rate Risk.....       Ahmanson believes that its exposure to interest
                              rate risk is less than WAMU's exposure.

Market Reaction to the
Announcement of  the Merger
Proposal...............       Ahmanson--up 11%; WAMU--down 0.5%.

Ability to Obtain Cost        Ahmanson has substantially greater geographic
Savings................       overlap.

Capital Leveraging:
Interest Rate and  Credit
Risk...................
                              Ahmanson intends to maintain its capital leverage at current levels through a repurchase program that has neither credit nor interest rate risk. WAMU proposes to leverage its balance sheet with additional loans, which creates both credit risk and interest rate risk.

Ownership by GWF
Stockholders in the
 Combined Entity.......       With Ahmanson--62%; with WAMU--50%.

Goodwill Litigation Claim...  Ahmanson has a claim which GWF's financial advisers valued, based on the trading price of securities of another claimant, at $4.36 per share. WAMU has no equivalent claim.

BACKGROUND OF THE OFFER

 The Original Proposal

  On a number of occasions prior to 1996, the current and predecessor chief executive officers of Ahmanson and GWF have informally discussed the possibility of a merger of the two companies, although no agreements, arrangements or understandings resulted from such discussions. These discussions took place against the background of a rapidly changing banking industry undergoing substantial consolidation, primarily as a result of increased competition and a need to reduce costs through economies of scale. In addition, Ahmanson believes that in recent years the two companies have been pursuing compatible business strategies. Both Ahmanson and GWF have initiated a change in focus away from the traditional business of savings institutions toward consumer banking services and fee-based income. In addition, both companies have pursued a strategy of branch acquisitions in selected "core" markets and branch divestitures in non-core markets and have engaged in active capital management through stock repurchases (GWF suspended its stock repurchase program upon announcement of its proposed merger with WAMU).

  On February 17, 1997, Charles R. Rinehart, Chairman of the Board and Chief Executive Officer of Ahmanson, contacted John F. Maher, President and Chief Executive Officer of GWF, and delivered to him a written proposal for a tax-free merger of the two companies pursuant to which each outstanding Share would be converted into 1.05 shares of Ahmanson Common Stock (the "Original Proposal"). Ahmanson subsequently issued a press release publicly disclosing the Original Proposal. The market reacted favorably to the announcement of the Original Proposal, with the Ahmanson Common Stock closing on February 18, 1997 at $44.875, an increase of $4.375 (11%) from its closing price on the previous trading day. Based on that market price, the Original Proposal represented a $12.87 per share, or 38%, premium to the closing price of GWF Common Stock on the preceding day. GWF failed to respond to repeated requests to discuss the terms of the Original Proposal with Ahmanson.

 The GWF/WAMU Merger Agreement

  Following the submission of the Original Proposal by Ahmanson on February 17, 1997, GWF conducted negotiations with and provided confidential information to WAMU and one other party regarding a possible business combination with GWF, and negotiated an increase in WAMU's proposed exchange ratio. GWF refused, however, to enter into any discussions with Ahmanson. On March 5, 1997, GWF and WAMU entered into a merger agreement (the "GWF/WAMU Merger Agreement") pursuant to which GWF would be merged with and into a subsidiary of WAMU and each outstanding share of GWF Common Stock would be converted into 0.9 shares of common stock of WAMU. The Proposed GWF/WAMU Merger is subject to a number of conditions, including among others that all regulatory and stockholder approvals be obtained. These conditions are identical in most material respects to the conditions of the Offer that are not immediately satisfiable by GWF, but the Proposed GWF/WAMU Merger is also subject to an additional condition which would not be a condition to the Offer or the Merger, namely that each of GWF and WAMU shall have received a letter from its accountants to the effect that the GWF/WAMU Merger will qualify for "pooling of interests" accounting treatment.

  The GWF/WAMU Merger Agreement provides for the payment of significant "lock-up" fees in certain circumstances (the "Lock-up Fees"). Ahmanson is challenging the arrangement for Lock-up Fees through litigation in the Delaware Chancery Court, although the consummation of the Offer is not conditioned on the success of Ahmanson's legal challenge. On March 10, 1997, Mr. Rinehart announced that if Ahmanson succeeds in its challenge to the Lock-up Fees and Ahmanson completes a merger with GWF, Ahmanson would return the amount of expenses thereby saved by the combined company by paying a pro rata portion of such savings to stockholders of GWF for each Share converted in the merger with Ahmanson. See "Background of the Offer--Litigation".

  The description in this Prospectus of certain provisions of the GWF/WAMU Agreement is based on publicly filed documents and was not provided by GWF or WAMU. See "The Background of the Offer--The GWF/WAMU Merger Agreement".

 Ahmanson's Enhanced Merger Proposal

  On March 17, 1997, Ahmanson submitted an enhanced proposal (the "Ahmanson Merger Proposal") to GWF for a merger of the two companies pursuant to which each outstanding Share would be converted into between 1.10 and 1.20 shares of Ahmanson Common Stock. The exact exchange ratio would have been determined by the same formula that will determine the Exchange Ratio for the Offer, except that the average market price of Ahmanson Common Stock used to determine the exchange ratio for the Ahmanson Merger Proposal would have been based on the 20 trading days preceding the approval of the proposed merger by the Office of Thrift Supervision (the "OTS"). Based on the closing price of the Ahmanson
Common Stock on [    ], 1997 (and assuming the average closing price of the
Ahmanson Common Stock on the NYSE during the 20-day averaging period were equal to that closing price), the exchange ratio for the Ahmanson Merger Proposal, as for the Offer, would be [ ] and the Ahmanson Merger Proposal would have had an implied market value of $[ ] per Share, or $[ ] per Share over the implied market value of the Proposed GWF/WAMU Merger on such date.

  Although the implied market value of the Ahmanson Merger Proposal is superior to that of the Proposed GWF/WAMU Merger (based on closing market prices on [ ], 1997 and on each of the preceding [ ] trading days), GWF continues to refuse to engage in any discussions with Ahmanson.

  Ahmanson believes that the Ahmanson Merger Proposal represents a unique and compelling opportunity to enhance value for stockholders of both Ahmanson and GWF, allowing the combined company to realize substantial cost savings while enhancing its competitive position in its major markets, generating enhanced revenues and providing improved services and products to its customers. Specifically, Ahmanson believes that a merger of the two companies would (a) result in accretion to cash earnings per share (i.e., reported earnings before amortization of intangibles) of 8% in 1998 and 20% in 1999, and accretion to reported earnings per share of 2% for 1999, (assuming the maximum Exchange Ratio of 1.20), and accretion to cash earnings per share of 14% in 1998 and 27% in 1999 and accretion to reported earnings per share of 5% in 1999 (assuming the minimum Exchange Ratio of 1.10), (b) allow the combined company to realize cost savings estimated at approximately $450 million per year (Ahmanson expects to be able to achieve substantially all of such annual savings within 15 months after closing the Merger), (c) enhance the combined company's competitive position in its major markets in California, where the combined company would rank third (with about $50 billion in deposits), and in Florida, where the combined company would rank fifth (with about $10 billion in deposits),
(d) generate enhanced revenues for the combined company of at least $50 million annually by 1998 and (e) provide additional scale in key business lines (mortgage lending, loan servicing, consumer and small business lending and investment services). See "Background of the Offer--Reasons for the Combination". Based on the advice of Sullivan & Cromwell, special counsel to Ahmanson, as well as Ahmanson's experience in obtaining approvals for other transactions, Ahmanson believes that it will be able to obtain the regulatory approvals required for the Combination on a timely basis and without imposition of any condition that would have a material adverse effect on the combined company. See "The Offer--Regulatory Approvals Condition".

  Ahmanson believes that GWF's asserted reasons for favoring the Proposed GWF/WAMU Merger were erroneous in a number of significant respects. There is no indication in GWF's public filings that the GWF Board considered the consistently higher implied market value of the Ahmanson Merger Proposal relative to the Proposed GWF/WAMU Merger. Ahmanson also believes that an Ahmanson/GWF merger can generate, through cost savings and revenue enhancements, considerably greater cash earnings per GWF Share than the Proposed GWF/WAMU Merger. See "Background of the Offer--Comparison of the Proposals".


THE OFFER

  Ahmanson hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"), to exchange a number of shares of Ahmanson Common Stock equal to the Exchange Ratio, with cash being paid in lieu of fractional shares, for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The term "Expiration Date" shall mean 12:00 midnight, New York City
time, on [      ], 1997, unless and until Ahmanson extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Ahmanson, shall expire. Each tendering stockholder who would otherwise be entitled to a fractional share of Ahmanson Common Stock will receive cash in an amount (rounded to the nearest $.01) equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the per share closing price of Ahmanson Common Stock on the NYSE on the NYSE trading day immediately preceding the date such stockholder's Shares are accepted for exchange by Ahmanson. See "The Offer--General".

  The purpose of the Offer is for Ahmanson to acquire control of, and thereafter the entire common equity interest in, GWF. Ahmanson intends, as promptly as practicable after consummation of the Offer, to seek to have GWF consummate the Merger in which each outstanding Share (except for treasury shares of GWF and Shares beneficially owned directly or indirectly by Ahmanson or its subsidiaries other than in a fiduciary capacity) would be converted into a number of shares of Ahmanson Common Stock equal to the Exchange Ratio. See "The Offer--Purpose of the Offer; the Merger".

  Ahmanson's obligation to exchange shares of Ahmanson Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Ahmanson Stockholder Approval Condition, the Rights Plan and DGCL 203 Condition, the GWF/WAMU Merger Agreement Condition and the Regulatory Approvals Condition (in each case as defined on the cover page of this Prospectus) and the other conditions set forth under "The Offer--Certain Other Conditions to the Offer". The conditions to the Offer that are not immediately satisfiable by GWF are identical in all material respects to the conditions to the competing proposal to effect the Proposed GWF/WAMU Merger, including among others that all regulatory and stockholder approvals be obtained, although the competing proposal is also subject to an additional condition which is not a condition to the Offer, namely that each of GWF and WAMU shall have received a letter from its accountants to the effect that the Proposed GWF/WAMU Merger will qualify for "pooling of interests" accounting treatment.

  Subject to the applicable rules and regulations of the Commission, Ahmanson expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer or to amend or terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied. Ahmanson reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the conditions to the Offer (other than the Ahmanson Stockholder Approval Condition and the Regulatory Approvals Condition). Although Ahmanson reserves the right to do so, Ahmanson does not currently intend to waive the Rights Plan and DGCL 203 Condition (insofar as it relates to Section 203 of the DGCL) unless it determines that doing so would not prevent it from consummating the Merger promptly after consummating the Offer; Ahmanson also does not currently intend to waive the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) unless it determines that the dilution to Ahmanson's stockholders that would result from the Rights becoming exercisable as a consequence of the Offer and the Merger would not be material in the context of the entire transaction. See "The Offer--Minimum Tender Condition," "--Ahmanson Stockholder Approval Condition," "--Rights Plan and DGCL 203 Condition," "--GWF/WAMU Merger Agreement Condition," "--Regulatory Approvals Condition" and "--Certain Other Conditions of the Offer". Waiver or amendment of any of these conditions may require an extension of the Offer.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has been satisfied or waived. Unless the GWF Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. See "The Offer--Rights Plan and DGCL 203 Condition".

 Timing of the Offer

  The Offer is currently scheduled to expire on [ ], 1997; however, it is Ahmanson's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment". Ahmanson expects that the Ahmanson Stockholder Approval Condition will be satisfied by [ ], 1997 (the date on which it has called a special meeting of its stockholders (the "Ahmanson Meeting") to approve the Ahmanson Charter Amendment and the issuance of shares of Ahmanson Common Stock pursuant to the Offer and the Merger) and that the other conditions to the Offer will be satisfied once the Regulatory Approvals Condition, the GWF/WAMU Merger Agreement Condition and the Rights Plan and DGCL 203 Condition are satisfied.

  The Offer is conditioned on obtaining all required regulatory approvals (the "Requisite Regulatory Approvals"). The principal Requisite Regulatory Approval is approval of the OTS under the Home Owners' Loan Act. As described under "The Offer--Regulatory Approvals Condition", Ahmanson filed an application seeking this OTS approval on February 24, 1997, and understands that the OTS does not intend to hold any public hearing with respect to the OTS application. Based on the advice of Sullivan & Cromwell, special counsel to Ahmanson, as well as Ahmanson's experience in obtaining approvals for other transactions, Ahmanson believes that it will be able to obtain the OTS approval on a timely basis and in a time frame substantially identical to that in which WAMU would be able to obtain the OTS approval required for the Proposed GWF/WAMU Merger and without the imposition of any condition that would have a material adverse effect on the combined company. However, the regulatory approval process is such that Ahmanson can give no definitive assurance that any Requisite Regulatory Approval will be obtained or, if obtained, will be obtained on a timely basis and without the imposition of other material conditions. See "The Offer-- Regulatory Approvals Condition".

  If GWF schedules a special stockholders meeting (the "GWF Special Meeting") to vote on the GWF/WAMU Merger Agreement and GWF's stockholders do not approve the GWF/WAMU Merger Agreement, the GWF/WAMU Merger Agreement Condition would then be satisfied. Ahmanson believes that at that point (and in light of the GWF stockholders' ability, if necessary, to adopt a by-law accelerating the next annual meeting of GWF stockholders to January 2, 1998 and to elect a majority of the Board of Directors, including those to be elected at the GWF Annual Meeting, by that date), the Board of Directors of GWF (the "GWF Board") would respect the vote of GWF's stockholders and remove the obstacles it is maintaining to the Offer and the Merger, thereby satisfying the Rights Plan and DGCL 203 Condition. Ahmanson also intends to pursue its currently pending litigation in order to satisfy the Rights Plan and DGCL 203 Condition. For further information about the Rights Plan and DGCL 203 Condition and Ahmanson's plans for satisfying it, see "The Offer--Rights Plan and DGCL 203 Condition".

 Extension, Termination and Amendment

  Ahmanson expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Ahmanson will exercise its right to extend the Offer. However, it is Ahmanson's current intention to extend the Offer until all conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment". During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Shares. See "The Offer-- Withdrawal Rights".

 Exchange of Shares; Delivery of Ahmanson Common Stock

  Upon the terms and subject to the conditions of the Offer, the acceptance for exchange and the exchange of all outstanding Shares validly tendered and not withdrawn will be made promptly after the Expiration Date. See "The Offer-- Exchange of Shares; Delivery of Ahmanson Common Stock".

 Withdrawal Rights

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for exchange by Ahmanson
pursuant to the Offer, may also be withdrawn at any time after [      ], 1997.
See "The Offer--Withdrawal Rights".

 Procedure for Tendering

  For a stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case prior to the Expiration Date, or (ii) such stockholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering". As noted above, stockholders will be required to tender one

Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition has been satisfied or waived. Unless the GWF Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Certain Federal Income Tax Consequences

  In the opinion of Sullivan & Cromwell, special counsel to Ahmanson, exchanges of Shares for Ahmanson Common Stock pursuant to the Offer and the Merger will be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss will be recognized by holders of Shares upon such exchanges, except with respect to the receipt of cash in lieu of fractional shares of Ahmanson Common Stock. This opinion is based on Sullivan & Cromwell's view that the Offer and the Merger should be treated as a single transaction and on certain assumptions, including that (a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in Ahmanson by holders owning a significant percentage of the stock of GWF prior to the consummation of the Offer) will be satisfied, taking into account any holders that exercise dissenters' rights, if any, (b) Ahmanson will continue GWF's historic business or will use a significant portion of GWF's historic business assets in a business and (c) the Offer and the Merger will generally be consummated as contemplated by this Prospectus. Although there are currently no binding agreements that would ensure that the stockholders of GWF will have a continuing equity interest in Ahmanson following the consummation of the Combination, Ahmanson believes that it is likely that the stockholders of GWF will retain a sufficient amount of stock of Ahmanson to satisfy the continuity of interest requirement.

  In rendering their opinion, Sullivan & Cromwell have further assumed that (a) upon consummation of the Offer, there will be no significant contingencies preventing the prompt consummation of the Merger, (b) upon consummation of the Offer, Ahmanson will not have waived any of the conditions relating to its obligation to consummate the Offer in a manner that could prevent a prompt consummation of the Merger, (c) the Merger will in fact be consummated promptly after the consummation of the Offer and in no event more than one year after the consummation of the Offer and (d) either GWF will have, at the time the Offer is consummated, entered into an agreement with Ahmanson requiring Ahmanson to effect the Merger or the "binding commitment" test discussed below will not apply to the Offer and the Merger. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the absence of the Merger would mean that the Offer was not part of a reorganization.

  In deciding whether two steps are part of a single transaction qualifying as a reorganization, some courts have applied the so-called "binding commitment" test. Under that test, two steps will be integrated only if, at the time that the first step is consummated, there is a binding commitment to consummate the second step. If the "binding commitment" test were applied to the Offer and the Merger and GWF has not at the time the Offer is consummated entered into an agreement with Ahmanson requiring Ahmanson to effect the Merger, the Offer and the Merger would not be treated as a single transaction, and the Offer would not qualify as part of a reorganization. Although the matter is not free from doubt, in the opinion of Sullivan & Cromwell, the "binding commitment" test should not be applied to determine whether the Offer and the Merger should be treated as a single transaction.

  Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by Ahmanson or GWF as a result of the Offer and the Merger.

  If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, no gain or loss will be recognized by a U.S. Holder (as defined under "The Offer--Certain Federal Income Tax Consequences"), except with respect to a U.S. Holder who receives cash in lieu of fractional shares of Ahmanson Common Stock.

  If the Merger is not consummated, or if the Merger is consummated but the Offer is treated as a separate transaction for federal income tax purposes, exchanges pursuant to the Offer will be taxable transactions for federal income tax purposes. In that case, each U.S. Holder exchanging Shares for shares of Ahmanson Common Stock pursuant to the Offer will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of Ahmanson Common Stock received by such U.S. Holder pursuant to the Offer and any cash received by such U.S. Holder in lieu of fractional shares of Ahmanson Common Stock.

  If the Offer is a taxable transaction, the Merger itself would be a reorganization within the meaning of Section 368(a)(1)(A) of the Code if the continuity of interest requirement is satisfied in the Merger. For advance ruling purposes, guidelines published by the Internal Revenue Service would require that stockholders of GWF receive in the Merger stock of Ahmanson having a value equal to at least 50% of the value of all of the stock of GWF outstanding prior to the Merger. If the Offer is treated as a separate transaction for federal income tax purposes, however, stock of GWF held by Ahmanson prior to the Merger as a result of the Offer should count towards establishing that the Merger satisfies the continuity of interest requirement. If the continuity of interest requirement is satisfied in the Merger, a U.S. Holder receiving Ahmanson Common Stock in the Merger would be subject to the rules concerning reorganizations described above with respect to such Ahmanson Common Stock, but not with respect to any Ahmanson Common Stock received by such U.S. Holder pursuant to the Offer.

  All stockholders should carefully read the discussion of the material federal income tax consequences of the Offer under "The Offer--Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

 Effect of Offer on Market for Shares

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed on the NYSE, the PSE and the London Stock Exchange. Depending on the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing, and the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for margin loans made by brokers. See "The Offer--Effect of Offer on Market for Shares; Registration Under the Exchange Act".

  For a description of the treatment of Shares and of shares of preferred stock of GWF in the Merger, see "The Offer--Purpose of the Offer; the Merger".

ACCOUNTING TREATMENT

  If the Combination is consummated, Ahmanson would account for the acquisition of GWF using the purchase method of accounting. Accordingly, the consideration to be paid in the Combination would be allocated to assets acquired and liabilities assumed based on their estimated fair values at the consummation date. Net income (or loss) of GWF prior to the consummation date would not be included in net income of the combined company. See "Background of the Offer--Reasons for the Combination--Purchase Accounting; Stock Repurchase Program".

COMPARISON OF RIGHTS OF THE HOLDERS OF GWF COMMON STOCK AND AHMANSON COMMON
STOCK

  Assuming the Combination is consummated, stockholders of GWF would become stockholders of Ahmanson. As each of GWF and Ahmanson is organized under the laws of Delaware, differences in the rights of the holders of Ahmanson Common Stock and GWF Common Stock arise solely from various provisions of the certificate of incorporation and by-laws of each of GWF and Ahmanson, and from differences between the Rights Agreement, dated June 27, 1995 (the "GWF Rights Plan"), between GWF and First Chicago Trust Company of New York, as Rights Agent, and the Rights Agreement, dated as of July 26, 1988, between Ahmanson and Union Bank, as Rights Agent (the "Ahmanson Rights Plan"). For a discussion of certain similarities and differences between the rights of holders of GWF Common Stock and the rights of holders of Ahmanson Common Stock, see "Comparison of Rights of Holders of GWF Common Stock and Ahmanson Common Stock".

DESCRIPTION OF AHMANSON CAPITAL STOCK

  The authorized capital stock of Ahmanson consists of 220,000,000 shares of Ahmanson Common Stock, par value $.01 per share (which would be increased to 350,000,000 if the Ahmanson Charter Amendment is approved), and 10,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 1997, there were 100,595,547 shares of Ahmanson Common Stock, 780,000 shares of 8.40% Preferred Stock, Series C, and 575,000 shares of 6% Cumulative Convertible Preferred Stock, Series D, of Ahmanson issued and outstanding (such series of preferred stock, the "Ahmanson Preferred Stock"). The outstanding shares of Ahmanson Preferred Stock are represented by depositary shares (the "Ahmanson Depositary Shares"), which are listed on the NYSE. 1,100,000 shares of Junior Participating Cumulative Preferred Stock are designated but unissued with respect to the Ahmanson Rights Plan.

  At the Ahmanson Meeting, holders of Ahmanson Common Stock would be asked to consider and vote upon the Ahmanson Charter Amendment. The Ahmanson Charter Amendment is necessary to permit the issuance of Ahmanson Common Stock required for completion of the Offer and the Merger.

  Holders of shares of Ahmanson Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of the outstanding Ahmanson Preferred Stock, holders of shares of Ahmanson Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Ahmanson available for distribution to stockholders. Ahmanson may not declare any dividends on the Ahmanson Common Stock unless full preferential amounts to which holders of the Ahmanson Preferred Stock are entitled have been paid or declared and set apart for payment. Ahmanson is also subject to certain contractual and regulatory restrictions on the payment of dividends.

  Each share of Ahmanson Common Stock currently has attached thereto stock purchase rights ("Ahmanson Rights") issued under the Ahmanson Rights Plan.

  For additional information concerning the capital stock of Ahmanson, see "Description of Ahmanson Capital Stock".

MARKET PRICES

  The Ahmanson Common Stock is listed on the NYSE and the PSE under the symbol "AHM" and the GWF Common Stock is listed on the NYSE and the PSE under the
symbol "GWF" and on the London Stock Exchange. On [      ], 1997, the last
trading day prior to the date of this Prospectus, the closing price per share
of Ahmanson Common Stock was $[     ] and the closing price per Share was
$[ ]. Based on the closing price of the Ahmanson Common Stock on such date (and assuming the average closing price of the Ahmanson

Common Stock on the NYSE during the Averaging Period is equal to the closing
price on such date), the Exchange Ratio would be [    ] and the Offer would
have an implied market value of $[    ] per Share. This represents a premium of
$[   ] per Share, or [  ]%, over the implied market value of the Proposed
GWF/WAMU Merger on such date. On each of the [  ] trading days preceding
[    ], 1997, the implied market value of the Ahmanson Merger Proposal was higher than the implied market value of the Proposed GWF/WAMU Merger.

  Changes in the market price of Ahmanson Common Stock before the date the Shares are accepted for exchange by Ahmanson pursuant to the Offer would affect the number of shares or the market value of Ahmanson Common Stock to be received in the Offer. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE AHMANSON COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EXPIRATION DATE OR THE DATE OF SUCH ACCEPTANCE BY AHMANSON. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AHMANSON COMMON STOCK AND THE SHARES.

THE EXCHANGE AGENT

  [      ] has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering stockholder of Shares or his broker, dealer, bank or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

  Requests for information or assistance concerning the Offer may be directed to the Dealer Managers or the Information Agent at their addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

ACTIONS RELATED TO THE OFFER

 OTS Application

  On February 24, 1997, Ahmanson filed an application with the OTS seeking the Requisite Regulatory Approval of the OTS. See "The Offer--Regulatory Approvals Condition".

 The Consent Solicitation

  Prior to Ahmanson's announcement of the Offer, Ahmanson conducted a solicitation of written consents from GWF stockholders to various proposals. A description of these proposals and a summary of the results of the consent solicitation are set forth under "Background of the Offer--Actions Related to the Offer--The Consent Solicitation".

 The Proxy Solicitation

  On February 18, 1997, Ahmanson announced that it intended to solicit proxies from stockholders of GWF to elect as directors of GWF at the 1997 annual meeting of stockholders of GWF (the "GWF Annual Meeting") three persons nominated by Ahmanson and committed to pursuing merger proposals with a view to maximizing stockholder value (the "Ahmanson Nominees"). The Ahmanson Nominees have agreed that as directors of GWF they will act "on behalf of all of the stockholders of Great Western . . . and will in no way be controlled by or acting at the direction of Ahmanson". Ahmanson has also proposed for adoption at the GWF Annual Meeting five amendments to the by-laws of GWF (the "GWF By-laws") intended to ensure that Ahmanson's proposal for a merger with GWF is dealt with fairly and in accordance with sound principles of corporate governance and that the views of GWF stockholders and the Ahmanson Nominees are considered by the entire GWF Board. GWF has scheduled the GWF Annual Meeting for June 13, 1997. See "Background of the Offer--Actions Related to the Offer-- The Proxy Solicitation" and "--Litigation".

CAPITALIZATION OF AHMANSON

  The following table sets forth the capitalization of Ahmanson and its subsidiaries as of March 31, 1997 and as adjusted to give effect to the Combination based on (a) the issuance of 161,189,772 shares of Ahmanson Common Stock, assuming an Exchange Ratio of 1.20 and the closing market price of Ahmanson Common Stock of $39.375 on May 9, 1997 and assuming that none of the outstanding options on GWF Common Stock are exercised, (b) the conversion of GWF 8.30% Preferred Stock (as defined herein) into New Ahmanson 8.30% Preferred Stock (as defined herein) and (c) the additional assumptions described under "Pro Forma Combined Financial Information".

                                                   MARCH 31,    MARCH 31,
                                                     1997         1997
                                                   (ACTUAL)    (ADJUSTED)
                                                  -----------  -----------
                                                        (IN THOUSANDS)
Deposits and borrowings(1)
  Deposits....................................... $34,399,125  $62,557,456
  Short-term borrowings under agreements to
   repurchase securities sold....................   2,325,000    6,808,584
  Other short-term borrowings....................     458,640    1,745,582
  FHLB advances..................................   2,435,918    4,234,216
  FHLB notes.....................................     900,000      900,000
  Other term notes...............................   3,238,489    3,238,489
  Medium-term floating rate notes................     299,259      299,259
  Subordinated debt..............................     721,785      721,785
  Senior debt....................................     248,084      248,084
  GWF long-term borrowings.......................         --     3,092,335
  Other long-term borrowings.....................       3,919        3,919
                                                  -----------  -----------
    Total deposits and borrowings................  45,030,219   83,849,709
Company-obligated mandatorily redeemable capital
 securities of subsidiary trust..................     148,335      548,335
Preferred stock, $.01 par value; authorized
 10,000,000 shares:
  8.40% Series C, outstanding 780,000 shares;
   liquidation preference $195,000...............     195,000      195,000
  6% Cumulative Convertible Series D, outstanding
   575,000 shares; liquidation preference
   $287,500......................................     287,500      287,500
  8.30% Cumulative Preferred stock, outstanding
   660,000 shares; liquidation preference
   $165,000......................................         --       165,000
Common stock, $.01 par value; authorized
 220,000,000 shares(2):
 outstanding 100,595,547 after deducting
 19,533,362 shares in treasury...................       1,006        2,623
Additional paid-in capital.......................     119,434    6,464,673
Net unrealized loss on securities available for
 sale, net of taxes..............................    (121,123)    (121,123)
Retained earnings................................   1,919,964    1,919,964
                                                  -----------  -----------
                                                    2,401,781    8,913,637
Unearned compensation............................      (2,839)      (2,839)
                                                  -----------  -----------
    Total stockholders' equity...................   2,398,942    8,910,798
                                                  -----------  -----------
    Total capitalization......................... $47,577,496  $93,308,842
                                                  ===========  ===========

--------
(1) Deposits and borrowings are subject to fluctuation from time to time.
(2) After giving effect to the Ahmanson Charter Amendment, Ahmanson's authorized shares of Ahmanson Common Stock would be 350,000,000.

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following table sets forth certain historical, pro forma combined and pro forma equivalent per share financial information for the common stock of Ahmanson and of GWF. The pro forma amounts included in the table assume completion of the Combination and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described under "Pro Forma Combined Financial Information". This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Ahmanson and GWF included in the documents described under "Incorporation of Certain Information by Reference" (but which, in the case of GWF, are not covered by the report of GWF's independent accountants for purposes of this Prospectus) and the pro forma combined financial statements and accompanying discussion and notes set forth under "Pro Forma Combined Financial Information". The pro forma amounts in the table below are presented for information purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the Combination been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. In particular, Ahmanson expects to achieve significant cost savings as a result of the Combination. These annual cost savings, if they are realized (which cannot be assured as to amount or timing), would significantly reduce noninterest expense and increase net income. Additionally, Ahmanson believes that opportunities exist to enhance certain revenues through the expansion of consumer and business loans, cash management services, retail banking and investment sales generated through GW Bank branches. These revenue enhancements, if they are realized (which cannot be assured as to amount or timing), would increase net interest income or fee income and increase net income. See "Background of the Offer; Reasons for the Combination". No adjustment has been included in the pro forma amounts for such cost savings or revenue enhancements.

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1997   DECEMBER 31, 1996
                                           ------------------ -----------------
   AHMANSON COMMON STOCK
   INCOME PER COMMON SHARE (FULLY
   DILUTED):
     Historical..........................        $ 0.87            $ 0.91(1)
     Pro forma combined..................          0.44              0.14
   DIVIDENDS DECLARED PER COMMON SHARE:
     Historical..........................        $ 0.22            $ 0.88
     Pro forma combined(2)...............          0.22              0.88
   BOOK VALUE PER COMMON SHARE (AT PERIOD
   END):
     Historical..........................        $19.05            $19.09
     Pro forma combined(3)...............         31.57               --
   GWF COMMON STOCK
   INCOME PER COMMON SHARE (FULLY
   DILUTED):
     Historical..........................        $ 0.44            $ 0.69(1)
     Pro forma equivalent(4).............          0.53              0.17
   DIVIDENDS DECLARED PER COMMON SHARE:
     Historical..........................        $ 0.25            $ 0.98
     Pro forma equivalent(4).............          0.26              1.06
   BOOK VALUE PER COMMON SHARE (AT PERIOD
   END):
     Historical..........................        $17.55            $17.63
     Pro forma equivalent(4).............         37.88               --

-------
(1) Income per common share for both Ahmanson and GWF in 1996 was significantly affected by a special assessment in the third quarter to recapitalize the Savings Association Insurance Fund which was mandated by federal legislation.
(2) Amounts represent historical dividends per common share. For a discussion of Ahmanson's current and future dividend policy, see "Market Prices and Dividends--Ahmanson".

(3) Amount is calculated by dividing total pro forma common stockholders' equity by the sum of total outstanding shares of Ahmanson Common Stock plus new shares of Ahmanson Common Stock to be issued in the Combination (based on the number of shares of GWF Common Stock outstanding at March 31, 1997, excluding Shares beneficially owned by Ahmanson, and an assumed Exchange Ratio of 1.20).

(4) Amounts are calculated by multiplying Ahmanson's pro forma combined amounts by an assumed Exchange Ratio of 1.20.

SELECTED CONSOLIDATED FINANCIAL DATA OF AHMANSON

  The selected consolidated financial data of Ahmanson set forth below have been derived from the audited consolidated financial statements of Ahmanson for each of the years in the five-year period ended December 31, 1996 and the condensed consolidated statement of financial condition (unaudited) and condensed consolidated statement of operations (unaudited) at and for the three months ended March 31, 1997. The selected consolidated financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the financial statements and accompanying notes contained in the 1996 Ahmanson 10-K and Ahmanson's Current Report on Form 8-K dated April 8, 1997, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference".

                                                                 AT DECEMBER 31,
                                           -----------------------------------------------------------
                         AT MARCH 31, 1997    1996        1995        1994        1993        1992
                         ----------------- ----------- ----------- ----------- ----------- -----------
                                                        (IN THOUSANDS)
SUMMARY OF FINANCIAL
 CONDITION
 Cash and investment
  securities............    $ 1,423,531    $ 1,876,435 $ 1,645,450 $ 2,773,573 $ 3,906,044 $ 2,362,563
 Loans and mortgage-
  backed securities.....     45,338,937     46,085,670  47,407,521  48,791,165  44,624,365  42,878,383
 Real estate............        381,119        395,428     460,421     475,264     623,519   1,127,271
 Premises and
  equipment.............        412,652        424,567     410,947     614,817     673,879     686,693
 Goodwill and other
  intangible assets.....        298,887        308,083     147,974     468,542     428,444     478,017
 Other assets...........        842,000        811,861     457,273     603,432     614,994     607,580
                            -----------    ----------- ----------- ----------- ----------- -----------
   Total assets.........    $48,697,126    $49,902,044 $50,529,586 $53,726,793 $50,871,245 $48,140,507
                            ===========    =========== =========== =========== =========== ===========
 Deposits...............    $34,399,125    $34,773,945 $34,244,481 $40,655,016 $38,018,653 $39,273,192
 Borrowings.............     10,631,094     11,580,521  12,236,428   9,176,085   8,879,345   4,978,583
 Other liabilities......      1,119,630        966,116     991,755     931,091   1,024,216   1,143,088
 Company-obligated
  Capital Securities of
  Subsidiary Trust......        148,335        148,413         --          --          --          --
 Stockholders' equity...      2,398,942      2,433,049   3,056,922   2,964,601   2,949,031   2,745,644
                            -----------    ----------- ----------- ----------- ----------- -----------
   Total liabilities,
    Company-obligated
    Capital Securities
    of Subsidiary Trust
    and stockholders'
    equity..............    $48,697,126    $49,902,044 $50,529,586 $53,726,793 $50,871,245 $48,140,507
                            ===========    =========== =========== =========== =========== ===========

                                                           YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------
                         THREE MONTHS ENDED
                           MARCH 31, 1997      1996       1995        1994       1993        1992
                         ------------------ ---------- ----------  ---------- ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 Interest income........      $862,103      $3,514,795 $3,699,091  $3,095,375 $3,003,422  $3,428,979
 Interest expense.......       544,484       2,262,281  2,472,336   1,798,454  1,666,350   2,070,413
                              --------      ---------- ----------  ---------- ----------  ----------
 Net interest income....       317,619       1,252,514  1,226,755   1,296,921  1,337,072   1,358,566
 Provision for loan
  losses................        24,223         144,924    119,111     176,557    574,970     367,366
                              --------      ---------- ----------  ---------- ----------  ----------
 Net interest income
  after provision for
  loan losses...........       293,396       1,107,590  1,107,644   1,120,364    762,102     991,200
 Gain on sales of
  retail deposit branch
  systems...............        15,956           6,861    514,671      77,901        --          --
 Other noninterest
  income................        72,913         244,937    183,738     182,455    317,828     266,857
 SAIF recapitalization
  assessment............           --          243,862        --          --         --          --
 Other noninterest
  expense...............       217,130         934,968    981,407     970,050  1,299,996     968,443
                              --------      ---------- ----------  ---------- ----------  ----------
 Income (loss) before
  provision for income
  taxes (benefit),
  extraordinary loss
  and cumulative effect
  of accounting
  changes...............       165,135         180,558    824,646     410,670   (220,066)    289,614
 Provision for income
  taxes (benefit).......        62,042          35,300    373,700     173,312    (82,034)    133,222
                              --------      ---------- ----------  ---------- ----------  ----------
 Income (loss) before
  extraordinary loss
  and cumulative effect
  of accounting
  changes...............       103,093         145,258    450,946     237,358   (138,032)    156,392
 Extraordinary loss on
  early extinguishment
  of debt (net of tax
  benefit)..............           --              --         --          --     (21,607)        --
 Cumulative effect of
  changes in accounting
  for goodwill (1995)
  and income taxes
  (1992)................           --              --    (234,742)        --         --       47,677
                              --------      ---------- ----------  ---------- ----------  ----------
 Net income (loss)......      $103,093      $  145,258 $  216,204  $  237,358 $ (159,639) $  204,069
                              ========      ========== ==========  ========== ==========  ==========
PER SHARE INFORMATION--
 COMMON SHARE
 Primary--
   Income (loss) before
    extraordinary loss
    and cumulative
    effect of accounting
    changes.............      $   0.93      $     0.91 $     3.39  $     1.59 $    (1.51) $     1.19
   Net income (loss)....          0.93            0.91       1.40        1.59      (1.69)       1.60
 Fully diluted--
   Income (loss) before
    extraordinary loss
    and cumulative
    effect of accounting
    changes.............          0.87            0.91       3.20        1.58      (1.51)       1.19
   Net income (loss)....          0.87            0.91       1.40        1.58      (1.69)       1.60
 Book value at period
  end...................         19.05           19.09      20.75       19.70      19.61       22.04
 Tangible book value at
  period end............         17.29           17.31      19.47       15.70      15.94       17.94
 Dividends..............          0.22            0.88       0.88        0.88       0.88        0.88

SELECTED CONSOLIDATED FINANCIAL DATA OF GWF

  The selected consolidated financial data of GWF set forth below have been derived from the audited consolidated financial statements of GWF for each of the years in the five-year period ended December 31, 1996 and the consolidated statement of financial condition (unaudited) and the consolidating statement of operations (unaudited) at and for the three months ended March 31, 1997. The selected consolidated financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and accompanying notes contained in the 1996 GWF 10-K (which, for purposes of this Prospectus, is not covered by the report of GWF's independent accountants) and GWF's earnings release dated April 16, 1997 for the period ended March 31, 1997, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference".

                                                                 AT DECEMBER 31,
                                           -----------------------------------------------------------
                         AT MARCH 31, 1997    1996        1995        1994        1993        1992
                         ----------------- ----------- ----------- ----------- ----------- -----------
                                                        (IN THOUSANDS)
SUMMARY OF FINANCIAL
 CONDITION
  Cash and securities...    $ 2,448,310    $ 2,491,521 $ 2,527,978 $ 2,371,701 $ 2,154,132 $ 1,974,858
  Loans and mortgage-
   backed securities....     38,746,654     38,611,743  39,690,790  37,647,975  33,850,799  33,752,661
  Real estate...........        115,149        159,997     217,112     256,967     434,077   1,153,383
  Other assets..........      1,567,790      1,611,311   2,150,884   1,941,614   1,909,352   1,558,284
                            -----------    ----------- ----------- ----------- ----------- -----------
    Total assets........    $42,877,903    $42,874,572 $44,586,764 $42,218,257 $38,348,360 $38,439,186
                            ===========    =========== =========== =========== =========== ===========
  Deposits..............    $28,158,331    $28,586,773 $29,234,928 $28,700,947 $31,531,563 $30,908,665
  Borrowings............     10,661,159     10,501,813  11,345,634  10,120,660   3,479,341   4,151,052
  Other liabilities.....      1,073,343      1,090,786   1,083,726     912,864     914,055     929,735
  Company-obligated
   Capital Securities of
   Subsidiary Trust.....        400,000        100,000     100,000         --          --          --
  Stockholders' equity..      2,585,070      2,595,200   2,822,476   2,483,786   2,423,401   2,449,734
                            -----------    ----------- ----------- ----------- ----------- -----------
 Total liabilities,
  Company-obligated
  Capital Securities of
  Subsidiary Trust and
  stockholders' equity..    $42,877,903    $42,874,572 $44,586,764 $42,218,257 $38,348,360 $38,439,186
                            ===========    =========== =========== =========== =========== ===========

                                                           YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------
                         THREE MONTHS ENDED
                           MARCH 31, 1997      1996       1995       1994       1993       1992
                         ------------------ ---------- ---------- ---------- ---------- ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
  Interest income.......      $784,258      $3,233,931 $3,238,711 $2,629,718 $2,680,784 $3,091,093
  Interest expense......       446,094       1,855,914  1,936,582  1,307,448  1,297,930  1,668,731
                              --------      ---------- ---------- ---------- ---------- ----------
  Net interest income...       338,164       1,378,017  1,302,129  1,322,270  1,382,854  1,422,362
  Provision for loan
   losses...............        40,390         208,971    187,700    207,200    463,000    420,000
                              --------      ---------- ---------- ---------- ---------- ----------
  Net interest income
   after provision for
   loan losses..........       297,774       1,169,046  1,114,429  1,115,070    919,854  1,002,362
  Noninterest income....        95,324         331,825    327,668    367,897    327,855    282,131
  SAIF recapitalization
   assessment...........           --          188,359        --         --         --         --
  Other noninterest
   expense..............       278,395       1,125,890  1,019,975  1,076,433  1,155,662  1,188,981
                              --------      ---------- ---------- ---------- ---------- ----------
  Income before
   provision for income
   taxes and cumulative
   effect of accounting
   change...............       114,703         186,622    422,122    406,534     92,047     95,512
  Provision for income
   taxes................        49,000          70,800    161,100    155,300     30,000     41,600
                              --------      ---------- ---------- ---------- ---------- ----------
  Income before
   cumulative effect of
   accounting change....        65,703         115,822    261,022    251,234     62,047     53,912
  Cumulative effect of
   change in accounting
   for income taxes and
   post-retirement
   benefits.............           --              --         --         --         --      31,094
                              --------      ---------- ---------- ---------- ---------- ----------
  Net income............      $ 65,703      $  115,822 $  261,022 $  251,234 $   62,047 $   85,006
                              ========      ========== ========== ========== ========== ==========
PER SHARE INFORMATION--
 COMMON SHARE
  Primary--
   Income before
    cumulative effect of
    accounting change...      $   0.44      $     0.69 $     1.72 $     1.69 $     0.28 $     0.30
   Net income...........          0.44            0.69       1.72       1.69       0.28       0.53
  Fully diluted--
   Income before
    cumulative effect of
    accounting change...          0.44            0.69       1.71       1.69       0.28       0.30
 Net income.............          0.44            0.69       1.71       1.69       0.28       0.53
  Book value at period
   end..................         17.55           17.63      18.42      16.30      16.05      16.48
  Tangible book value at
   period end...........         15.54           15.55      16.06      13.59      12.80      14.01
  Dividends.............          0.25            0.98       0.92       0.92       0.92       0.91

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table sets forth certain selected historical financial data for Ahmanson and GWF and selected pro forma combined financial data. The pro forma amounts included in the table below assume completion of the Combination based on an assumed Exchange Ratio of 1.20 at the closing price per share of Ahmanson Common Stock on May 9, 1997 and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described under "Pro Forma Combined Financial Information". This information should be read in conjunction with and is qualified in its entirety the consolidated financial statements and accompanying notes of Ahmanson and GWF included in the documents described under "Incorporation of Certain Information by Reference" (but which, in the case of GWF, are not covered by the report of GWF's independent accountants for purposes of this Prospectus) and the pro forma combined financial statements and accompanying discussion and notes set forth under "Pro Forma Combined Financial Information". The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the Combination been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the Surviving Corporation. In particular, Ahmanson expects to achieve significant cost savings as a result of the Combination. These annual cost savings, if they are realized (which cannot be assured as to amount or timing), would significantly reduce noninterest expense and increase net income. Additionally, Ahmanson believes that opportunities exist to enhance certain revenues through the expansion of consumer and business loans, cash management services, retail banking and investment sales generated through GW Bank branches. These revenue enhancements, if they are realized (which cannot be assured as to amount or timing), would increase net interest income or fee income and increase net income. See "Background of the Offer--Reasons for the Combination". No adjustment has been included in the pro forma amounts for such cost savings or revenue enhancements.

                         THREE MONTHS ENDED MARCH 31, 1997       YEAR ENDED DECEMBER 31, 1996
                         -------------------------------------- -------------------------------
                              HISTORICAL                            HISTORICAL
                         ------------------------  PRO FORMA    ------------------- PRO FORMA
                          AHMANSON       GWF        COMBINED    AHMANSON     GWF     COMBINED
                         ------------ ----------- ------------- ------------------- -----------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME
  Net interest income...  $     317.6 $     338.2  $     655.8  $ 1,252.5 $ 1,378.0 $ 2,630.5
  Provision for loan
   losses...............         24.2        40.4         64.6      144.9     209.0     353.9
  Noninterest income....         88.9        95.3        184.2      251.8     331.8     583.6
  Noninterest expense...        217.1       278.4        538.0    1,178.8   1,314.2   2,662.0
  Net income............        103.1        65.7        126.0      145.3     115.8      97.0
PER COMMON SHARE--FULLY
 DILUTED
  Net income............         0.87        0.44         0.44       0.91      0.69      0.14
  Dividends declared....         0.22        0.25         0.22       0.88      0.98      0.88
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING--
 FULLY DILUTED..........        114.0       141.6        263.5      109.7     139.3     270.9

                                                          AT MARCH 31, 1997
                                                      --------------------------
                                                         HISTORICAL
                                                      ---------------- PRO FORMA
                                                      AHMANSON   GWF   COMBINED
                                                      -------- ------- ---------
                                                            (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA
  Mortgage-backed securities......................... $14,417  $ 7,536  $21,953
  Loans receivable...................................  30,922   31,211   62,133
  Intangibles........................................     299      277    4,842
  Assets.............................................  48,697   42,878   95,677
  Deposits...........................................  34,399   28,158   62,557
  Borrowings.........................................  10,631   10,661   21,292
  Stockholders' equity...............................   2,399    2,585    8,911

                        INVESTMENT CONSIDERATIONS

  This Prospectus contains forward-looking statements and information regarding the operation of a combined Ahmanson/GWF company following the Combination. Such forward-looking information includes statements concerning operational benefits, opportunities for cost savings and enhanced revenues, and estimates of merger-related expenses and restructuring charges, among others. The paragraphs below discuss factors that may cause such forward-looking statements to differ from actual results and that may cause the operating results of the combined company to differ materially from the past results of Ahmanson and GWF as individual companies.

  EXPECTED BENEFITS OF A COMBINED AHMANSON/GWF COMPANY MAY NOT BE
ACHIEVED. Ahmanson anticipates that substantial benefits will occur as a result of the Combination. Whether the anticipated benefits of the Combination are ultimately achieved, however, will depend on a number of factors, including the ability of the combined company to achieve operational and administrative cost savings at projected levels within projected time frames, general economies of scale and, generally, the ability of the combined company to capitalize on its combined asset base and strategic position. There can be no assurance that the expected benefits of the Combination relative to the combined business will be achieved or that such benefits will be achieved within the time periods expected.

  OPERATIONAL ISSUES; MANAGEMENT. Ahmanson has never acquired a depository institution comparable in size to GWF. Ahmanson's recent acquisitions have consisted of selected branch acquisitions from other banking institutions. Upon consummation of the Merger, GWF would be merged into Ahmanson. While Ahmanson believes that the integration of GWF's operations into Ahmanson will not present any significant difficulty and will proceed quickly and efficiently, the integration of GWF into Ahmanson may result in some unanticipated difficulties that could adversely affect the results of operations of the combined company.

  POTENTIAL REVENUE ENHANCEMENTS. Both Ahmanson and GWF have been actively attempting to increase both net interest income and noninterest revenue, and Ahmanson believes that the combined company's greater resources and larger customer base should assist revenue growth. Ahmanson anticipates that a combined Ahmanson/GWF company would be able to generate increased revenues of at least $50 million annually on a pre-tax basis by 1999. The sources for such revenues are expected to be increased net interest income from consumer and business loans and increased fee income from retail banking, cash management services and investment sales. Over 60% of the projected revenue benefits are solely due to the consolidation of Ahmanson's and GWF's consumer deposit fee schedules. The remaining enhancements result from additional business generated through the GW Bank branches. The estimate of increased revenues is based on Ahmanson's best judgment and its knowledge of GWF's operations, derived from publicly available information. If Ahmanson were permitted access to non-public information regarding GWF's business plans and operations, Ahmanson's estimates of the potential for increased revenues might differ. The amount of Ahmanson's projected revenue enhancements in the aggregate is less than 3% of GWF's annualized revenues (based on revenues for the quarter ended March 31, 1997). Factors which may cause any revenue gains to be less than estimated include unanticipated loss of customers due to fee schedule consolidation, lack of customer acceptance of Ahmanson's consumer lending, investment and cash management products and services and a downturn in general economic conditions. Ahmanson intends to implement its branch consolidations and other cost savings measures in a manner designed to maximize the retention of revenues, although there can be no assurance that some revenues will not be lost.

  COST SAVINGS. Ahmanson has estimated that a combined Ahmanson/GWF company could realize cost savings estimated at approximately $450 million per year within 15 months after closing a merger. Although Ahmanson has considerably more experience than WAMU in achieving cost savings in acquisitions in the California marketplace as well as in consolidating retail branches in California, no assurance can be given that the cost savings which are anticipated through the consolidation of retail branch and loan offices of Ahmanson and GWF and of administrative functions of the combined company will be achieved or will occur in the time periods anticipated. In addition, when retail branches are consolidated or closed, financial institutions often lose customers and deposits as a result. To the extent that the combined company loses customers or deposits significantly in excess of that anticipated, the operations of the combined company could be materially adversely affected, particularly in the short term. The forward-looking statements contained herein assume that the deposit base of both Ahmanson and GWF will remain substantially intact pending and following the Combination. To the extent that the change in ownership of GWF, the consolidation of branches of Ahmanson and GWF or other factors result in a significant temporary or long-term loss of deposits, actual results of operations may vary materially from the forward-looking information presented. Furthermore, there can be no assurance that cost savings and revenue enhancements, if any, which are realized will not be offset by increases in other expenses, operating losses, other charges to earnings or losses of revenue, including losses due to problems in integrating the GWF operations into Ahmanson.

  GEOGRAPHIC CONCENTRATION OF OPERATIONS. Both Ahmanson's and GWF's operations are concentrated primarily in California. Following the Combination, the combined company would have approximately 13% of the market share (in terms of deposits) among depository institutions in California and 12% of the market share among depository institutions in Southeast Florida. As a result of this geographic concentration, the financial condition and results of operations of the combined company will be subject to general economic conditions, and particularly the conditions in the real estate markets in California and, to a lesser extent, Florida. The California economy and its real estate market continued to recover in 1996 from the recessionary levels of the early 1990s. The forward-looking statements regarding the combined company's results of operations assume that the California economy and real estate market will continue to stabilize or improve. A worsening of current economic conditions or a significant decline in real estate values in California or Florida could cause a combined Ahmanson/GWF company to suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio and could compromise the combined company's ability to originate the volume or type of loans or achieve the level of deposits currently anticipated.

  INTEREST RATE RISK. Each of Ahmanson and GWF realizes its income principally from the differential between the interest earned on loans, investments and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-costing liabilities. Ahmanson's principal objective of asset/liability management is to maximize net interest income subject to net interest margin volatility and liquidity constraints. Net interest margin volatility results when the rate reset (repricing) characteristics of the company's assets are materially different from those of the company's liabilities. Liquidity risk results from the mismatching of asset and liability cash flows. Ahmanson believes that its net interest income is to some extent insulated from interest rate fluctuations due to the adjustable nature of its interest-earning assets. As of December 31, 1996, fixed-rate loans represented approximately 4% and 7% of Ahmanson's loan and mortgage-backed securities portfolio on a stand-alone basis and on a pro forma basis after giving effect to the Combination, respectively. Margin compression may occur when increases in market rates are not immediately reflected in the yields on its adjustable rate assets or when market conditions cause Ahmanson to pay higher rates for its funds.

  COMPETITION. Ahmanson operates in a very competitive market and faces significant competition both in attracting and retaining deposits and in making loans in its markets. The most direct competition has historically come from other thrift institutions, credit unions and commercial banks doing business in Ahmanson's primary market areas of California and Florida. As with all banking organizations, however, Ahmanson has experienced increasing competition from nonbanking sources, including mutual funds, insurance companies, securities brokerage funds, corporate and government debt securities and other investment alternatives. Competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, credit unions, insurance companies and other institutional lenders. Some of these competitors have significantly greater financial resources, larger market share and greater name recognition than either Ahmanson or GWF. There can be no assurance that competition from such sources will not increase in the future and adversely affect Ahmanson's ability to achieve its financial goals following the Combination.

                         BACKGROUND OF THE OFFER

  The following information relating to the Offer is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus, including the Appendices hereto, and the documents incorporated herein by reference.

BACKGROUND OF THE AHMANSON MERGER PROPOSAL

  On a number of occasions prior to 1996, the current and predecessor chief executive officers of Ahmanson and GWF have informally discussed the possibility of a merger of the two companies, although no agreements, arrangements or understandings resulted from such discussions. These discussions took place against the background of a rapidly changing banking industry undergoing substantial consolidation, primarily as a result of increased competition and a need to reduce costs through economies of scale. In addition, Ahmanson believes that in recent years the two companies have been pursuing compatible business strategies. Both Ahmanson and GWF have initiated a change in focus away from the traditional business of savings institutions toward consumer banking services and fee-based income. In addition, both companies have pursued a strategy of branch acquisitions in selected "core" markets and branch divestitures in non-core markets and have engaged in active capital management through stock repurchases (GWF suspended its stock repurchase program upon announcement of its proposed merger with
WAMU).

  On February 17, 1997, Charles R. Rinehart, Chairman of the Board and Chief Executive Officer of Ahmanson, contacted John F. Maher, President and Chief Executive Officer of GWF, and delivered to him the Original Proposal. Ahmanson subsequently issued a press release publicly disclosing the Original Proposal. The market reacted favorably to the announcement of the Original Proposal, with the Ahmanson Common Stock closing on February 18, 1997 at $44.875, an increase of $4.375 (11%) from its closing price on the previous trading day. Based on that market price, the Original Proposal represented a $12.87 per share, or 38%, premium to the closing price of GWF Common Stock on the preceding day. GWF failed to respond to repeated requests to discuss the terms of the Original Proposal with Ahmanson.

THE GWF/WAMU MERGER AGREEMENT

  Following the submission of the Original Proposal by Ahmanson on February 17, 1997, GWF conducted negotiations with and provided confidential information to WAMU and one other party regarding a possible business combination with GWF, and negotiated an increase in WAMU's proposed exchange ratio. GWF refused, however, to enter into any discussions with Ahmanson. On March 5, 1997, GWF and WAMU entered into the GWF/WAMU Merger Agreement pursuant to which GWF would be merged with and into a wholly owned subsidiary of WAMU and each outstanding share of GWF Common Stock would be converted into
0.9 shares of common stock of WAMU.

  Conditions of the Proposed GWF/WAMU Merger. The obligations of WAMU and GWF to consummate the Proposed GWF/WAMU Merger are subject to various conditions, including, among others, obtaining requisite stockholder approvals; obtaining the requisite regulatory approvals, as described below; the effectiveness of the registration statement on Form S-4 for WAMU common stock (the "WAMU S-4"); approval for listing on NASDAQ of the shares of WAMU common stock and Series F Preferred Stock of WAMU to be issued in the Proposed GWF/WAMU Merger, subject to official notice of issuance; receipt of opinions of counsel at the closing of the Proposed GWF/WAMU Merger in respect of certain federal income tax consequences of the Proposed GWF/WAMU Merger; and receipt of accountants' letters to the effect that the Proposed GWF/WAMU Merger qualifies for "pooling of interests" accounting treatment. The principal required regulatory approval is approval of the OTS under the Home Owners' Loan Act and the Federal Deposit Insurance Act.

  Lock-up Fees. Pursuant to the GWF/WAMU Merger Agreement, GWF has agreed to pay Lock-up Fees of $75 million (plus reimbursement for documented reasonable out-of-pocket expenses of up to $20 million) if the

GWF/WAMU Merger Agreement is terminated under certain circumstances and an additional $100 million if, within 18 months after termination of the GWF/WAMU Merger Agreement under such circumstances, GWF enters into a definitive agreement with respect to or consummates an alternative proposal for an acquisition of GWF by a third party. Ahmanson is challenging the arrangement for Lock-up Fees through litigation in the Delaware Chancery Court, although the consummation of the Offer is not conditioned on the success of Ahmanson's legal challenge. On March 10, 1997, Mr. Rinehart announced that if Ahmanson succeeds in its challenge to the Lock-up Fees and Ahmanson completes a merger with GWF, Ahmanson would return the amount of expenses thereby saved by the combined company by paying a pro rata portion of such savings to stockholders of GWF for each Share converted in a merger with Ahmanson. See "--Litigation".

  The foregoing description of certain provisions of the GWF/WAMU Merger Agreement is derived entirely from, and is qualified in its entirety by reference to, the text of the GWF/WAMU Merger Agreement, a copy of which has been filed by WAMU as an exhibit to the WAMU S-4. According to the WAMU S-4, WAMU and certain other potential merger candidates were afforded an opportunity to discuss with GWF and its financial advisors a possible business combination with GWF. Ahmanson was not contacted by GWF or its financial advisors and was not afforded an opportunity to conduct due diligence on GWF or to receive any confidential information.

AHMANSON'S ENHANCED MERGER PROPOSAL

  On March 17, 1997, Ahmanson submitted to GWF the Ahmanson Merger Proposal, pursuant to which each outstanding Share would be converted into between 1.10 and 1.20 shares of Ahmanson Common Stock. The exact exchange ratio would have been determined by the same formula that will determine the Exchange Ratio for the Offer, except that the average market price of Ahmanson Common Stock used to determine the exchange ratio for the Ahmanson Merger Proposal would have been based on the 20 trading days preceding the approval of the proposed merger by the OTS. Based on the closing price of the Ahmanson Common Stock on
[    ], 1997 (and assuming the average closing price of the Ahmanson Common
Stock on the NYSE during such 20-day averaging period were equal to the closing price on such date), the exchange ratio for the Ahmanson Merger
Proposal, as for the Offer, would be [    ] and the Ahmanson Merger Proposal
would have had an implied market value of $[    ] per Share.

  The implied market value of the Ahmanson Merger Proposal is superior to that
of the Proposed GWF/WAMU Merger (based on closing market prices on [    ],
1997 and on each of the preceding [   ] trading days). Accordingly, Ahmanson
believes that the GWF directors have a fiduciary duty to commence merger negotiations with Ahmanson, as permitted by the GWF/WAMU Merger Agreement. The GWF/WAMU Merger Agreement permits GWF directors and management to participate in discussions or negotiations with third parties relating to acquisition proposals, without triggering a right of termination or the imposition of Lock-up Fees under the agreement, if the GWF Board, after consulting its financial and legal advisors, "determined in good faith that the failure to do so would create a reasonable possibility of a breach of the fiduciary duties of [GWF's] board of directors." To date, GWF has not given Ahmanson an opportunity to enter into any discussions or negotiations concerning a business combination between Ahmanson and GWF.

REASONS FOR THE COMBINATION

  Based on the closing price of Ahmanson Common Stock on [    ], 1997 (and
assuming the average closing price of the Ahmanson Common Stock on the NYSE during the Averaging Period is equal to such closing price), the implied
market value of the Offer represents a premium of $[    ] per Share, or
[   ]%, over the implied market value of the Proposed GWF/WAMU Merger on such date. Ahmanson also believes the Ahmanson Merger Proposal offers greater value to GWF stockholders than the Proposed GWF/WAMU Merger over the longer term. Ahmanson believes that an Ahmanson/GWF merger can generate, through cost savings and revenue enhancements, considerably greater cash earnings per GWF Share than the Proposed GWF/WAMU Merger. Ahmanson notes that the market response to its Original Proposal was far more enthusiastic than the response to the Proposed GWF/WAMU Merger; on the day of the announcement of the Original Proposal,

Ahmanson's stock rose almost 11%, while on the day of the announcement of the Proposed GWF/WAMU Merger, WAMU's stock declined 0.5%.

  Ahmanson believes that the Combination represents a unique and compelling opportunity to enhance value for stockholders of both Ahmanson and GWF. Specifically, Ahmanson believes that the Combination would (a) result in accretion to cash earnings per share (i.e., reported earnings before amortization of intangibles) of 8% in 1998 and 20% in 1999, and accretion to reported earnings per share of 2% for 1999 (assuming the maximum Exchange Ratio of 1.20), and accretion to cash earnings per share of 14% in 1998 and 27% in 1999 and accretion to reported earnings per share of 5% in 1999 (assuming the minimum Exchange Ratio of 1.10), (b) allow the combined company to realize cost savings estimated at approximately $450 million per year (Ahmanson expects to be able to achieve substantially all of such annual savings within 15 months after closing the Merger), (c) enhance the combined company's competitive position in California, where the combined company would rank third (with about $50 billion in deposits), and in Florida, where the combined company would rank fifth (with about $10 billion in deposits), (d) generate enhanced revenues for the combined company of at least $50 million annually by 1998 and (e) provide additional scale in key business lines (mortgage lending, loan servicing, consumer and small business lending and investment services). Based on the advice of Sullivan & Cromwell, special counsel to Ahmanson, and Ahmanson's experience in obtaining approvals for other transactions, Ahmanson believes that it will be able to obtain the regulatory approvals necessary for the Combination on a timely basis and without the imposition of any condition that would have a material adverse effect on the combined company. However, the regulatory approval process is such that Ahmanson can give no definitive assurance that any Requisite Regulatory Approval will be obtained or, if obtained, will be obtained on a timely basis and without the imposition of other material conditions. See "The Offer--Regulatory Approvals Condition".

  Cost Savings Estimates. As a result of the high degree of geographic and operational overlap between the two companies--in California, 46% of GWF's branches are within one mile, and 67% are within two miles, of an Ahmanson branch, and in Florida, 52% of Ahmanson's branches are within one mile, and 100% are within two miles, of a GWF branch--Ahmanson believes that the Combination offers significant opportunities for net cost savings and operating efficiencies. In addition, the corporate headquarters of Ahmanson and GWF are only 48 miles apart. Although Ahmanson expects that the Combination would result in a consolidation of approximately 25% of the combined company's branches, the current customers of each of Ahmanson and GWF will gain access to at least an additional 150 branches as a result of the Combination. Ahmanson believes that as a result of the Combination the combined company would enjoy significantly enhanced operating performance relative to that of Ahmanson or GWF independently, as well as a significant accretion in cash earnings per share in the first year and accretion in reported earnings per share for 1999. See "--Accretion Projections".

  In order to estimate cost savings that would be realized as a result of the Combination, Ahmanson conducted a business line analysis of GWF intended to estimate the annual cost of operating GWF as part of a combined company. Ahmanson estimated the annual cost to operate GWF on a stand-alone basis, based in part on published reports of independent analysts, including analysts at Lehman Brothers and Merrill Lynch & Co. Ahmanson then looked at the business lines of GWF in order to estimate at what cost such business lines could be operated as a part of Ahmanson, without reducing revenues attributable to GWF. Because Ahmanson has had no access to GWF's internal information about its costs, Ahmanson used publicly available information for its analysis. Ahmanson also used its general knowledge of the marketplace in which Ahmanson and GWF compete. With respect to each cost category, Ahmanson looked not only at estimates of GWF's direct costs, but also estimated the expense of any incremental indirect costs, such as changes in shared resources and facilities which would be required by business line. Ahmanson compared the estimated annual cost to operate GWF as part of a combined company to the estimated annual cost to operate GWF on a stand-alone basis. The difference represents Ahmanson's estimate of annual cost savings from the Combination. Ahmanson subsequently revised its estimated cost savings based on data which became available from the WAMU S-4 with respect to the Proposed GWF/WAMU Merger. Specifically, Ahmanson revised its estimates in light of the categories of expenses and the overall size of GWF's General and Administrative expense base that were presented in the WAMU S-4.

Since WAMU had performed due diligence on GWF, Ahmanson used the higher expense base and rearranged its expense estimate detail to conform to WAMU's presentation, and summarized that information using WAMU's categories.

  The table below presents Ahmanson's estimate of the annual cost to operate GWF on a stand-alone basis, the annual cost to operate GWF as part of a combined entity and the annual cost savings represented by such estimates, with detail by category of expense. It should be recognized, however, that these estimates are subject to uncertainties both with respect to GWF's current expenses and the ability of the combined company to reduce expenses, as well as general economic conditions.

                                            ESTIMATED COST
                             ESTIMATED COST TO OPERATE GWF
                             TO OPERATE GWF   AS PART OF   % ESTIMATED ESTIMATED
                             ON STAND-ALONE    COMBINED       COST       COST
                                 BASIS          ENTITY       SAVINGS    SAVINGS
                             -------------- -------------- ----------- ---------
                                            (DOLLARS IN MILLIONS)
Administration/Finance......      $125           $ 35           72%      $ 90
Lending.....................       131             72           45         59
Corporate Operations........       220             97           56        123
Retail Banking..............       358            194           46        164
Subsidiaries................       160            142           11         18
                                  ----           ----                    ----
  Total.....................      $994           $540           46%      $454
                                  ====           ====                    ====

  Ahmanson expects to be able to achieve substantially all of such cost savings within 15 months after closing the Combination. In combining the two companies and realizing the foregoing savings, Ahmanson would expect to incur a restructuring charge and acquisition costs, together estimated at $450 million (approximately equal to one year of estimated cost savings, but subject to change in light of additional information). See Note C to "Pro Forma Combined Financial Information". In addition, Ahmanson's projections include an additional provision for loan losses of up to $100 million, which could possibly be required if an examination of GWF's loan portfolio revealed assets which Ahmanson would manage differently than GWF. Aside from an increase in GWF's nonperforming assets (excluding a sale of $300 million in nonperforming assets) in the fourth quarter of 1996, Ahmanson had no reason to believe that GWF's existing loan loss allowance was not sufficient to cover all future losses. However, Ahmanson had no ability to perform due diligence with respect to GWF's loan portfolio. Ahmanson provided for the possibility of increasing the current GWF allowance for loan losses by $150 million, which amount was intended to provide for, if necessary, any specific credit quality problems that might be discovered upon an examination of GWF's portfolio, including those that would otherwise reduce the market value of certain loans should Ahmanson conclude that they should not be retained in the portfolio. Ahmanson's subsequent reduction in the estimated loan loss allowance to $100 million was based on WAMU's intention, stated in the WAMU S-4 and based on WAMU's access to non-public information through due diligence, to provide a $100 million increase to the allowance for loan losses in connection with its planned sale of up to $1 billion of GWF portfolio loans. In light of Ahmanson's intention to reduce the balance sheet of underperforming loans in a combined Ahmanson/GWF company and the limited information regarding the credit quality of GWF's loan portfolio that was indicated by WAMU's stated intentions, Ahmanson believes that an estimate of an addition of $100 million to the GWF loan loss allowance, if required, is reasonable.

  Ahmanson believes that its projected cost savings can be achieved with minimal layoffs of employees of GWF. Based on Ahmanson's own attrition rates and industry norms, and assuming that GWF would, as proposed by Ahmanson on February 20, 1997, implement new hiring restraints comparable to those already implemented by Ahmanson, the number of positions that could be open through 1998 could actually exceed the number of position reductions which Ahmanson believes are required to achieve the projected cost savings.

  Ahmanson believes that its cost savings estimates are in line with estimates made in other major in-market combinations involving depository organizations and that its estimated restructuring charge is reasonable in light of the restructuring charges estimated for such in-market combinations, as demonstrated by the following table. In making comparisons with other transactions, stockholders are cautioned, however, that no two transactions are identical, the table deals only with estimates and not actual cost savings or restructuring charges, and each transaction has its own unique facts and circumstances (including the actual level of direct market overlap) that may affect both the estimates and the actual amounts of cost savings and restructuring charges.

 COST SAVINGS ESTIMATES FOR SELECTED IN MARKET TRANSACTIONS ANNOUNCED IN 1995
                  AND 1996 WITH VALUE GREATER THAN $1 BILLION

                                                   COST SAVINGS ESTIMATES
                                       ----------------------------------------------
                                            AS A
                                        PERCENTAGE OF                     TIME TO
                                           SMALLER      RESTRUCTURING     ACHIEVE
                                          COMPANY'S      CHARGE AS A     100% COST
                          ANNOUNCEMENT    OPERATING     PERCENTAGE OF     SAVINGS
                              DATE     EXPENSE BASE(1) COST SAVINGS(2) (IN MONTHS)(3)
                          ------------ --------------- --------------- --------------
IN-MARKET
 TRANSACTIONS(4)
Bank of Boston/BayBanks.    12/12/95          39%             74%            12
Chemical/Chase
 Manhattan..............    08/28/95          40             112             21
Fleet Financial/Shawmut.    02/21/95          43             100             15
Mercantile/Roosevelt....    12/23/96          37             107             18
NationsBank/Bank South..    09/05/95          60              49              8
Wells Fargo/First
 Interstate.............    11/13/95          46              90             18
AVERAGE.................                      44%             89%            15
AHMANSON/GWF(5).........    02/18/97          46%             99%            15

--------

(1) Source: Investor presentations. Cost savings estimates as a percentage of operating expense base for the company with the smaller expense base.

(2) Source: Investor presentations. Percentage is based on fully phased-in cost savings. Restructuring charges do not include additional provision for loan losses, if required. See Note C to "Pro Forma Combined Financial Information".
(3) Source: Investor presentations.
(4) For purposes of this discussion, "in-market" transactions selected by Ahmanson are combinations of depository organizations (1) of comparable size, (2) having an overlap between their geographic markets generally comparable to that between Ahmanson and GWF and (3) having compatible lines of business and products.

(5) Based on Ahmanson Merger Proposal. Announcement date is the date of the public announcement of the Original Proposal.

  Potential Revenue Enhancements. Both Ahmanson and GWF have been actively attempting to increase both interest and noninterest revenue, and Ahmanson believes that the combined company's greater resources and larger customer base should assist revenue growth. Ahmanson anticipates that a combined Ahmanson/GWF company would be able to generate increased revenues of at least $50 million annually on a pre-tax basis by 1998. The sources for such revenues are expected to be (i) increased net interest income from consumer and business loans and (ii) increased fee income from retail banking, cash management services and investment sales, in each case resulting from additional business generated through GW Bank branches. The estimate of increased revenues is based on Ahmanson's best judgment and its knowledge of GWF's operations, derived from publicly available information. With respect to the expected increase in net income from consumer and business loans, Ahmanson expects to continue its recent success in building consumer lending volume in its branch network. Ahmanson understands that GWF has just introduced consumer loan products and has virtually no portfolio of such loans currently. For purposes of estimating increased revenues from these product lines, Ahmanson assumed that the growth of consumer loan originations would match the growth that Ahmanson branches have experienced to date. In addition, because Ahmanson has more business lending products than GWF, Ahmanson would expect to generate more income through the GWF branches by offering GWF's current customers its entire line of business lending products. The expected increase in fee income from retail banking, cash management services and investment product sales is based on the application of a new fee structure at GWF branches and the development of newly introduced fee-based services and products. Ahmanson compared Ahmanson's and GWF's deposit product and service fee schedules and developed a consolidated fee schedule that would be employed in both GWF and Ahmanson branches. This new fee structure would be expected to provide increased fee income without assuming any increases in volume. In addition, Ahmanson has several sources of revenue (e.g., debit cards) and offers services and products that are not currently used or have only recently been offered by GWF. Ahmanson believes there is an opportunity to increase revenues by developing these services and products at the GWF branches.

  If Ahmanson were permitted access to non-public information regarding GWF's business plans and operations, Ahmanson's estimates of the potential for increased revenues might differ. Ahmanson intends to implement its branch consolidations and other cost saving measures in a manner designed to maximize the retention of revenues, although there can be no assurances that some revenues will not be lost.

  Markets and Competitive Position. Ahmanson believes that a depository organization's level of profitability is directly tied to the markets it serves and the organization's competitive position in those markets. The principal markets common to Ahmanson and GWF are California, where, on a combined basis, they have $50 billion in deposits, and Florida, where they have $10 billion in deposits. California is the largest state in the country in terms of population, with approximately 32 million inhabitants. After a serious economic decline in the early part of this decade, the California economy has significantly rebounded, with the overall unemployment rate declining to 6.9% in October 1996 from 9.4% in 1993 and per capita income rising 5.7% in 1995 as compared with annual increases of 3.3% or less in the 1991-1994 period. Florida, with a population of approximately 14 million, is now the fourth largest state in the country and the second fastest growing state (trailing only Texas). Together, California and Florida represent approximately 17% of the U.S. population.

  As a result of the Combination, the combined company would gain substantial market share in both California and Florida and significantly improve its competitive position. At June 30, 1996, Ahmanson had only 36% and 51% of the California deposits of BankAmerica and Wells Fargo, and GWF had only 28% and 39% of those deposits. The Combination would increase these percentages to 64% and 90%. Likewise, in southeast Florida, which is the focus of both companies' Florida operations, the combined company's market share would increase to 70% of the market share of the market leader. The Combination would improve Ahmanson's market share position among depository organizations, based on deposits, in 17 of the 20 Metropolitan Statistical Areas ("MSAs") in California where they overlap.

  The California and Florida operations of both Ahmanson and GWF have focused on the major markets in these states. In each of the top five MSAs (based on population) in California, which collectively represent approximately 62% of the population of California and 62% of its deposits, a combined Ahmanson/GWF would rank 1, 2 or 3 among depository organizations in terms of deposits. The following table shows the rankings of a combined Ahmanson/GWF entity by deposits in key markets in California and Florida, including the top five MSAs in California by amount of deposits. An Ahmanson/GWF combination would result in a higher deposit market share than a WAMU/GWF combination in both California and Florida, as well as in seven of the eight MSAs listed below.

            PRO FORMA RANKINGS IN CALIFORNIA AND FLORIDA MARKETS(1)

                 MARKET                                      RANK  DEPOSITS(2)
                 ------                                      ---- -------------
                                                                  (IN BILLIONS)
      California
        LA-Long Beach.......................................   2      $20.0
        Orange County.......................................   2        5.5
        San Diego...........................................   1        5.2
        Riverside-San Bernardino............................   2        3.2
        Oakland.............................................   3        3.0
      California Overall....................................   3      $50.2
      Florida
        Fort Lauderdale.....................................   4      $ 3.1
        Miami...............................................   4        3.4
        W. Palm Beach-Boca Raton............................   3        2.5
      Florida Overall(3)....................................   5      $10.4

--------
(1) Rankings of a combined Ahmanson/GWF company by amount of deposits in the indicated markets (as defined by the Federal Reserve Banks). Includes only markets where a combined Ahmanson/GWF company would have more than $2.5 billion in deposits on a pro forma basis.

(2) Source: SNL Securities. Deposits are as of June 30, 1996.

(3) Excluding the deposits of Ahmanson's 12 west coast Florida branches, the sale of which was announced on February 11, 1997.

  In addition to market share in geographic markets, Ahmanson believes that market share and scale are also important with respect to product lines. Ahmanson believes that the Combination would provide additional scale in the key businesses of mortgage lending, loan servicing, consumer and small business lending and investment services. A combined Ahmanson/GWF entity would rank third in both California and Florida in its volume of mortgage loan originations and would have a loan servicing business 85% larger than Ahmanson's, based on the dollar value of serviced loans as of December 31, 1996.

  Accretion Projections. Ahmanson believes that the Combination presents an opportunity for significant accretion in cash earnings per share. (Cash earnings per share is composed of the same items of income and expense which comprise net income per share as reported under generally accepted accounting principles, except that cash earnings per share excludes the expense of amortization of goodwill and core deposit intangibles. Cash earnings per share as so calculated may not be comparable to the same or similarly titled measures reported by other companies.) Using a pre-merger base case based upon analysts' stand-alone earnings estimates for Ahmanson and GWF and assuming (i) a continuation of Ahmanson's current capital management program, (ii) the estimates of cost savings and revenue enhancements described above and (iii) the market price of Ahmanson Common Stock and the Exchange Ratio set forth in the table below, Ahmanson estimates that the Combination would result in accretion to its cash earnings per share and accretion or dilution to reported earnings per share in 1998 and 1999, respectively, as set forth below:

                   PROJECTED IMPACT ON ACCRETION/(DILUTION)

           Assumed      Assumed Market        % Accretion (Dilution)
           Exchange    Price of Ahmanson      ----------------------
            Ratio        Common Stock          1998               1999
           --------    -----------------   -------------      -------------
                                           REPORTED EARNINGS PER SHARE
             1.20          $39.375*                  (11)%                2%
             1.15            43.50                   (11)                 3
             1.10            45.50                    (8)                 5
                                             CASH EARNINGS PER SHARE
             1.20          $39.375*                    8%                20%
             1.15            43.50                    11                 23
             1.10            45.50                    14                 27

                *Closing market price on the NYSE on May 9, 1997.

  Purchase Accounting; Stock Repurchase Program. Effective capital management has increasingly become a focus of financial institutions as a result of the significant amount of excess capital generated by depository institutions in recent years. Believing effective capital management to be an integral part of its strategic plan, Ahmanson has utilized stock repurchases as a means to return excess capital to its stockholders.

  Ahmanson intends to use the purchase method of accounting to account for the Combination. Ahmanson believes there are significant advantages to purchase accounting over pooling of interests accounting. In particular, Ahmanson intends to use purchase accounting for the Combination because it would not require Ahmanson or GWF to reissue previously repurchased shares and allows for greater flexibility in repurchasing shares after completion of the transaction than is available given current accounting practices under pooling of interests accounting. The pro forma levels of tangible and regulatory capital are identical in all material respects, regardless of whether purchase or pooling of interests accounting is utilized. Although under purchase accounting goodwill and certain other intangibles will be recorded in the transaction and amortized over time (with the result that reported net income will be lower), amortization is not a cash expense. Therefore, amortization does not affect the amount of cash flow available to a company for generating or acquiring new assets and thus the meaningful earnings power of the institution, as represented by reported earnings before amortization of intangibles (i.e., cash earnings), is unaffected.

  The purchase method of accounting was used by Wells Fargo for its merger with First Interstate and by NationsBank for its merger with Boatmen's Bancshares and has become more common in the financial services industry over the last few years: in 1992, 24% of the bank and thrift mergers in the U.S. valued at over $100 million were accounted for as purchases; by 1996, that percentage had risen to 63%. Many of the country's major financial institutions, including Bank of America, Wells Fargo, Fleet Financial, Mellon, NationsBank, First Union, First Bank System, US Bancorp and Bank of New York, report cash earnings information in addition to reported earnings to the investor community on a regular basis.

  The use of purchase accounting or pooling-of-interests accounting is based on the facts of a particular transaction. Ahmanson views the flexibility to repurchase shares as critical because Ahmanson fully expects to continue its previously announced repurchase program as a means of returning to stockholders excess capital being generated by operations. As of March 31, 1997, since initiating its first stock purchase program in October 1995, Ahmanson had repurchased 19.2 million shares of Ahmanson Common Stock, or 16% of the shares outstanding on September 30, 1995, at an average price of $27.11. Ahmanson expects to continue its current capital management program. If the Proposed Merger is consummated and Ahmanson's earnings estimates for the combined company are realized, Ahmanson would expect to repurchase shares of Ahmanson Common Stock having an aggregate market value of approximately $2.8 billion over the nine fiscal quarters beginning October 1, 1997. See "Description of Ahmanson Capital Stock--Repurchases of Ahmanson Common Stock".

COMPARISON OF THE PROPOSALS.

  Included in the WAMU S-4 is a list of the factors considered by the GWF Board as material in selecting WAMU's proposal over the Ahmanson Merger Proposal. Conspicuously absent from that list is any consideration of the implied purchase price produced by each of the two proposals. ON ALL BUT TWO DAYS SINCE AHMANSON ANNOUNCED THE AHMANSON MERGER PROPOSAL ON MARCH 17, 1997, THE AHMANSON MERGER PROPOSAL HAS PRODUCED A MARKET VALUE HIGHER THAN THE
MARKET VALUE PRODUCED BY THE PROPOSED GWF/WAMU MERGER. On [   ], 1997 (the
last trading day prior to the date of this Prospectus) the differential (assuming the average closing price of the Ahmanson Common Stock during the Averaging Period is equal to the closing price on that date) amounted to $[ ] per Share, and the aggregate market value of the Offer exceeded the aggregate market value of the Proposed GWF/WAMU Merger by approximately $[ ] million. Based on public filings by WAMU and GWF, Ahmanson believes that GWF's asserted reasons for favoring the WAMU proposal were erroneous in a number of significant respects and that these reasons do not justify the rejection of the Ahmanson Merger Proposal with its higher market value.

 GWF'S LISTED REASON                    THE FACT
 -------------------                    --------
 1. Projections. WAMU's projections as  WAMU projections of cost savings and
 to cost savings and revenue            revenue enhancements amount to 130% of
 enhancements are reasonable and        GWF's "core" net income in 1996 (as
 obtainable.                            defined by GWF) and 86% of projected
                                        net income in 1999. Ahmanson is
                                        unaware of any other banking merger
                                        where cost and revenue projections
                                        have accounted for anywhere near such
                                        a high percentage of net income. The
                                        credibility of WAMU's projections was
                                        questioned by a number of independent
                                        analysts, while the credibility of
                                        Ahmanson's projections was not
                                        questioned.
 2. Capital. Ahmanson's capital ratios  Home Savings' capital exceeds the
 are too low.                           standards for qualification as "well
                                        capitalized", the highest regulatory
                                        capital category. The OTS has not
                                        found it necessary to prescribe
                                        specific capital ratios for holding
                                        companies, and Ahmanson's capital
                                        levels have never been criticized by
                                        rating agencies or analysts. WAMU's
                                        projected tangible common equity ratio
                                        (which is not a regulatory ratio, but
                                        has been focused on by GWF) would rank
                                        it approximately 397th out of the 409
                                        publicly traded thrifts (with data
                                        available as of year-end 1996).
 3. Presence in California. A combined  A combined Ahmanson-GWF company would
 GWF-WAMU would have "the same position have a 45% higher market share in in California" as a combined Ahmanson- California.
 GWF company.

 GWF'S LISTED REASON                    THE FACT
 -------------------                    --------
 4. Banking Initiatives. GWF's strategy By almost every relevant measure--
 would be "hindered" because Ahmanson's growth in consumer loans, commercial
 efforts to become more bank-like       loans, demand deposit accounts, cash
 "lagged" behind those of GWF.          management services, and fee income--
                                        Ahmanson's efforts have exceeded those
                                        of GWF.
 5. Significant Acquisition Experience. Only one of those acquisitions for
 WAMU has "successfully integrated      which integration has been completed
 numerous significant acquisitions      had assets in excess of $750 million
 since 1990."                           ($750 million is less than 2% of the
                                        size of GWF). In contrast, Ahmanson
                                        has had five acquisitions involving
                                        more than $750 million in assets.
 6. Technology                          Ahmanson has expeditiously and
 Incompatibility. Ahmanson's ability to successfully integrated a large Hogan
 obtain cost savings will be hampered   deposit system (in the First
 by technology incompatibility, while   Interstate transaction). Ahmanson and
 WAMU's ability to obtain cost savings  GWF use the same systems for mortgage
 will be advanced by technology         servicing and consumer lending, and
 compatibility.                         GWF approached Ahmanson to license
                                        Ahmanson's mortgage origination
                                        system. In addition, the customization
                                        of GWF's and WAMU's Hogan deposit
                                        systems reduce compatibility.
 7. Net Interest Margin/Interest Rate   WAMU's net interest margin has
 Risk. WAMU's higher net interest       declined almost 150 basis points since
 margin.                                1992. Because of WAMU's higher
                                        percentage of fixed-rate loans and
                                        higher percentage of funding from
                                        wholesale funds, Ahmanson believes
                                        that WAMU's net interest income is
                                        significantly more vulnerable to
                                        interest rate risk than Ahmanson's.
 8. Credit Position.WAMU has a stronger One of the two major credit rating
 credit position than Ahmanson          agencies ranks Ahmanson higher than
                                        WAMU.
 9. Different Strategies. GWF and       In almost all respects, the strategies
 Ahmanson have pursued different        of Ahmanson and GWF have been closer
 strategies, while GWF and WAMU have    than the strategies of WAMU and GWF.
 pursued similar strategies.
                                        (i) Capital Management. Both Ahmanson
                                        and GWF implemented major stock buy-
                                        back programs. WAMU asserts that it
                                        has not implemented such a program.
                                        (ii) Geographic Focus. Both Ahmanson
                                        and GWF focused on California and
                                        Florida, states with large populations
                                        and major urban areas. WAMU has not
                                        entered Florida and has made non-core
                                        acquisitions in a number of sparsely
                                        populated western states (e.g.,
                                        Montana and Idaho).
                                        (iii) Acquisitions. Ahmanson and GWF
                                        had bid on the same acquisition
                                        targets (e.g., First Interstate branch
                                        divestitures and the Home Federal
                                        branch sale). Conversely, neither
                                        Ahmanson nor GWF has bid on
                                        acquisition targets on which WAMU has
                                        bid (e.g., American Savings Bank and
                                        acquisitions in Utah, Montana and
                                        Idaho).
                                        (iv) Mortgage Lending: GWF and
                                        Ahmanson retain almost entirely
                                        adjustable rate mortgages. WAMU
                                        continues to make and retain a
                                        significant number of fixed-rate
                                        mortgage loans and, through American
                                        Savings Bank, COFI-based mortgage
                                        loans.

 GWF'S LISTED REASON                    THE FACT
 -------------------                    --------
 10. Exposure to Commercial Real        WAMU's percentage of commercial real
 Estate. Ahmanson has greater exposure  estate loans to assets is about three
 to commercial real estate than WAMU.   times greater than Ahmanson's
                                        percentage.
 11. Ahmanson's Stock Buy-Back          The analyst community has not been
 Program. Concern about the level of    critical of Ahmanson's buy-back
 Ahmanson's stock buy-back program and  program. Indeed, Ahmanson's strategy
 the impact on leverage.                has been widely applauded by the
                                        analyst community as promoting
                                        stockholder value.
                                        Ahmanson's stock buy-back program is a
                                        flexible way to maintain leverage. In
                                        contrast, WAMU will increase its
                                        leverage through aggressive loan
                                        expansion ($18 billion in 30 months),
                                        with attendant credit risk, interest
                                        rate risk or both.
                                        GWF itself adopted a substantial buy-
                                        back program.
 12. Credit Quality. Concern about      Based on key indicators, Ahmanson's
 Ahmanson's credit quality.             credit quality has been improving
                                        sharply. This reflects the ability of
                                        Ahmanson's management to deal with
                                        California's serious economic problems
                                        in the first half of this decade.
                                        WAMU's management has not been tested
                                        in a downward economic cycle. In the
                                        12-month period ended March 31, 1997,
                                        Ahmanson's nonperforming assets
                                        declined 19%, while WAMU's
                                        nonperforming assets increased.
 13. Efficiency. WAMU has a better      As a result of Ahmanson's focus on
 efficiency ratio than Ahmanson.        cost reduction, its efficiency ratio
                                        in the two most recent fiscal quarters
                                        is equal to that of WAMU.

  In addition, there is no indication in the public filings that the GWF Board considered any of the following factors material:

  . THE HIGHER CURRENT MARKET VALUE OF AHMANSON'S PROPOSAL. On all but two days since Ahmanson announced the Ahmanson Merger Proposal on March 17, 1997, the Ahmanson Merger Proposal has produced a market value higher than the market value produced by the Proposed GWF/WAMU Merger.

  . Ahmanson's ability to attain greater cost savings because of the substantially greater geographic overlap. Ahmanson has twice as many branches in GWF's market (and vice versa) as WAMU, and the corporate headquarters of Ahmanson and GWF are 48 miles apart as opposed to the 1,100 mile separation between the corporate headquarters of WAMU and GWF.

  . The far more enthusiastic market response to the announcement of Ahmanson's Original Proposal than to the announcement of the Proposed GWF/WAMU Merger. Ahmanson's stock price rose 11%; WAMU's stock price declined 0.5%.

  . Ahmanson's lower interest rate risk than WAMU's (which divergence is likely to be increased by WAMU's projected loan growth). WAMU has considerably higher dependence on wholesale funding, fixed-rate loans and COFI-based loans.

  . The greater ownership by GWF stockholders in a combined Ahmanson-GWF company (approximately 60%) than in a combined WAMU-GWF company (approximately 50%).

  . The considerably stronger market position of an Ahmanson-GWF company than a WAMU-GWF company in Florida.

  . The potential value of Ahmanson's goodwill litigation claim (WAMU has no equivalent claim).

  . The potential value of Ahmanson's federal tax claim relating to state branching rights (WAMU has no equivalent claim).

  . Ahmanson's management experience in Florida and consumer finance, where WAMU has none.

ACTIONS RELATED TO THE OFFER

 OTS Application

  On February 24, 1997, Ahmanson filed an application with the OTS seeking the Requisite Regulatory Approval of the OTS. See "The Offer--Regulatory Approvals Condition".

 The Consent Solicitation

  Prior to the date of this Prospectus, Ahmanson conducted a solicitation of written consents from GWF stockholders to proposals (a) urging the GWF Board, among other things, to engage in discussions and negotiations with Ahmanson or any other person making a bona fide and concrete merger proposal (Consent Proposal 1), (b) urging the GWF Board not to grant excessive lock-up arrangements that could deter a merger or similar transaction maximizing stockholder value unless GWF stockholders approve the arrangement (Consent Proposal 2), (c) requiring GWF to hold its annual meeting of stockholders on the fourth Tuesday in April in each year, or on a date within 14 days thereof (Consent Proposal 3), (d) preventing the adjournment of any meeting of stockholders at which a quorum is present unless all business properly brought has been acted upon by the GWF stockholders (Consent Proposal 4) and (e) preventing the GWF Board from subsequently amending any of the by-laws adopted pursuant to the Consent Solicitation unless it has the approval of a majority of the GWF stockholders (Consent Proposal 5). Under the DGCL, stockholder action taken by written consent is effective at the time that valid, unrevoked consents representing the number of shares required to take the action are delivered to the corporation. Each of Ahmanson's Consent Proposals required a majority of outstanding GWF Shares for adoption.


  On April 9, 1997, Ahmanson delivered to GWF consents to Consent Proposals 3, 4 and 5 that represented more than the requisite majority of the outstanding GWF Shares, based on Ahmanson's calculations. The results were certified on April 28, 1997 by CT Corporation, the independent inspectors of election appointed by GWF. However, in tabulating consents, CT Corporation counted as valid a consent card representing an inadvertent double vote by a GWF stockholder (who had requested that CT Corporation not consider the double vote). Ahmanson had never relied on the double voted shares for its majority of consents on the three Proposals, and Ahmanson formally requested the inspectors to recertify the tabulation of consents, excluding any shares that may have been double counted. On May 5, 1997, CT Corporation re-certified the adoption of Consent Proposal 3 as of April 9, 1997 and, on May 12, 1997, CT Corporation re-certified the adoption of Consent Proposals 4 and 5 as of April 10, 1997. GWF filed an action in Delaware court disputing CT Corporation's original certification of the adoption of Proposals 3, 4 and 5. Although this action is pending, Ahmanson is confident that GWF's litigation will not materially affect the certified results.

  As of the date of this Prospectus, there has been no formal tabulation or certification of the results of Ahmanson's solicitation with respect to Consent Proposal 1. CT Corporation has stated that it will officially tabulate consents with respect to Consent Proposal 1 only if GWF instructs it as to the record date for the stockholders entitled to give consents or otherwise authorizes CT Corporation to do so. GWF claims that the record date set by the GWF Board for the Consent Solicitation no longer applied to Consent Proposal 1 after it was revised by Ahmanson on March 17, 1997 in response to GWF's entering into a merger agreement with WAMU, and GWF is unwilling to otherwise authorize CT Corporation to tabulate. However, based on Ahmanson's review of the consent cards and revocations during the challenge process relating to Consent Proposals 3, 4 and 5, Ahmanson is confident that, if CT Corporation were permitted to tabulate the results, that tabulation would show that Consent Proposal 1 was adopted by the requisite majority of outstanding GWF Shares no later than April 14, 1997 (although probably not on April 11). Ahmanson filed a complaint in Delaware court on April 14, 1997 which seeks an order declaring that the record date for Consent Proposal 1 was March 13, 1997 and compelling a tabulation and report of the consents delivered on Consent Proposal 1. Ahmanson's action is still pending.

  Consents representing the number of GWF Shares necessary to adopt Consent Proposal 2 were never delivered and Ahmanson is no longer soliciting consents.


  The full text of each of the Consent Proposals adopted by GWF stockholders is set forth below:

  Consent Proposal 1: Adopt the following non-binding resolution:

  "RESOLVED, that the stockholders of Great Western Financial Corporation ("Great Western") urge the Great Western Board of Directors (the "Great Western Board"), if requested by H. F. Ahmanson & Company ("Ahmanson") or any other person making a bona fide and concrete merger proposal, to provide all nonpublic information given to Washington Mutual, Inc. to Ahmanson or such other person and to participate in discussions and negotiations with, and consider each and every bona fide and concrete merger proposal made by, Ahmanson or such other person and otherwise to facilitate any effort or attempt by Ahmanson or such other person to make or implement a merger proposal in order to maximize stockholder value. Furthermore, in evaluating any merger proposal, the Great Western Board shall take into account the potential that the Great Western Stockholders will receive a substantial portion of the value of the cost savings resulting from a merger with Ahmanson or, if applicable, such other person."

  Consent Proposal 2: Adopt the following non-binding resolution:

  "RESOLVED, that the stockholders of Great Western Financial Corporation ("Great Western") urge the Great Western Board of Directors (the "Great Western Board") not to grant, without the prior approval of a majority of the stockholders of Great Western having voting power, third party break-up fees, stock options, "crown jewel" options or other lock-up arrangements in connection with an "Acquisition Transaction" as hereinafter defined, unless such agreement contains a provision ensuring that the aggregate value of all such break up fees, stock options, "crown jewel" options and other lock-up arrangements can never exceed $100,000,000; "Acquisition Transaction" means any merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets, deposits or any equity securities of, Great Western or any of its subsidiaries."

  Consent Proposal 3: Amend Section 2 of the By-laws of GWF by replacing the first sentence thereof with the following sentence:

  "The annual meeting of the stockholders of the Corporation shall be held on the fourth Tuesday in April in each year, or on a date within 14 days thereof, at such time and place, within or without the State of Delaware, as may be specified in the notice thereof, as shall be fixed by the Board of Directors, for the purpose of electing directors and for the transaction of only such other business as is properly brought before such meeting in accordance with these by-laws."

  Consent Proposal 4: Amend Section 6 of the By-laws of GWF by replacing the first sentence thereof with the following three sentences:

  "The holders of a majority of the stock of the Corporation having voting power present in person or by proxy shall constitute a quorum. In the event a quorum is not present, the presiding officer at the meeting or the stockholders present, although less than a quorum, shall have the power to adjourn or postpone such meeting from time to time without notice. In the event that a quorum is present, the presiding officer shall not take any action to adjourn such meeting until all business properly brought before such meeting has been acted upon by the stockholders of the Corporation."

  Consent Proposal 5: Amend the By-laws of GWF by adding a new Section 25 thereto which reads in its entirety as follows:

  "Section 25. Neither this Section 25 nor any of the By-law provisions added or changed by consent of stockholders as contemplated by the Consent Statement dated March 3, 1997, provided by H. F. Ahmanson & Company, may be amended or repealed without the affirmative vote of the holders of a majority of the stock of the Corporation having voting power."




 The Proxy Solicitation

  Ahmanson announced on February 18, 1997 (the day it announced the Original Proposal) that it had determined to nominate the Ahmanson Nominees, each of whom is independent of (and not affiliated with or controlled by) Ahmanson, for election as directors of GWF at the GWF Annual Meeting. On February 25, 1997, GWF announced that it had indefinitely postponed the GWF Annual Meeting, originally scheduled for April 22, 1997. As discussed below, GWF later scheduled the GWF Annual Meeting for June 13, 1997.

  Ahmanson believes that the current members of the GWF Board (who collectively own beneficially less than 1.5% and appear to actually own less than 0.4% of the Shares) should not deprive GWF's stockholders of the opportunity to have their Shares accepted in the Offer or to consider any other bona fide and concrete merger proposals. The Ahmanson Nominees have agreed that as directors they will act "on behalf of all of the stockholders of [GWF]...and will in no way be controlled by or acting at the direction of Ahmanson." Ahmanson has agreed to make a contribution of $15,000 to charity on behalf of each Ahmanson Nominee and to indemnify the Ahmanson Nominees against various liabilities. They have committed to seek to convince the other GWF directors to pursue merger proposals with a view to maximizing stockholder value. In particular, the Ahmanson Nominees have committed to seek to convince the other GWF directors to consider Ahmanson's proposal for a merger with GWF and all other bona fide and concrete proposals to merge with GWF and, subject to their fiduciary duties, actively pursue the proposal that they conclude maximizes value for GWF's stockholders. Any such proposal would, of course, then be subject, among other things, to stockholder and regulatory approval. In light of the agreement of the Ahmanson Nominees to act on behalf of all of the GWF stockholders and the fiduciary duties that they will owe to GWF stockholders, Ahmanson would expect that the Ahmanson Nominees (a) would support the conduct of negotiations and discussions with any company that makes a bona fide proposal and support whichever proposal provides the best value to GWF stockholders, whether that proposal is made by WAMU, Ahmanson or a third party, and (b) would support the solicitation of offers by other parties if they determine that doing so is in the best interests of the GWF stockholders and would support the removal of any barriers to a sale that are likely to reduce the value to be received by the GWF stockholders. Any such actions to be taken by the Ahmanson Nominees would be subject to the provisions of the GWF/WAMU Merger Agreement, which require that certain actions to facilitate merger proposals from third parties be taken only after a determination by the GWF Board that the failure to take such actions would create a reasonable possibility of a breach of its fiduciary duties.

  Based on the certified results for Consent Proposal 3, the amendment to the GWF By-laws requiring GWF to hold the GWF Annual Meeting by May 6, 1997 was adopted by the holders of a majority of the outstanding Shares on April 9, 1997. On that date, Ahmanson amended its complaint in Delaware Court to seek an order compelling GWF to hold the GWF Annual Meeting in accordance with the amended By-law. See "--Litigation" below. On April 11, 1997, GWF announced that its Annual Meeting would be held on June 13, 1997, with a record date for stockholders entitled to vote of May 9, 1997. The meeting date set by GWF is more than one month after the date required by the new By-law amendment adopted by GWF stockholders (Consent Proposal 3) and 21 days after the date on which a Delaware court may order GWF to hold the GWF Annual Meeting under Delaware law. As a result of the delay in GWF's acknowledgment of the adoption of the new By-law amendment and GWF's apparent disregard of its original By-law, which required the GWF Board to call a special stockholders' meeting for the election of directors to be held as soon as practicable after the designated day (April 22, 1997), Ahmanson believes that it is no longer practicable for GWF to hold a meeting for the election of directors on a date meaningfully before June 13. Accordingly, Ahmanson informed the Delaware Chancery Court on May 8, 1997 that it would no longer seek to advance the date for the GWF Annual Meeting. Ahmanson is seeking, however, an injunction requiring a six-week period of time between the certification of the results of the election of directors at the GWF Annual Meeting and any special stockholders' meeting called by GWF for the purpose of approving the Proposed GWF/WAMU Merger.

  In addition to nominating the Ahmanson Nominees, Ahmanson has introduced five proposals to amend the GWF By-laws (the "Ahmanson By-law Amendments"), described below, for consideration at the GWF Annual Meeting. The Ahmanson By-law Amendments are intended to ensure that the Offer is dealt with fairly and in accordance with sound principles of corporate governance and that the views of the GWF stockholders and the Ahmanson Nominees are considered by the entire GWF Board. A summary of the effect of each of the Ahmanson By-law Amendments is set forth below.

  Amendment 1 would amend the GWF By-laws to allow holders of 10% of the Shares to call special meetings and provide that the designee of the stockholders calling the meeting presides at the meeting. The calling of a special meeting by stockholders could cause GWF to incur certain expenses and administrative burdens that it would not otherwise incur under its existing corporate governance arrangements, but Ahmanson believes that, in light of GWF's refusal to deal evenhandedly with the Ahmanson Merger Proposal despite what Ahmanson believes is the majority support of the GWF stockholders for a stockholder resolution urging it to do so, the potential benefit to stockholders of increasing the opportunities to express their views outweighs such burdens.

  Amendment 2 would amend the GWF By-laws to prohibit the GWF Board from filling any vacancy on the GWF Board with any person who was previously nominated as a Director and lost in an election. The effect of Amendment 2 is to prevent the GWF Board from reinstalling a person whom the stockholders have affirmatively voted out of office or not elected. Ahmanson recognizes that a vote for one director-nominee is not necessarily intended as a vote against the alternative nominee. However, this proposal would prevent the entrenchment of directors who, although they may be qualified to serve as directors, have failed to obtain the requisite support of stockholders.

  Amendment 3 would amend the GWF By-laws to ensure that, if any Ahmanson Nominees are elected, at least one Ahmanson Nominee would be represented on an executive committee of the GWF Board, if one is created, or on any other committee of the GWF Board that exercises powers that are currently or would normally be exercised by an executive committee or only by the full GWF Board, including the power to review any merger proposal. The effect of Amendment 3 would be to prevent an executive or similar committee of the GWF Board from taking actions without the knowledge of or input from an Ahmanson Nominee. Ahmanson does recognize, however, that the intentional failure on the part of one or more members of the board of directors of a corporation to provide information to certain other members of the board could, under certain circumstances, constitute a breach of fiduciary duty to the stockholders.

  Amendment 4 would amend the GWF By-laws to provide that certain matters (e.g., acquisition transactions, amendment of the GWF Rights Plan, adoption of any similar rights agreement, amendment of the GWF By-laws, or any other action that would preclude or make more expensive or more difficult a merger with or an acquisition of GWF by any person that has made a bona fide and concrete proposal to merge with or acquire GWF or would favor one potential acquiror over another) can only be acted on by the GWF Board if those matters are specifically described (with appropriate details) in a notice which must be given for the GWF Board meeting. The effect of Amendment 4 would provide the Ahmanson Nominees with advance notice of such actions. Because the Ahmanson Nominees will have fiduciary duties to all stockholders, this does not mean that Ahmanson will be privy to such information. This advance notice will enable the Ahmanson Nominees to act in a prepared manner and receive any necessary independent advice.

  Amendment 5 would amend GWF's By-laws to prevent the GWF Board from subsequently amending any of the Ahmanson By-law Amendments adopted at the GWF Annual Meeting unless it has the approval of a majority vote of the GWF stockholders. The effect of Amendment 5 would ensure that the GWF Board cannot circumvent the will of the stockholders by subsequently amending or modifying the adopted Ahmanson By-law Amendments.

  If the Merger is consummated, Ahmanson expects that the by-laws of the combined company would be the current by-laws of Ahmanson. Those by-laws do not contain the provisions proposed by Amendments 1 through 5 above.

  Adoption of the Ahmanson By-law Amendments requires the affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote on the matter, assuming the presence of a quorum at the GWF Annual Meeting.

LITIGATION

  On February 18, 1997, Ahmanson filed a complaint against GWF and the members of the GWF Board in the Delaware Chancery Court which, among other things, generally seeks injunctive relief (a) against any application of the GWF Rights Plan to impede the proposed merger of Ahmanson and GWF, (b) requiring the GWF Board to exempt such merger from the operation of Section 203 of the DGCL and (c) prohibiting GWF and the members of the GWF Board from adopting any defensive measure that would have the effect of impeding or interfering with the proposed merger or Ahmanson's solicitation of proxies for the GWF Annual Meeting.

  On February 26, 1997, GWF filed an answer, affirmative defenses and counterclaim against Ahmanson seeking, among other things, that the Delaware Chancery Court (a) dismiss Ahmanson's complaint, (b) declare Ahmanson's proposed by-law amendment limiting the GWF Board's use of defensive measures to be invalid and (c) issue a temporary restraining order preventing Ahmanson from soliciting stockholder consents in favor of the proposed by-law. On February 28, the Delaware Chancery Court denied GWF's request for a restraining order and permitted the Consent Solicitation to proceed. On March 17, 1997, Ahmanson and GWF notified the Delaware Chancery Court that, in light of Ahmanson's revision of the previously proposed by-law relating to GWF's use of defensive measures into a non-binding advisory resolution, GWF's motion for partial summary judgment relating to such proposal had become moot and, accordingly, no hearing or relief on the motion was necessary.

  On March 18, 1997, Ahmanson filed an answer and affirmative defenses to GWF's counterclaim in the Delaware Chancery Court, denying all the material allegations of GWF's counterclaim and asserting that, among other things, (a) the GWF counterclaim fails to state a claim upon which relief can be granted,
(b) the Delaware Chancery Court lacks subject matter jurisdiction over GWF's disclosure claims, (c) the relief requested by GWF is barred by virtue of its unclean hands, and (d) the allegations as stated in the counterclaim are not ripe for adjudication, and, if they have ever been ripe, they have been rendered moot by subsequent events.

  Between February 18, 1997 and March 18, 1997, various stockholders of GWF filed complaints against GWF and the members of the GWF Board in Delaware Chancery Court. Each action was brought on behalf of the plaintiffs, individually, and as a purported class action on behalf of all stockholders of GWF. The various complaints allege, among other things, that GWF and its directors are violating their fiduciary duties owed to stockholders of GWF by failing to hold an auction for GWF, failing to negotiate the acquisition of GWF with all interested parties, failing to provide a level playing field through the use of Lock-up Fees in the GWF/WAMU Merger Agreement and through the employment of the Rights Plan, and by acting to entrench themselves by favoring WAMU at the expense and to the detriment of the stockholders of GWF. The complaints generally seek, among other things, an order (a) declaring that the action may be maintained as a class action, (b) ordering the GWF directors to carry out their fiduciary duties and requiring them to respond in good faith to all bona fide potential acquirors of GWF, (c) preliminarily and permanently enjoining the implementation of the GWF Rights Plan, as amended, and the delivery of Rights thereunder except in an equitable manner in order to maximize GWF stockholder value, (d) rescinding the severance agreements to be paid to the GWF directors and the Lock-up Fees to be paid to WAMU, (e) enjoining any transaction between GWF and WAMU which does not maximize stockholder value, (f) awarding plaintiffs compensatory damages, the costs and disbursements of the action, and such other and further relief as may be just and proper. GWF and its directors have denied the operative allegations in such complaints. The foregoing description of stockholder complaints against GWF is based on information made publicly available by GWF in its preliminary proxy statement, dated April 15, 1997, for the GWF Annual Meeting.

  On March 3, 1997, Ahmanson filed a complaint against GWF pursuant to Section 220 of the DGCL in the Delaware Chancery Court to compel GWF to make available for inspection and copying by Ahmanson a list of stockholders of GWF and other related information for proper purposes related to Ahmanson's interest as a stockholder of GWF. Ahmanson requested, among other things, that the Court enter an order directing GWF to provide Ahmanson with the requested information. On March 6, 1997, GWF provided Ahmanson with all of the requested information. On March 7, 1997, GWF mailed a letter to Ahmanson requesting that Ahmanson dismiss the complaint requesting the information as moot and on March 17, 1997, Ahmanson filed a notice of dismissal of the action.

  On March 21, 1997 Ahmanson filed an amended and supplemental complaint in the Delaware Chancery Court, which, in addition to the allegations made in the complaint filed February 18, 1997 by Ahmanson, further alleges that GWF and its directors (a) have failed to create a level playing field by discriminatorily favoring other potential bidders to the exclusion of Ahmanson and by entering into the WAMU/GWF Merger Agreement, (b) have actively and unlawfully sought to thwart the GWF stockholders from exercising their voting rights, (c) have breached their obligation to find the best value reasonably available to GWF stockholders, and (d) have irreparably harmed Ahmanson by depriving it of the unique opportunity to acquire GWF. Ahmanson's complaint seeks, among other things, an order (a) declaring that the GWF directors have unlawfully interfered with and impeded the voting rights of GWF stockholders and that they have breached their fiduciary duties, (b) declaring that the GWF directors have unlawfully tilted the playing field by putting GWF up for sale while discriminatorily favoring potential bidders other than Ahmanson, including, but not limited to WAMU, (c) enjoining GWF and its directors from taking any action to delay, impede, postpone or thwart the voting rights of GWF stockholders, (d) compelling GWF and its directors to hold the GWF Annual Meeting as scheduled and to treat Ahmanson and all prospective bidders equally and (e) enjoining GWF and its directors from tilting the playing field or discriminating against Ahmanson in favor of other bidders and from taking any steps to consummate a merger or other transaction with WAMU.

  On April 14, 1997, Ahmanson filed a second amended and supplemental complaint for declaratory and injunctive relief in the Delaware Chancery Court, which in addition to the relief being sought by the complaint filed February 18, 1997 and the amended and supplemental complaint filed March 21, 1997 by Ahmanson, further seeks, among other things, an order (a) declaring that the record date for the Consent Solicitation is March 13, 1997, (b) declaring that failure to redeem the Rights attached to the Shares or to otherwise amend the GWF Rights Plan to make it inapplicable the Ahmanson Proposal and to render Section 203 of the Delaware Corporation Law inapplicable to the Ahmanson Merger Proposal constitutes a breach of the fiduciary duties of the GWF directors, (c) declaring that the adoption of any defensive measure which has the effect of impeding, thwarting, frustrating or interfering with the Ahmanson Merger Proposal, the Proxy Solicitation or the Consent Solicitation constitutes a breach of the fiduciary duties of the GWF directors and that GWF and its directors are enjoined from adopting any such measure, (d) compelling GWF and its directors to recognize the validity of consents executed and delivered by GWF stockholders of record as of March 13, 1997, (e) compelling GWF and its directors to redeem the Rights attached to the Shares associated with the GWF Rights Plan so as to make it inapplicable to the Ahmanson Merger Proposal, and enjoining GWF and its directors from taking any action to implement, distribute or recognize any rights or powers with respect to the Rights (other than to redeem the Rights), and from taking any actions pursuant to the GWF Rights Plan that would dilute or interfere with Ahmanson's voting rights or in any way discriminate against Ahmanson in the exercise of its rights with respect to its GWF stock, (f) compelling GWF and its directors to approve the Ahmanson Merger Proposal for the purposes of
Section 203 of the DGCL, and enjoining GWF and its directors from taking any actions to enforce or apply Section 203 of the DGCL that would impede, thwart, frustrate or interfere with the Ahmanson Merger

Proposal, (g) declaring that the GWF directors have breached their fiduciary duty of disclosure, and (h) compelling GWF to disclose (i) the risk to GWF's ability to enter into a pooling transaction in light of its 1996 modifications to its benefit plans, (ii) whether the 1996 modifications and the increased stock options were in contemplation of a combination, (iii) whether during 1996, GWF had any substantive internal discussion or discussions with third parties about any business combinations, and (iv) how GWF plans to overcome the presumption that the changes in equity interest were in contemplation of the combination.

  On April 9, 1997, Ahmanson filed a complaint against GWF pursuant to Section 225 of the DGCL (the "225 Complaint") in the Delaware Chancery Court which alleges, among other things, that written consents executed by the record holders of a majority of the outstanding Shares on March 13, 1997 were delivered to GWF on April 9, 1997 that were effective at the time of delivery to adopt Consent Proposal 3. Ahmanson is seeking an order (i) declaring that Consent Proposal 3 was duly and validly adopted on April 9, 1997, and
(ii) compelling GWF to hold the GWF Annual Meeting on or before May 6, 1997.

  On April 11, 1997, Ahmanson filed an amended complaint against GWF and its directors pursuant to Section 225 of the DGCL (the "Amended 225 Complaint") in the Delaware Chancery Court. In addition to the allegations made in the 225 Complaint, the Amended 225 Complaint alleges, among other things, that:
(i) Consent Proposal 3 was effective at the time the consents were delivered, and (ii) by their actions in announcing a May 9, 1997 record date and setting a meeting for election of directors for June 13, 1997, GWF's directors violated Consent Proposal 3 and the provisions of GWF's By-laws regarding special meetings for the election of directors and their fiduciary duties. In addition to the relief sought in the 225 Complaint, Ahmanson's Amended 225 Complaint seeks an order enjoining GWF from scheduling or holding any vote on any proposed transaction, including but not limited to the Proposed GWF/WAMU Merger, prior to two weeks following the certification of the election of directors. On April 16, 1997, after the parties had exchanged discovery requests, GWF filed a motion to dismiss and for a protective order.

  On April 18, 1997, Ahmanson filed a second amended complaint pursuant to
Section 225 of the DGCL (the "Second Amended 225 Complaint") in the Delaware Chancery Court. In addition to the allegations made in the Amended 225 Complaint, Ahmanson alleges in the Second Amended 225 Complaint that the GWF Board manipulated the date of the annual meeting in violation of the fiduciary duties it owes to the GWF stockholders. In support of this claim, Ahmanson alleges that the GWF Board has postponed the date of the annual meeting and refused to commit to hold the annual meeting prior to the vote on the Proposed GWF/WAMU Merger for the purpose of extending unilaterally the term of the GWF directors who were originally slated to stand for election on April 22, 1997, and to permit those directors to avoid standing for election.

  On April 21, 1997, GWF filed a motion to dismiss Ahmanson's claims in the Second Amended 225 Complaint that (i) GWF violated the provisions of its by-laws relating to special meetings for election of directors ("Count IV") and
(ii) the GWF Board manipulated the date of the annual meeting in violation of the fiduciary duties it owes to GWF's stockholders ("Count V"). By opinion dated April 25, 1997, the Delaware Court of Chancery denied GWF's motion with respect to Count IV and granted GWF's motion with respect to Count V only to the extent that it sought relief prior to GWF's annual meeting.

  On May 8, 1997, Ahmanson filed a letter with the Delaware Chancery Court
(a) informing the Court that it was no longer seeking to compel GWF to hold the GWF Annual Meeting prior to June 13, 1997 and (b) seeking an order requiring a six-week period of time between the certification of the election of GWF directors at the GWF Annual Meeting and a special meeting of GWF stockholders called to approve the Proposed GWF/WAMU Merger.

  Ahmanson has publicly announced that, if it is successful in its action to invalidate the provisions for Lock-up Fees in the GWF/WAMU Merger Agreement and the proposed merger of Ahmanson with GWF is consummated, Ahmanson would return the amount of expenses thereby saved by the combined company by paying a pro rata portion of such savings to stockholders of GWF for each share of GWF Common Stock converted in the proposed merger. The consummation of the Offer is not conditioned on the success of

Ahmanson's legal challenge to the arrangements for Lock-up Fees. However, Ahmanson intends to vigorously pursue its challenge to the Lock-up Fees in Delaware Chancery Court. For purposes of the pro forma combined financial information contained herein and the estimates of cost savings and merger-related expenses related to the Proposed Merger described above under "-- Reasons for the Combination", however, Ahmanson has assumed that the Lock-up Fees would be payable to WAMU upon the consummation of the Proposed Merger. In the event that Ahmanson and GWF enter into a definitive merger agreement and the Lock-up Fee arrangements are invalidated, Ahmanson would amend or supplement this Prospectus as necessary or appropriate at such time to reflect the proposed payment of the combined company's savings of Lock-up Fees to holders of GWF Common Stock, including by updating the description contained herein of certain tax consequences of the Merger to such holders.

                                THE OFFER

GENERAL

  Ahmanson hereby offers, upon the terms and subject to the conditions of the Offer, to exchange a number of shares of Ahmanson Common Stock (including the associated Ahmanson Rights) equal to the Exchange Ratio, with cash being paid in lieu of fractional shares, for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The term "Expiration Date"
shall mean 12:00 Midnight, New York City time, on [      ], 1997, unless and
until Ahmanson extends the period of time for which the Offer remains open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Ahmanson, shall expire. Each tendering stockholder who would otherwise be entitled to a fractional share of Ahmanson Common Stock will receive cash in an amount (rounded to the nearest $.01) equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the per share closing price of Ahmanson Common Stock on the NYSE on the NYSE trading day immediately preceding the date such stockholder's Shares are accepted for exchange by Ahmanson.

  On [     ], 1997, the last trading day prior to the date of this Prospectus, the closing price per share of Ahmanson Common Stock was $[ ] and the closing price per Share was $[ ]. Based on that closing price (and assuming the average closing price of the Ahmanson Common Stock on the NYSE during the Averaging Period is equal to such closing price), the Exchange Ratio would be [ ] and the Offer would have an implied market value of $[ ] per Share. This represents a premium of $[ ] per Share, or [ ]%, over the implied market value of the Proposed GWF/WAMU Merger.

  The following table sets forth the Exchange Ratio and implied market value per Share of the Offer over a range of market prices for Ahmanson Common Stock from $32.00 to $46.00 per share (assuming for each indicated market price of Ahmanson Common Stock that the average closing price of Ahmanson Common Stock during the Averaging Period is equal to such market price):

       MARKET PRICE
       PER SHARE OF                                                        IMPLIED MARKET
         AHMANSON                   EXCHANGE                             VALUE OF THE OFFER
       COMMON STOCK                  RATIO                                 PER GWF SHARE
       ------------                 --------                             ------------------
       $32.00                        1.200                                     $38.40
        33.00                        1.200                                      39.60
        34.00                        1.200                                      40.80
        35.00                        1.200                                      42.00
        36.00                        1.200                                      43.20
        37.00                        1.200                                      44.40
        38.00                        1.200                                      45.60
        39.00                        1.200                                      46.80
        40.00                        1.200                                      48.00
        41.00                        1.200                                      49.20
        41.67                        1.200                                      50.00
        42.00                        1.190                                      50.00
        43.00                        1.163                                      50.00
        44.00                        1.136                                      50.00
        45.00                        1.111                                      50.00
        45.45                        1.100                                      50.00
        46.00                        1.100                                      50.60

  Tendering stockholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Ahmanson.

  The purpose of the Offer is for Ahmanson to acquire control of GWF and is a first step of Ahmanson's plan to acquire the entire common equity interest in GWF. Ahmanson intends, as promptly as practicable after consummation of the Offer, to seek to have GWF consummate the Merger with Ahmanson in which each outstanding Share (except for treasury shares of GWF and Shares held by Ahmanson or any subsidiary of Ahmanson other than in a fiduciary capacity) would be converted into a number of shares of Ahmanson Common Stock equal to the Exchange Ratio. See "--Purpose of the Offer; The Merger".

  In the event that Ahmanson acquires all of the Shares (excluding Shares owned by Ahmanson) pursuant to the Offer and the Merger is consummated, former stockholders of GWF would own approximately 62% of the outstanding shares of Ahmanson Common Stock upon consummation of the Merger, based on the number of Shares outstanding on March 31, 1997 and assuming the maximum Exchange Ratio of 1.20. If 51% of the Shares (excluding Shares owned by Ahmanson) are exchanged and the Merger is not consummated, such ownership percentage would be approximately 45%.

  Ahmanson's obligation to exchange shares of Ahmanson Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Ahmanson Stockholder Approval Condition, the Rights Plan and DGCL 203 Condition, the GWF/WAMU Merger Agreement Condition and the Regulatory Approvals Condition (in each case as defined on the cover page of this Prospectus) and certain other conditions set forth under "--Certain Other Conditions of the Offer".

  According to GWF's earnings release for the quarter ended March 31, 1997, there were 137,885,310 Shares outstanding. As of the date of this Prospectus, Ahmanson beneficially owned 3,560,500 Shares.

  Requests will be made to GWF for use of GWF's stockholder list and security position listings for the purpose of communications with stockholders and disseminating the Offer to holders of Shares. The Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Ahmanson following receipt of such list or listings from GWF.

TIMING OF THE OFFER

  The Offer is currently scheduled to expire on [      ], 1997; however, it is
Ahmanson's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "--Extension, Termination and Amendment". Ahmanson expects that the Ahmanson
Stockholder Approval Condition will be satisfied by [      ], 1997 (the date
on which it intends to call the Ahmanson Meeting to approve the Ahmanson Charter Amendment and the issuance of shares of Ahmanson Common Stock pursuant to the Offer and the Merger) and that the other conditions to the Offer will be satisfied once the Regulatory Approvals Condition, the GWF/WAMU Merger Condition and the Rights Plan and DGCL 203 Condition are satisfied.

  Ahmanson believes that it will be able to obtain the regulatory approvals required for the Combination on a timely basis and without the imposition of any condition that would have a material adverse effect on the combined company. However, the regulatory approvals process is such that Ahmanson can give no definitive assurance that any Requisite Regulatory Approval will be obtained or, if obtained, will be obtained on a timely basis and without the imposition of other material conditions. See "--Certain Other Conditions to the Offer" and "--Regulatory Approvals Condition".

  Ahmanson continues to seek to enter into a negotiated merger agreement with GWF based on the Ahmanson Merger Proposal submitted to the GWF Board on March 17, 1997, which proposed a merger of Ahmanson and GWF pursuant to which Shares would be converted into shares of Ahmanson Common Stock at an exchange ratio identical to the Exchange Ratio for the Offer, except that the exchange ratio in the Ahmanson Merger Proposal would be determined based on an average closing price for Ahmanson Common Stock on the 20 trading days preceding the OTS' approval of the proposed merger (rather than 20 trading days ending on the third trading day prior to the Expiration Date, as in the case of the Offer). Ahmanson expects that in the event GWF and Ahmanson reach such an agreement, GWF would take such actions as are necessary to cause the satisfaction of the Rights Plan and DGCL 203 Condition. Ahmanson reserves the right to amend the Offer, including upon entering into a merger agreement with GWF, or to negotiate a merger agreement with GWF not involving an exchange offer and pursuant to which Ahmanson would terminate the Offer and the Shares would, upon consummation of such merger, be converted into shares of Ahmanson Common Stock, cash and/or other securities in such amounts as are negotiated by Ahmanson and GWF. Ahmanson would expect that any such merger agreement would include conditions to the consummation of the merger that are substantially the same as the conditions contained in the GWF/WAMU Merger Agreement, except that a GWF/Ahmanson merger would not be conditioned on the qualification of such merger for "pooling of interests" accounting treatment.

  If GWF schedules a special stockholders' meeting to vote on the GWF/WAMU Merger Agreement and GWF's stockholders do not approve the GWF/WAMU Merger Agreement, the GWF/WAMU Merger Agreement Condition would then be satisfied. Ahmanson believes at that point (and in light of the GWF stockholders' ability, if necessary, to adopt a by-law accelerating the next annual meeting of GWF stockholders to January 2, 1998 and to elect a majority of the GWF Board (including those to be elected at the GWF Annual Meeting) by that date), the GWF Board would respect the vote of GWF's stockholders and remove the obstacles it is maintaining to the Offer and the Merger, thereby satisfying the Rights Plan and DGCL 203 Condition. Ahmanson also intends to pursue its currently pending litigation in order to satisfy the Rights Plan and DGCL 203 Condition. For further information about the Rights Plan and DGCL 203 Condition and Ahmanson's plans for satisfying it, see "--Rights Plan and DGCL 203 Condition".

EXTENSION, TERMINATION AND AMENDMENT

  Ahmanson expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Ahmanson will exercise its right to extend the Offer. However, it is Ahmanson's current intention to extend the Offer until all conditions have been satisfied or waived. See "-- Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "--Withdrawal Rights."

  Subject to the applicable rules and regulations of the Commission, Ahmanson also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of or, regardless of whether such Shares were theretofore accepted for exchange, to delay exchange of any Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Ahmanson Stockholder Approval Condition and the Regulatory Approvals Condition) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Ahmanson may choose to make any public announcement, Ahmanson shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If Ahmanson makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Ahmanson will extend the Offer to the extent required under the

Exchange Act. If, prior to the Expiration Date, Ahmanson shall increase or decrease the consideration offered to holders of Shares or the percentage of Shares being sought, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

EXCHANGE OF SHARES; DELIVERY OF AHMANSON COMMON STOCK

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Ahmanson will accept for exchange, and will exchange, Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, Ahmanson expressly reserves the right to delay acceptance for exchange or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company, the Midwest Securities Trust Company, or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents.

  For purposes of the Offer, Ahmanson will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Ahmanson gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Ahmanson Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of Ahmanson Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Ahmanson Common Stock and cash to be paid in lieu of fractional shares of Ahmanson Common Stock from Ahmanson and transmitting such Ahmanson Common Stock and cash to tendering stockholders. Under no circumstances will interest with respect to fractional shares be paid by Ahmanson by reason of any delay in making such exchange.

  If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering shareholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering Shares", such Shares will be credited to an account maintained within such Book-Entry Transfer Facility, as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF AHMANSON COMMON STOCK

  No certificates representing fractional shares of Ahmanson Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Ahmanson Common Stock will receive cash in an amount (rounded to the nearest $0.01) equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of Ahmanson Common Stock on the NYSE on the NYSE trading day immediately preceding the date such stockholder's Shares are accepted for exchange by Ahmanson.

WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange by Ahmanson
pursuant to the Offer, may also be withdrawn at any time after [      ], 1997.

  For withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this

Prospectus and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

  The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Ahmanson, in its sole discretion, which determination shall be final and binding. None of Ahmanson, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "--Procedure for Tendering Shares" at any time prior to the Expiration Date.

  A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING SHARES

  For a stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such stockholder must comply with the guaranteed delivery procedure set forth below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Ahmanson may enforce such agreement against such participant.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has been satisfied or waived. Unless the GWF Distribution Date (as defined below under "--Rights Plan and DGCL 203 Condition") occurs, a tender of Shares will constitute a tender of the associated Rights. If the GWF Distribution Date occurs and separate certificates representing the Right are distributed by GWF or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the GWF Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a stockholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering stockholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. Ahmanson reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

  Nevertheless, Ahmanson will be entitled to accept for exchange Shares tendered by a stockholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation with respect to such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period Ahmanson may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by Ahmanson to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of Ahmanson.

  The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or

a manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

  Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases in which Shares are tendered (i) by a registered holder of Shares who has completed neither the box entitled "Special Payment Instructions" nor the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the certificates for Shares [or Rights, (if any)] are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF AHMANSON COMMON STOCK, A STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF U.S. FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN SHAREHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE SHAREHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tenders are made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Ahmanson, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

    (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or manually executed facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering stockholders may receive shares of the Ahmanson Common Stock at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Ahmanson as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for exchange by Ahmanson and with respect to any and all other Shares and other securities issued or issuable in respect of
the Shares on or after [      ], 1997. Such appointment is effective, and
voting rights will be affected, when and only to the extent that Ahmanson deposits the shares of Ahmanson Common Stock for Shares tendered by such stockholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective), Ahmanson's designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of GWF's stockholders, by written consent in lieu of any such meeting or otherwise. Ahmanson reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Ahmanson's exchange of such Shares, Ahmanson must be able to exercise full voting rights with respect to such Shares.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Ahmanson, in its sole discretion, which determination shall be final and binding. Ahmanson reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Ahmanson's counsel, be unlawful. Ahmanson also reserves the absolute right to waive any of the conditions of the Offer, other than the Ahmanson Stockholder Approval Condition, the Regulatory Approvals Condition, or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. None of Ahmanson, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Ahmanson's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  The tender of Shares and Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Ahmanson upon the terms and subject to the conditions of the Offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Sullivan & Cromwell, special counsel to Ahmanson, exchanges of Shares for Ahmanson Common Stock pursuant to the Offer and the Merger, or of GWF 8.30% Cumulative Preferred Stock, liquidation preference $250 per share ("GWF 8.30% Preferred Stock") (or depository shares representing the GWF 8.30% Preferred Stock (the "GWF Depository Shares")) for shares of Ahmanson 8.30% Cumulative Preferred Stock, liquidation preference $250 per Share ("New Ahmanson 8.30% Preferred Stock") (or depository shares representing New Ahmanson 8.30% Preferred Stock ("New Ahmanson Depository Shares")) pursuant to the Merger, will be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Code. Consequently, no gain or loss will be recognized by holders of Shares upon such exchanges, except as described below under "Tax Consequences to Holders of Shares if the Offer and the Merger Qualify as a Reorganization". This opinion is based on Sullivan & Cromwell's view that the Offer and the Merger should be treated as a single transaction and on certain assumptions, including that (a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in Ahmanson by holders owning a significant percentage of the stock of GWF prior to the consummation of the Offer) will be satisfied, taking into account any holders that exercise dissenters' rights, if any, (b) Ahmanson will continue GWF's historic business or will use a significant portion of GWF's historic business assets in a business and (c) the Offer and the Merger will generally be consummated as contemplated by this Prospectus. Although there are currently no binding agreements that would ensure that the stockholders of GWF will have a continuing equity interest in Ahmanson following the consummation of the Combination, Ahmanson believes that it is likely that the stockholders of GWF will retain a sufficient amount of the stock of Ahmanson to satisfy the continuity of interest requirements.

  In rendering their opinion, Sullivan & Cromwell have further assumed that
(a) upon consummation of the Offer, there will be no significant contingencies preventing the prompt consummation of the Merger, (b) upon consummation of the Offer, Ahmanson will not have waived any of the conditions relating to its obligation to consummate the Offer in a manner that could prevent a prompt consummation of the Merger, (c) the Merger will in fact be consummated promptly after the consummation of the Offer and in no event more than one year after the consummation of the Offer and (d) either GWF will have, at the time the Offer is consummated, entered into an agreement with Ahmanson requiring Ahmanson to effect the Merger or the "binding commitment" test discussed below will not apply to the Offer and the Merger. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the absence of the Merger would mean that the Offer was not part of a reorganization. The consequences of a failure to so qualify are discussed below under "Tax Consequences to Holders of Shares if the Offer Does Not Qualify as Part of a Reorganization".

  In deciding whether two steps are part of a single transaction qualifying as a reorganization, some courts have applied the so-called "binding commitment" test. Under that test, two steps will be integrated only if, at the time that the first step is consummated, there is a binding commitment to consummate the second step. If the "binding commitment" test were applied to the Offer and the Merger and GWF has not at the time the Offer is consummated entered into an agreement with Ahmanson requiring Ahmanson to effect the Merger, the Offer and the Merger would not be treated as a single transaction, and the Offer would not qualify as part of a reorganization. Although the matter is not free from doubt, in the opinion of Sullivan & Cromwell, the "binding commitment" test should not be applied to determine whether the Offer and the Merger should be treated as a single transaction.

  Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by Ahmanson or GWF as a result of the Offer and the Merger.

  This summary does not address any tax consequences of the Offer or the Merger to U.S. Holders who exercise dissenters' rights, if any. It may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Offer or the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Merger to such holder.

  This summary is based on current law and the opinion of Sullivan & Cromwell. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of Sullivan & Cromwell set forth in this summary is based, among other things, on the assumptions set forth above, which assumptions have been made with the consent of Ahmanson. Ahmanson will not request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Offer and the Merger. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

 Tax Consequences to Holders of Shares if the Offer and the Merger Qualify as a Reorganization

  If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the material federal income tax consequences to holders who are (a) citizens or residents of the United States, (b) domestic corporations or (c) otherwise subject to United States federal income tax on a net income basis in respect of the Shares ("U.S. Holders") who hold Shares as capital assets and who exchange such Shares pursuant to the Offer or the Merger, or both, will be as follows:

    (i) no gain or loss will be recognized by a U.S. Holder on the exchange of Shares for Ahmanson Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Ahmanson Common Stock;

    (ii) the aggregate adjusted tax basis of shares of Ahmanson Common Stock received by a U.S. Holder (including fractional shares of Ahmanson Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Shares exchanged therefor;

    (iii) the holding period of shares of Ahmanson Common Stock (including the holding period of fractional shares of Ahmanson Common Stock) received by a U.S. Holder will include the holding period of the Shares exchanged therefor; and

    (iv) a U.S. Holder of Shares who receives cash in lieu of fractional shares of Ahmanson Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Ahmanson Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

 Tax Consequences to Holders of Shares if the Offer Does Not Qualify as Part of a Reorganization

  If the Merger is not consummated, or if the Merger is consummated but the Offer is treated as a separate transaction for federal income tax purposes, exchanges pursuant to the Offer will be taxable transactions for federal income tax purposes. In that case, each U.S. Holder exchanging Shares for shares of Ahmanson Common Stock pursuant to the Offer will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of Ahmanson Common Stock received by such U.S. Holder pursuant to the Offer and any cash received by such U.S. Holder in lieu of fractional shares of Ahmanson Common Stock. Such gain or loss will be capital gain or loss if such Shares had been held for more than one year at the time of consummation of the exchanges.

  If the Offer is a taxable transaction, the Merger itself would be a reorganization within the meaning of Section 368(a)(1)(A) of the Code if the continuity of interest requirement is satisfied in the Merger. For advanced ruling purposes, guidelines published by the Internal Revenue Service would require that stockholders of GWF receive in the Merger stock of Ahmanson having a value equal to at least 50% of the value of all of the stock of GWF outstanding prior to the Merger. If the Offer is treated as a separate transaction for federal income tax purposes, however, stock of GWF held by Ahmanson prior to the Merger as a result of the Offer should count towards establishing that the Merger satisfies the continuity of interest requirement. If the continuity of interest requirement is satisfied in the Merger, a U.S. Holder receiving Ahmanson Common Stock in the Merger would be subject to the rules concerning reorganizations described above with respect to such Ahmanson Common Stock, but not with respect to any Ahmanson Common Stock received by such U.S. Holder pursuant to the Offer.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed and principally traded on the NYSE and the PSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer the Shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

  According to GWF's earnings release for the quarter ended March 31, 1997, there were, as of March 31, 1997, 137,885,310 Shares outstanding, and, as of December 31, 1996, 9,724 holders of record of Shares.

  If such exchanges were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through NASDAQ or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

  The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated by GWF upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by GWF to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of GWF and persons holding "restricted securities" of GWF to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities."

  The Rights currently are registered under the Exchange Act and are listed on the NYSE and the PSE, but currently are attached to the outstanding Shares and are not separately transferable. The Rights may become transferable apart from the Shares, unless previously redeemed. If the Rights are not redeemed or invalidated and Ahmanson waives the Rights Plan and DGCL 203 Condition (insofar as the Rights are concerned), then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

PURPOSE OF THE OFFER; THE MERGER

  The purpose of the Offer is to enable Ahmanson to acquire control of, and the entire common equity interest in, GWF. The Offer, as the first step in the acquisition of GWF, is intended to facilitate the acquisition of all Shares. Ahmanson intends, as promptly as practicable after consummation of the Offer, to seek to have GWF consummate the Merger with Ahmanson. Assuming the Minimum Tender Condition and the Rights Plan and DGCL 203 Condition are satisfied and Ahmanson consummates the Offer and enters into a merger agreement with GWF for the Merger, Ahmanson would have sufficient voting power to effect the Merger without the vote of any other stockholder of GWF.

  The purpose of the Merger is to acquire all Shares not tendered and exchanged pursuant to the Offer or otherwise. In the Merger, (a) each then outstanding Share (except for treasury shares of GWF and Shares owned by Ahmanson or any subsidiary of Ahmanson other than in a fiduciary capacity) would be converted into the right to receive a number of shares of Ahmanson Common Stock equal to the Exchange Ratio (with cash in lieu of fractional shares of Ahmanson Common Stock) and (b) each then outstanding share of GWF 8.30% Preferred Stock (if any) would be converted into a substantially identical share of New Ahmanson 8.30% Preferred Stock.

  Holders of Shares do not have appraisal rights as a result of the Offer and, assuming the Shares remain listed on a national securities exchange or NASDAQ or a similar market, will not have appraisal rights as a result of the Merger. However, in the event the Merger is consummated, and if, on the date fixed to determine stockholders entitled to vote on the Merger, the Shares are no longer listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and to demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Ahmanson does not believe would be applicable to the Merger if the Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning GWF, and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of GWF therein, be filed with the Commission and disclosed to stockholders of GWF prior to consummation of the Merger.

  In addition, Ahmanson reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Ahmanson and its affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

  Except as noted herein, Ahmanson does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving GWF or any of its subsidiaries, or any material changes in GWF's corporate structure or business or any change in its management. However, because Ahmanson has not had access to GWF's books and records, additional changes may be made after a full review of GWF's operations is completed.

MINIMUM TENDER CONDITION

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with the Shares beneficially owned by Ahmanson and its affiliates for their own respective accounts, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights had been so converted, exercised or exchanged) as of the date the Shares are accepted by Ahmanson pursuant to the Offer. According to GWF's earnings release for the quarter ended March 31, 1997, there were 137,885,310 Shares outstanding as of March 31, 1997 and, according to the 1996 GWF 10-K, there were 14,673,297 Shares reserved for issuance pursuant to employee stock options and GWF's dividend reinvestment plan as of December 31, 1996 (the "Options"). Based on the foregoing, Ahmanson believes that the Minimum Tender Condition would have been satisfied on March 31, 1997 if, in addition to the 3,560,500 Shares currently owned beneficially by Ahmanson and its affiliates for their own respective accounts, at least an aggregate of 72,718,804 Shares, or 53% of the Shares outstanding as of March 31, 1997, had been validly tendered pursuant to the Offer and not withdrawn. Ahmanson reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer.

AHMANSON STOCKHOLDER APPROVAL CONDITION

  The Offer is conditioned, among other things, upon the satisfaction of the Ahmanson Stockholder Approval Condition. Approval of the Ahmanson Charter Amendment is required in order for Ahmanson to have a sufficient number of authorized shares of Ahmanson Common Stock to issue in connection with the Offer and the Merger. Pursuant to the rules of the NYSE (on which the Ahmanson Common Stock is listed), the issuance of Ahmanson Common Stock pursuant to the Combination must be approved by the holders of a majority of the shares of Ahmanson Common Stock voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Ahmanson Common Stock outstanding on the applicable record date if the number of shares of Ahmanson Common Stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. Ahmanson intends to seek such
approval at the Ahmanson Meeting, which it has called for        , 1997.

RIGHTS PLAN AND DGCL 203 CONDITION

  Insofar as the Rights Plan and DGCL 203 Condition relates to the Rights, this condition may be satisfied in a number of ways, including the following:
(i) the GWF Board may determine that the Offer is a Qualifying Offer (as defined below) or may redeem or amend the Rights so they would not be triggered by the Offer and the Merger or (ii) Ahmanson could be successful in its litigation seeking, among other things, invalidation of the Rights or an injunction requiring the GWF Board to redeem the Rights or prohibiting any application of the GWF Rights Plan with respect to the Offer. See "Background of the Offer--Litigation".

  Insofar as the Rights Plan and DGCL 203 Condition relates to Section 203 of the DGCL, this condition may be satisfied in a number of ways, including the following: (i) the GWF Board may approve the Offer for purposes of Section 203, (ii) 85% of the outstanding Shares (excluding those held by directors who are officers of GWF and certain employee stock plans of GWF) could be tendered and accepted in the Offer, or (iii) Ahmanson could be successful in its litigation seeking, among other things, a declaratory judgment that the exemption afforded by Section 203(b)(6) of the DGCL is applicable to the Offer or, alternatively, an injunction requiring the GWF Board to approve the Offer for purposes of Section 203. (Since the Offer was announced after GWF approved the GWF/WAMU Merger Agreement, Ahmanson believes that such exemption is applicable to the Offer and Merger.) See "--GFW Rights Plan", "Background of the Offer--Litigation" and Section 203, a copy of which is attached hereto as Schedule A.

  Set forth below is certain additional information concerning the Rights and
Section 203 of the DGCL.

 GWF Rights Plan

  On June 24, 1986, the GWF Board declared a dividend distribution of one Right for each Share outstanding on July 14, 1986. On June 27, 1995, the GWF Board approved a number of amendments to the GWF Rights Plan.

  In the event that any person or group becomes the beneficial owner of 15% or more of the outstanding Shares other than pursuant to a Qualifying Offer (as defined below), proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right. In the event that, at any time following such acquisition of 15% or more of the outstanding Shares, GWF is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold (other than such a transaction resulting from a Qualifying Offer), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. A "Qualifying Offer" is a tender offer or exchange offer for any and all Shares at a price and on terms determined by at least a majority of the directors on the Great Western board who are not officers of GWF and are not affiliated with the acquiring person or group, after receiving advice from one or more investment banking firms, to be at a price which is fair to GWF stockholders and otherwise in the best interests of GWF stockholders. The "GWF Distribution Date" is the date specified in the GWF Rights Plan on which the acquisition of 15% or more of the outstanding Shares or the announcement of a tender or exchange offer that would result in such an acquisition occurs and thereby triggers the distribution to GWF stockholders of rights certificates evidencing the Rights.

 DGCL Section 203

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as GWF from engaging in a Business Combination (as defined in Section 203) with an Interested Stockholder (as defined in Section 203) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (c) the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation, (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors and
(iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years, or (d) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A copy of Section 203 of the DGCL has been annexed as Schedule A hereto.

GWF/WAMU MERGER AGREEMENT CONDITION

  The Offer is conditioned upon, among other things, the stockholders of GWF not having approved the GWF/WAMU Merger Agreement, which requires the approval of the holders of a majority of the Shares. The GWF/WAMU Merger Agreement Condition shall not have been satisfied if such approval shall have been obtained.

REGULATORY APPROVALS CONDITION

  The consummation of the Offer and the Merger each is conditioned on, among other things, obtaining the Requisite Regulatory Approvals.

  The principal Requisite Regulatory Approval is the approval of the OTS, under the Home Owners' Loan Act and related OTS regulations, of the Combination. Ahmanson filed an application for such approval on February 24, 1997. This approval requires consideration by the OTS of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution and the effect of the contemplated transaction on the convenience and needs of the communities to be served. These regulatory considerations also include, among other things, an assessment of compliance with the Community Reinvestment Act of 1977 (the "CRA"). Home Savings currently has an "outstanding" CRA rating and, on March 20, 1997, Ahmanson announced a $70 billion community reinvestment initiative. The regulations of the OTS require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the Combination. The public comment period with respect to the application expired on April 7, 1997. Ahmanson received comments on its OTS application on April 17, 1997 and has responded in writing. Ahmanson also understands that the OTS does not intend to hold any public hearing with respect to this application.

  The Offer may not be consummated for a period of 15 to 30 days following the OTS's approval (the precise length of the period to be determined by the OTS with the concurrence of the Attorney General of the United States), during which time the United States Department of Justice could challenge the Proposed Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OTS unless a court specifically ordered otherwise.

  The Combination may also be subject to approvals of, or notices to, various state agencies, including state banking regulators, several state insurance departments and other state agencies such as those that regulate consumer finance. Because GWF has not to date given Ahmanson access to any information with respect to the various state licenses held by GWF and its subsidiaries, Ahmanson is not currently in a position to determine definitively the approvals, notices and other filings required to consummate the Combination. However, based on information made publicly available by GWF in connection with the Proposed GWF/WAMU Merger, Ahmanson believes that the Combination is or may be subject to the approval of, or filing of notices with, a number of state agencies, including the following: (1) the Utah Department of Financial Institutions, in connection with Ahmanson's proposed indirect acquisition of GWF's subsidiary, Great Western Thrift & Loan, a Utah-chartered, industrial loan company which accepts deposits that are insured by the FDIC through the Bank Insurance Fund ("BIF"); (ii) the Colorado Division of Banking, in connection with Ahmanson's proposed indirect acquisition of GWF's subsidiary, First Community Industrial Bank, a Colorado-chartered, insurance loan company which accepts deposits that are insured by the FDIC through the BIF;
(iii) insurance regulators in Utah, South Carolina and Arizona, in connection with Ahmanson's proposed indirect acquisition of GWF's three subsidiary insurance companies, which are located in those states; and (iv) various state authorities that regulate consumer finance, in connection with Ahmanson's indirect acquisition of Aristar and Aristar's subsidiaries.

  Based upon the advice of Sullivan & Cromwell, its special counsel, as well as Ahmanson's experience in obtaining approvals for other transactions, Ahmanson believes that it will be able to obtain the requisite OTS approval on a timely basis and in a time frame substantially identical to that in which WAMU would be able to obtain the OTS approval required as a condition to the Proposed GWF/WAMU Merger and without the imposition of any condition that would have a material adverse effect on the combined company. As stated above, the Requisite Regulatory Approvals in addition to OTS approval consist of approvals or consents of state licensing authorities with respect to the resultant change in control of GWF's insurance agency, finance company and mortgage banking subsidiaries under applicable state law. Ahmanson anticipates no difficulty in obtaining such approvals or consents promptly.

  Of course, the regulatory approval process is such that Ahmanson can give no definitive assurance that any Requisite Regulatory Approval will be obtained or, if obtained, will be obtained on a timely basis and without the imposition of material conditions. Also, there can be no assurance that the U.S. Department of Justice or the Attorney General of the State of California will not challenge the Offer and Merger or, if challenged, what the result of such a challenge would be.

CERTAIN OTHER CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Ahmanson shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange of or exchange for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged for if at the Expiration Date any of the Minimum Tender Condition, the Ahmanson Stockholder Approval Condition, the Rights Plan and DGCL 203 Condition, the GWF/WAMU Merger Agreement Condition or the Regulatory Approvals Condition (in each case as defined on the cover page of this Prospectus) has not been satisfied or, with respect to the Minimum Tender Condition and the Rights Plan and DGCL 203 Condition, waived, or if on or after the date of this Prospectus and at or prior to the time of exchange of any such Shares (whether or not any Shares have theretofore been accepted for exchange or exchanged pursuant to the Offer), any of the following events shall not have occurred:

    (a) The shares of Ahmanson Common Stock which shall be issued to the stockholders of GWF in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger or any of the other transactions contemplated by this Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Merger.

    (d)(i) The representations and warranties of GWF in the GWF/WAMU Merger Agreement with respect to capitalization shall be true and correct in all material respects as of the date of this Prospectus and (except to the extent such representations and warranties speak as of an earlier date) as of the Expiration Date as though made on and as of the Expiration Date and
  (ii) the representations and warranties of GWF set forth in the GWF/WAMU Merger Agreement other than that referred to in clause (i) hereof shall be true and correct in all respects as of the date of this Prospectus and (except to the extent such representations and warranties speak as of an earlier date) as of the Expiration Date as though made on and as of the Expiration Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a material adverse effect, and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a material adverse effect on GWF and its subsidiaries taken as a whole.

  The foregoing conditions are for the sole benefit of Ahmanson and may be asserted by Ahmanson regardless of the circumstances giving rise to any such conditions (including any action or inaction by Ahmanson) or may be waived by Ahmanson in whole or in part (other than the Ahmanson Stockholder Approval Condition and the Regulatory Approvals Condition). Although Ahmanson reserves the right to do so, Ahmanson does not currently intend to waive the Minimum Tender Condition or the Rights Plan and DGCL Condition (insofar as it relates to Section 203 of the DGCL) unless it determines that doing so would not prevent it from consummating the Merger promptly after consummating the Offer. Ahmanson also does not currently intend to waive the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) unless it determines that the dilution to Ahmanson's stockholders that would result from the Rights becoming exercisable as a consequence of the Offer and the Merger would not be material in the context of the entire transaction. The determination as to whether any condition has been satisfied shall be in the sole judgment of Ahmanson and will be final and binding on all parties. The failure by Ahmanson at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Ahmanson reserves the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to exchange properly tendered Shares, Ahmanson will either promptly exchange such Shares or promptly return such Shares.

  The conditions to the Offer set forth herein that are not immediately satisfiable by GWF are identical in all material respects to the conditions of WAMU to effect the GWF/WAMU Merger, except that:

    (a) WAMU does not have to effect the GWF/WAMU Merger unless WAMU receives a letter from its accountants to the effect that the GWF/WAMU Merger will qualify for "pooling of interests" accounting treatment.

    (b) WAMU does not have to effect the GWF/WAMU Merger unless it receives an opinion of its counsel to the effect that the GWF/WAMU Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly no gain or loss will be recognized by WAMU or GWF as a result of the GWF/WAMU Merger and no gain or loss will be recognized by the holders of GWF Common Stock who exchange their Shares solely for WAMU Common Stock and holders of GWF 8.30% Preferred Stock who exchange it solely for new 8.30% preferred stock to be issued by WAMU pursuant to the GWF/WAMU Merger.

    (c) WAMU does not have to effect the GWF/WAMU Merger unless GWF has performed in all material respects its obligations required to be performed by it under the GWF/WAMU Merger Agreement at or prior to the closing of the GWF/WAMU Merger, and WAMU shall have received a certificate signed on behalf of GWF by the Chief Executive Officer and the Chief Financial Officer to such effect.

    (d) Ahmanson does not have to accept for exchange or exchange any Shares pursuant to the Offer and can terminate or amend the Offer if the stockholders of GWF have approved the GWF/WAMU Merger Agreement.

    (e) Ahmanson does not have to accept for exchange or exchange any Shares pursuant to the Offer and can terminate or amend the Offer if the Minimum Tender Condition is not met (based on the number of Shares outstanding or reserved for issuance pursuant to GWF's employee stock options and dividend reinvestment and stock purchase plans as of December 31, 1996 as reported by GWF and Shares currently owned by Ahmanson and its affiliates for their own respective accounts, Ahmanson believes the Minimum Tender Condition would have been satisfied on March 31, 1997 if at least an aggregate of 72,718,804 Shares, or 53% of the Shares outstanding as of March 31, 1997, had been validly tendered pursuant to the Offer and not withdrawn), while the GWF/WAMU Merger is conditioned on receiving approval of the holders of a majority of the outstanding Shares.

RELATIONSHIPS WITH GWF

  Except as set forth herein, neither Ahmanson nor, to the best of its knowledge, any of the persons listed in Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GWF, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies.

Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1995, between Ahmanson or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and GWF or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Ahmanson, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1995, had any transaction with GWF or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

FEES AND EXPENSES

  Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery") are acting as Dealer Managers in connection with the Offer. Pursuant to the respective terms of CSFB's and Montgomery's engagement, Ahmanson has agreed to pay each of CSFB and Montgomery for its financial advisory services (including services as Dealer Manager) in connection with the Combination an aggregate financial advisory fee of $9.0 million in the case of CSFB and $7.0 million in the case of Montgomery payable as follows:
(i) in the case of CSFB, (a) $1.5 million upon its engagement, (b) $1.5 million upon public announcement by Ahmanson of its intention to acquire GWF,
(c) $1.5 million upon execution of a definitive agreement relating to the Merger, and (d) $4.5 million upon consummation of the Merger, and (ii) in the case of Montgomery, (a) $0.5 million upon its engagement, (b) $0.5 million upon public announcement by Ahmanson of its intention to acquire GWF, (c) $1.5 million upon execution of a definitive agreement relating to the Merger, and
(d) $4.5 million upon consummation of the Merger. In addition, Ahmanson has agreed to reimburse each of CSFB and Montgomery for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, in connection with its engagement, and has agreed to indemnify each of CSFB, Montgomery and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws. In the ordinary course of business, CSFB and Montgomery may actively trade the equity and debt securities of Ahmanson and GWF for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Ahmanson has also retained MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will receive a
fee estimated not to exceed $[    ] for such services, plus reimbursement of
out-of-pocket expenses and Ahmanson will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

  Ahmanson will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Ahmanson for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

  Upon consummation of the Combination, Ahmanson would account for the acquisition of GWF using the purchase method of accounting. Accordingly, the consideration to be paid in the Offer would be allocated to assets acquired and liabilities assumed based on their estimated fair values at the consummation date. Income (or loss) of GWF prior to the consummation date will not be included in income of the combined company. See "Background of the Offer--Reasons for the Combination--Purchase Accounting; Stock Repurchase Program".

STOCK EXCHANGE LISTING

  The Ahmanson Common Stock is listed on the NYSE and the PSE. Applications will be made to list the shares of Ahmanson Common Stock to be issued pursuant to the Offer on the NYSE and the PSE.


RESALE OF AHMANSON COMMON STOCK RECEIVED IN THE OFFER

  The shares of Ahmanson Common Stock that would be issued to common stockholders of GWF upon consummation of the Offer and the Merger have been registered under the Securities Act. Such shares could be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of GWF or Ahmanson, as that term is defined in rules promulgated under the Securities Act.

              COMPARISON OF RIGHTS OF HOLDERS OF GWF COMMON STOCK
                           AND AHMANSON COMMON STOCK

  As a consequence of the Consummation of the Offer and the Merger, stockholders of GWF would become stockholders of Ahmanson. The following is a summary of certain similarities and all material differences between the rights of holders of Shares and the rights of holders of Ahmanson Common Stock. As each of GWF and Ahmanson is organized under the laws of Delaware, these differences arise solely from various provisions of the certificate of incorporation and by-laws of each of GWF and Ahmanson, as well as from the Ahmanson Rights Plan and the GWF Rights Plan.

  The following summary does not purport to be a complete statement of the rights of stockholders under the Restated Certificate of Incorporation of GWF (the "GWF Charter"), the GWF By-laws and the GWF Rights Plan as compared with the rights of Ahmanson's stockholders under the Ahmanson Charter, the by-laws of Ahmanson (the "Ahmanson By-Laws") and the Ahmanson Rights Plan, or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments, including the aforementioned instruments, of GWF and Ahmanson, copies of which have been filed as exhibits hereto or to documents incorporated herein by reference.

 Meetings of Stockholders

  Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. The GWF Charter and By-laws do not authorize any other person to call a special meeting. The Ahmanson Charter and By-laws provide that a special meeting may also be called by a committee of the Ahmanson Board which has been designated by the Ahmanson Board and authorized to call a special meeting by a resolution of the Ahmanson Board or by the Ahmanson By-laws.

 Number of Directors

  Under Delaware law, the number of directors shall be fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. The GWF By-laws provide that the number of directors shall be determined by a resolution of the majority of the GWF Board, but until some other number is fixed, the number of directors shall be 12. The Ahmanson By-laws provide that the number of directors shall be determined by a resolution of the majority of the Ahmanson Board or a majority of the voting power of the outstanding shares of voting stock.

 Advance Notice of Stockholder Nominations of Directors

  Under the GWF By-laws, nominations of persons for election to the GWF Board may be made at a meeting of stockholders by any stockholder, provided that the Secretary of GWF receives written notice not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called within 30 days before or after such anniversary, the notice of a nomination must be received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Notices of nominations, among other things, must state the nominee's name, age, business and residential address and principal occupation and employment, as well as the class and number of shares of GWF stock beneficially owned by such nominee and the nominee's consent to such nomination. In addition, the notice must state the name and record address of the nominating stockholder and the class and number of shares of GWF stock beneficially owned by the stockholder.

  Under the Ahmanson By-laws, nominations of persons for election to the Ahmanson Board may be made at a meeting of stockholders by any stockholder, provided that the Secretary of Ahmanson receives written notice not less than 60 days nor more than 120 days prior to the meeting. If less than 65 days' notice or prior public disclosure of the date of the meeting is given or made by Ahmanson to stockholders, the notice of a nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. Notices of nominations, among other things, must state the nominee's name, age, business and residential address and principal occupation and employment, as well as the class and number of shares of Ahmanson stock beneficially owned by such nominee and any other information about the nominee required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. In addition, the notice must state the name and record address of the nominating stockholder and the class and number of shares of Ahmanson stock beneficially owned by the stockholder.

 Stockholder Proposal Procedures

  Under the GWF By-laws, business is properly brought before an annual meeting if the Secretary of GWF receives written notice not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. Stockholder notices must state, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of GWF stock beneficially owned by the stockholder and any material interest in such business.

  Under the Ahmanson By-laws, business is properly brought before an annual meeting if the Secretary of Ahmanson receives written notice not less than 60 days nor more than 120 days prior to the annual meeting. If less than 65 days' notice or prior public disclosure of the date of the annual meeting is given or made by Ahmanson to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Stockholder notices must state, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of Ahmanson stock beneficially owned by the stockholder, any material interest in such business and any other information relating to the stockholder or the proposal required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act.

 Indemnification

  Both the GWF By-laws and the Ahmanson By-laws generally provide for the indemnification of persons serving as a director, officer, employee or agent of the respective corporations or at the request of the respective corporations as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL. The Ahmanson By-Laws provide that such right to indemnification may only be extended to employees and agents in a specific case by action of the Ahmanson Board.

 Certain Voting Rights with Respect to Proposed Mergers

  Under Delaware law, certain mergers and consolidations or the sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. Neither the GWF Charter nor the Ahmanson Charter requires a higher percentage generally.

 Certain Voting Rights with Respect to Transactions with Substantial
Stockholders

  The Ahmanson Charter provides that certain transactions between Ahmanson and a substantial stockholder (generally a person or group holding capital stock representing 10% or more of the outstanding voting power of

Ahmanson) require the approval of the holders of 80% of the capital stock of Ahmanson entitled to vote for the election of directors, including (i) the repurchase by Ahmanson of capital stock representing 10% or more of the total voting power of Ahmanson from such a substantial stockholder, (ii) certain mergers, consolidations, combinations or reorganizations of Ahmanson or the sale of all or a substantial part of the assets of Ahmanson or its subsidiaries where such a substantial stockholder or its affiliates are parties to the transaction and (iii) certain other exchanges of securities, cash or other properties or assets of Ahmanson involving such a substantial stockholder or its affiliates, except, in the case of (ii) or (iii), for any transaction which has been approved by the Ahmanson Board, including by the vote of at least two-thirds of the directors unaffiliated with the substantial stockholder and its affiliates. The GWF Charter contains no similar provision.

 Cumulative Voting

  Under Delaware law, stockholders of a corporation are not entitled to cumulate their votes in the election of directors unless the corporation's certificate of incorporation so provides. Neither the GWF Charter nor the Ahmanson Charter provides for cumulative voting.

 Removal of Directors; Filling Vacancies on the Board of Directors

  Under Delaware law, any or all directors of a corporation which does not have cumulative voting or a classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless such corporation's certificate of incorporation provides otherwise. GWF has a classified board and the GWF Charter provides that directors may be removed only for cause. The Ahmanson Charter does not limit the right of stockholders to remove directors with or without cause.

  Under Delaware law, unless otherwise provided in the corporation's certificate of incorporation or by-laws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. The GWF Charter provides that any vacancy, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, shall be filled by a majority vote of the remaining directors of the class in which the vacancy occurs or by the sole remaining director of that class if only one such director remains. Neither the Ahmanson Charter nor the Ahmanson By-laws provide for vacancies or newly-created directorships to be filled by stockholder vote.

 Stockholder Action by Written Consent

  Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The GWF Charter contains no provisions restricting action by written stockholder consent. Under the GWF By-laws, any stockholder of GWF seeking to have GWF's stockholders authorize or take corporate action by written consent must, by written notice to GWF's Secretary, request that the GWF Board set a record date. The GWF Board is then required, within ten days after the date on which such request is received, to adopt a resolution fixing the record date, which must be within ten days of the date of such resolution. The Ahmanson Charter prohibits any action by written stockholder consent.

 Amendment of By-laws

  Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. Both the GWF Charter and the Ahmanson Charter grant such power to their respective boards of directors. The GWF By-laws provide that the GWF Board may not amend or appeal any of the by-law provisions added or changed in the Consent Solicitation without the approval of the holders of a majority of the voting stock of GWF.

 Classification of Board of Directors

  Delaware law permits (but does not require) a certificate of incorporation to provide that a board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. The GWF Charter provides that the GWF Board shall have three classes, which shall be as nearly equal in number as possible. The directors of each class shall serve for a term ending at the third annual meeting following the annual meeting at which they were elected. The Ahmanson Charter does not provide for a classified board.

 Ahmanson Rights Plan

  On July 26, 1988, the Ahmanson Board declared a dividend distribution of stock purchase rights, consisting of one common stock purchase right (a "Primary Right") and one preferred stock purchase right (a "Secondary Right"), to holders of Ahmanson Common Stock outstanding on August 8, 1988; together, the Primary Rights and Secondary Rights are referred to as the "Ahmanson Rights".

  In the event that any person or affiliated group becomes the beneficial owner of 15% or more of the outstanding shares of Ahmanson Common Stock, proper provision shall be made so that each holder of a Primary Right (other than Primary Rights beneficially owned by the 15% beneficial owner) will thereafter have the right to purchase from Ahmanson one share of Ahmanson Common Stock for each two outstanding Primary Rights at an exercise price equal to 20% of the then current per share market price of the Ahmanson Common Stock. In the event that any person or affiliated group becomes the beneficial owner of 15% or more of the outstanding Ahmanson Common Stock and thereafter Ahmanson is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Secondary Right, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Secondary Right (currently, $60), that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Secondary Right. In the event that any person or affiliated group becomes the beneficial owner of 25% or more of the outstanding shares of Ahmanson Common Stock, proper provision shall be made so that each holder of a Secondary Right, other than Secondary Rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of Ahmanson Common Stock having a market value of two times the exercise price of the Secondary Right.

 GWF Rights Plan

  On June 24, 1986, the GWF Board declared a dividend distribution of one
GWF Right for each Share of GWF common stock outstanding on July 14, 1986. On June 27, 1995, the GWF Board approved a number of amendments to the GWF Rights Plan.

  In the event that any person or group becomes the beneficial owner of 15% or more of the outstanding Shares other than pursuant to a Qualifying Offer, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right. In the event that, at any time following such acquisition of 15% or more of the outstanding Shares, GWF is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold (other than such a transaction resulting from a Qualifying Offer and meeting certain fair price criteria), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

                          MARKET PRICES AND DIVIDENDS

AHMANSON

  The Ahmanson Common Stock is listed and principally traded on the NYSE and is also listed on the PSE. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, together with the per share dividends declared by Ahmanson, during the periods indicated.

                                                         PRICE RANGE
                                                       ---------------
      QUARTER                                           HIGH     LOW   DIVIDENDS
      -------                                          ------- ------- ---------
      1994:
        First......................................... $20 1/4 $16 3/8   $.22
        Second........................................  20 1/8  16 1/2    .22
        Third.........................................  22 3/4  18 7/8    .22
        Fourth........................................    21    15 1/4    .22
      1995:
        First......................................... $18 5/8 $16       $.22
        Second........................................  23 3/4  18 1/8    .22
        Third.........................................  25 3/4  20 5/8    .22
        Fourth........................................  28 3/8  24 1/8    .22
      1996:
        First......................................... $26 3/4 $21 1/4   $.22
        Second........................................  27 5/8  22 1/4    .22
        Third.........................................  28 3/8  23 3/8    .22
        Fourth........................................  34 1/2  27 7/8    .22
      1997:
        First......................................... $45 1/4 $32       $.22
        April 1 to [     ], 1997......................

  On February 14, 1997, the last trading day before public announcement of the Original Proposal, the closing price per share of Ahmanson Common Stock on the NYSE was $40.50. On March 14, 1997, the last trading day before public announcement of the Ahmanson Merger Proposal, the closing price per share of
Ahmanson Common Stock on the NYSE was $40.25. On [      ], 1997, the last
trading day before public announcement of the Offer, the closing price per
share of Ahmanson Common Stock on the NYSE was $[    ]. Past price performance
is not necessarily indicative of likely future price performance. Holders of GWF Common Stock are urged to obtain current market quotations for shares of Ahmanson Common Stock.

  Holders of Ahmanson Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Ahmanson Board. Although the Ahmanson Board presently intends to continue the policy of paying quarterly cash dividends, future dividends of Ahmanson would depend upon the earnings of Ahmanson and its subsidiaries, their financial condition and other factors including applicable governmental regulations and policies. See "Description of Ahmanson Capital Stock--Certain Regulatory Considerations". In addition, the Ahmanson Board presently intends to continue its current stock purchase program, since it currently believes that doing so is more advantageous to stockholders generally than increasing the level of dividends. Ahmanson believes that its current dividend yield is above the average dividend yield for comparable savings institutions. The Ahmanson Board will continue to determine dividends by considering the factors listed above and expects that dividends will continue to be paid in amounts consistent with prior levels. As the factors used to determine dividends necessarily involve a number of future contingencies to which all companies are subject, there can be no certainty that dividends of the combined entity will equal Ahmanson's current dividend rate per share.

GWF

  The Shares are listed and principally traded on the NYSE and are also listed on the PSE and the London Stock Exchange. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, together with the per Share dividends declared by GWF, during the periods indicated.

                                                         PRICE RANGE
                                                       ---------------
      QUARTER                                           HIGH     LOW   DIVIDENDS
      -------                                          ------- ------- ---------
      1994:
        First......................................... $20 1/2 $16 1/8   $.23
        Second........................................  19 3/8  15 3/8    .23
        Third.........................................  20 7/8  18 3/8    .23
        Fourth........................................    19    15 3/4    .23
      1995:
        First......................................... $18 7/8   $16     $.23
        Second........................................  22 1/2  18 7/8    .23
        Third.........................................  23 3/4  20 1/4    .23
        Fourth........................................  27 1/8  22 5/8    .23
      1996:
        First......................................... $26 1/8 $22 1/2   $.23
        Second........................................  24 1/2  21 3/4    .25
        Third.........................................  26 3/4  21 1/8    .25
        Fourth........................................  31 1/8  27 1/4    .25
      1997:
        First......................................... $48 5/8 $28 1/8   $.25
        April 1 to [      ], 1997.....................                    .25

  On February 14, 1997, the last trading day before public announcement of the Original Proposal, the closing price per share of the Shares on the NYSE was $34.25. On March 14, 1997, the last trading day before public announcement of the Ahmanson Merger Proposal, the closing price per share of the Shares on the
NYSE was $45.50. On [      ], 1997, the last trading day before announcement
of the Offer, the closing price per share of the Shares on the NYSE was
$[    ]. Past price performance is not necessarily indicative of likely future price performance. Holders of shares of GWF Common Stock are urged to obtain current market quotations for the Shares.

  Holders of Shares are entitled to receive dividends from funds legally available therefor when, as and if declared by the GWF Board. Ahmanson has no information with respect to the GWF Board's present intentions with respect to its policy of paying quarterly cash dividends.

                             BUSINESS OF AHMANSON

  Ahmanson, a Delaware corporation, is one of the largest residential real estate and consumer finance-oriented financial services companies in the United States, owning subsidiaries principally engaged in the consumer banking business and related financial services activities. Ahmanson was originally organized in 1928 in California and changed its state of incorporation from California to Delaware in 1985.

  Approximately 97% of Ahmanson's consolidated revenues in 1996 were derived from the operations of Home Savings, which is wholly owned by Ahmanson. Home Savings represented over 99% of Ahmanson's consolidated assets at December 31, 1996. Home Savings is currently the largest savings institution in the United States. Home Savings is regulated by the OTS and the Federal Deposit Insurance Corporation ("FDIC") which, through the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF"), insures the deposit accounts of Home Savings. Home Savings is a member of the Federal Home Loan Bank ("FHLB") of San Francisco, which is one of the twelve regional banks for federally insured depository institutions comprising the FHLB System. Home Savings is further subject to regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") with respect to reserves required to be maintained against certain deposits and certain other matters.

  Home Savings conducts the majority of its business in California. Home Savings currently conducts certain of its savings and lending operations outside California under the name "Savings of America, a division of Home Savings of America, FSB". Home Savings also conducts certain of its consumer lending operations under the name "Home Consumer Finance of America" and certain of its real estate lending operations through Ahmanson Mortgage Company, a wholly-owned subsidiary.

  Ahmanson's principal business is attracting funds from the general public and institutions and originating and investing in residential real estate mortgage loans, consumer and small business loans, MBSs and investment securities. MBSs include securities issued or guaranteed by government-sponsored enterprises such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association, mortgage pass-through securities issued by other entities, including Home Savings, and collateralized mortgage obligations. Ahmanson's primary sources of revenues are interest earned on loans and MBSs, income from investment securities, gains on sales of loans and MBSs, fees earned in connection with loans and deposits, and income earned on its portfolio of loans and MBSs serviced for investors. Its principal expense is interest incurred on interest-costing liabilities, including deposits and borrowings. Ahmanson's primary sources of funds are deposits, principal and interest payments on loans and MBSs, proceeds from sales of loans and MBSs and borrowings. Scheduled payments on loans and MBSs are a relatively stable source of funds, while prepayments of loans and MBSs and flows in deposits vary widely. Ahmanson, through certain subsidiaries, engages in real estate development and investment ("REI") activities.

  Ahmanson's operations are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Deposit flows and the cost of interest-costing liabilities ("cost of funds") to Ahmanson are influenced by interest rates on competing investments and general market interest rates. Similarly, Ahmanson's loan volume and yields on loans and MBSs and the level of prepayments on such loans and MBSs are affected by market interest rates, as well as additional factors affecting the supply of and demand for housing and the availability of funds.

  Home Savings has been engaged in a process of changing its focus from being a traditional savings institution to being a consumer bank for more than two years. One significant aspect of this change in focus is an increase in the types of services and products offered to Home Savings' customers. This has been implemented in part through the creation of a consumer lending division which offers products such as home equity loans, automobile loans and unsecured personal lines of credit, the development of a business banking group which offers products such as small business loans and cash management services, the expansion of the securities and insurance products and services offered by Griffin Financial Services, which is a wholly-owned subsidiary of Ahmanson and an affiliate of Home Savings, and the introduction of electronic banking. The transition to consumer banking products is an ongoing process and Ahmanson has not projected any timetable for completion of this process. Ahmanson believes that the extensive experience of its management in banking and consumer finance contributes significantly to its ability to manage the transition to full-service consumer banking. Home Savings' executive management collectively has 123 years of direct or advisory experience in banking or consumer finance. Home Savings' acquisition of 61 former First Interstate branches, completed on September 20, 1996, accelerated Ahmanson's progress toward its objective of becoming a full-service provider of consumer and small business banking products. In the transaction, Ahmanson acquired approximately $1.9 billion in deposits and $1.1 billion in loans. Ahmanson recorded approximately $185 million in goodwill related to the acquisition. Ahmanson's results of operations for the year ended 1996 included operating results of the acquired branches only after September 20, 1996.

  Ahmanson began originating consumer finance loans in May 1995. During the balance of 1995, Ahmanson originated approximately $35 million of consumer loans and had approximately $32 million of consumer loans outstanding as of December 31, 1995. By comparison, Ahmanson originated approximately $270 million of consumer loans during 1996 and, due in substantial part to the acquisition of former First Interstate branches, had approximately $708 million of consumer loans outstanding as of December 31, 1996. The consumer loans acquired as part of this branch acquisition added critical mass to the consumer finance operation, allowing it to take advantage of economies of scale earlier than would otherwise have been possible.

  In early 1996, Ahmanson made the strategic decision to pursue the small business market. In the ordinary course, this decision would have been implemented in a deliberate manner and the portfolio would have grown slowly over time. As a result of the First Interstate branch acquisition, however, Ahmanson needed to and did create all the systems and procedures necessary to operate this business prior to the closing of the branch acquisition in September 1996. The acquisition therefore provided the impetus for making the small business unit operational earlier than would otherwise likely have occurred and is allowing the unit to take advantage of economies of scale earlier than would otherwise have been possible.

  The change in focus is reflected at Ahmanson by increased scrutiny of the use of capital. Ahmanson's goal is to hold an asset or engage in an activity only if the income generated by such asset or activity adequately compensates Ahmanson and its stockholders for the use of the capital necessary to hold the asset or engage in the activity. Between October 1995, when Ahmanson initiated its first stock purchase program, and March 31, 1997, Ahmanson returned capital to its stockholders by repurchasing 19.2 million shares of Ahmanson Common Stock. During the third quarter of 1996, Ahmanson also redeemed at par $175 million of its 9.60% Preferred Stock, Series B.

                                BUSINESS OF GWF

  GWF, with consolidated assets of approximately $42.9 billion, is a savings and loan holding company organized in 1955 under the laws of the state of Delaware. The principal assets of GWF are the capital stock of GW Bank and Aristar. GW Bank is a federally chartered stock savings bank and conducts most of its retail banking through 416 offices located in California and Florida. Real estate lending operations are conducted directly by GW Bank or by direct subsidiaries through 220 offices in 27 states with concentrations in California, Florida, Texas and Washington. Directly or through its subsidiaries, GW Bank also engages in mortgage banking, and other related financial services. Aristar conducts consumer finance operations through 502 offices in 23 states, most of which operate principally under the names Blazer Financial Services or City Finance Company and provide direct installment loans and related credit insurance services and purchase retail installment contracts.

  GWF is a legal entity separate and distinct from GW Bank. The principal source of GWF's revenues on an unconsolidated basis has been dividends, interest and management fees from GW Bank. Various statutory and regulatory restrictions and tax considerations, however, can limit, directly or indirectly, the amounts that may be paid by GW Bank to GWF. Dividends from Aristar continue to be a source of revenue to GWF.

  The operations of GW Bank are significantly influenced by general economic conditions, by the related monetary and fiscal policies of the federal government, and by the regulatory policies of financial institution regulatory authorities, including the Federal Reserve Board, the OTS and the FDIC. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending and other investment activities are affected by the demand for mortgage financing and consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

                               AHMANSON AND GWF

                   PRO FORMA COMBINED FINANCIAL INFORMATION

                                  (UNAUDITED)

  The following unaudited pro forma combined financial statements were prepared in connection with the Proposed Merger (in which it is assumed each outstanding share of GWF Common Stock will be exchanged for 1.2 shares of Ahmanson Common Stock at a price per share of Ahmanson Common Stock of $39.375) and give effect to the purchase accounting adjustments and other assumptions described in the accompanying notes. The unaudited pro forma combined statement of financial condition is based upon the condensed consolidated statement of financial condition (unaudited) of Ahmanson and the consolidated statement of financial condition (unaudited) of GWF as of March 31, 1997. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 is based upon the consolidated statement of operations of Ahmanson and the consolidated statement of operations of GWF for the year ended December 31, 1996. The unaudited pro forma combined statement of operations for the three months ended March 31, 1997 is based on the condensed consolidated statement of operations (unaudited) of Ahmanson and the consolidating statement of operations (unaudited) of GWF for the three months ended March 31, 1997.

  The adjustments already included in the unaudited pro forma combined financial statements are subject to update as additional information becomes available. An increase in the unallocated portion of the purchase price remaining after fair value adjustments will result in a greater final allocation to goodwill, which will have a corresponding effect on amortization expense and will reduce tangible common equity. A decrease in the unallocated portion of the purchase price remaining after fair value adjustments will have the opposite effects. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements.

  The information shown below should be read in conjunction with, and is qualified in its entirety by reference to the consolidated statement of financial condition and consolidated statement of operations at and for the year ended December 31, 1996, of Ahmanson and the consolidated statement of financial condition and consolidated statement of operations at and for the year ended December 31, 1996, of GWF. The pro forma data are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the Merger been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the Surviving Corporation. In particular, Ahmanson expects to achieve significant operating cost savings as a result of the Merger. These cost savings, assuming they are realized, would significantly reduce noninterest expense and increase net income. Additionally, Ahmanson believes opportunities exist to enhance certain revenues through the expansion of consumer and business loans, cash management services, retail banking, and investment sales generated through GW Bank branches. These revenue enhancements, if they are realized (which cannot be assured as to amount or timing), would increase net interest income or fee income and increase net income. See "Background of the Offer--Reasons for the Combination". No adjustment has been included in the pro forma amounts for such cost savings or revenue enhancements.

                                AHMANSON AND GWF

              PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

                             MARCH 31, 1997(A)
                                  (UNAUDITED)

                                           HISTORICAL      PRO FORMA
                                        ----------------- ADJUSTMENTS   PRO FORMA
                                        AHMANSON    GWF   (B, C & D)    COMBINED
                                        --------  ------- -----------   ---------
                                                    (IN MILLIONS)
ASSETS
Cash and investment securities........  $ 1,277   $ 2,448   $   --       $ 3,725
Mortgage-backed securities............   14,417     7,536       --        21,953
Loans, net of the allowance for loan
 losses...............................   30,922    31,211       --        62,133
Goodwill and core deposit intangibles.      299       277     4,266 (E)    4,842
Other assets..........................    1,782     1,406      (164)(B)    3,024
                                        -------   -------   -------      -------
    Total assets......................  $48,697   $42,878   $ 4,102      $95,677
                                        =======   =======   =======      =======
LIABILITIES, COMPANY-OBLIGATED CAPITAL
SECURITIES OF SUBSIDIARY TRUST AND
STOCKHOLDERS' EQUITY
Deposits..............................  $34,399   $28,158   $   --       $62,557
Borrowings............................   10,631    10,661       --        21,292
Other liabilities.....................    1,120     1,074       175 (H)    2,369
                                        -------   -------   -------      -------
    Total liabilities.................   46,150    39,893       175       86,218
Company-obligated Capital Securities
 of Subsidiary Trust..................      148       400       --           548
Stockholders' equity
Preferred stock.......................      483       165       --           648
Common stock..........................        1       138      (136)           3
Additional paid-in capital............      119       677     5,668        6,464
Retained earnings.....................    1,920     1,563    (1,563)       1,920
Other.................................     (124)       42       (42)        (124)
                                        -------   -------   -------      -------
    Total stockholders' equity........    2,399     2,585     3,927 (F)    8,911
                                        -------   -------   -------      -------
    Total liabilities, Company-
     obligated Capital Securities of
     Subsidiary Trust and
     stockholders' equity.............  $48,697   $42,878   $ 4,102      $95,677
                                        =======   =======   =======      =======

             See Notes to Pro Forma Combined Financial Statements.

                             AHMANSON AND GWF

                PRO FORMA COMBINED STATEMENT OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997(A)

                                (UNAUDITED)

                                             HISTORICAL    PRO FORMA
                                            ------------- ADJUSTMENTS PRO FORMA
                                            AHMANSON GWF    (C & G)   COMBINED
                                            -------- ---- ----------- ---------
                                              (IN MILLIONS EXCEPT PER COMMON
                                                        SHARE DATA)
Interest income
Loans......................................  $ 578   $617    $ --      $1,195
Mortgage-backed securities.................    268    139      --         407
Other......................................     16     28      --          44
                                             -----   ----    -----     ------
  Total interest income....................    862    784      --       1,646
                                             -----   ----    -----     ------
Interest expense
Deposits...................................    375    280      --         655
Borrowings.................................    170    166      --         336
                                             -----   ----    -----     ------
  Total interest expense...................    545    446      --         991
                                             -----   ----    -----     ------
Net interest income........................    317    338      --         655
Provision for loan losses..................     24     40      --          64
                                             -----   ----    -----     ------
Net interest income after provision for
 loan losses...............................    293    298      --         591
                                             -----   ----    -----     ------
Noninterest income.........................     89     95      --         184
Noninterest expense........................    217    278       43        538
                                             -----   ----    -----     ------
Income before income taxes.................    165    115      (43)       237
Income tax expense.........................     62     49      --         111
                                             -----   ----    -----     ------
Net income.................................  $ 103   $ 66    $ (43)    $  126
                                             =====   ====    =====     ======
Net income applicable to common stock......  $  99   $ 62    $ (46)    $  115
                                             =====   ====    =====     ======
Net income per common share
  Primary..................................  $0.93                     $ 0.44
                                             =====                     ======
  Fully diluted............................  $0.87                     $ 0.44
                                             =====                     ======
Dividends declared.........................  $0.22                     $ 0.22
                                             =====                     ======
Weighted average common shares outstanding
  Primary..................................  102.3           161.2      263.5
                                             =====           =====     ======
  Fully diluted............................  114.0             N/A      263.5
                                             =====           =====     ======

             See Notes to Pro Forma Combined Financial Statements.

                                AHMANSON AND GWF

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1996(A)
                                  (UNAUDITED)

                                            HISTORICAL     PRO FORMA
                                          --------------- ADJUSTMENTS PRO FORMA
                                          AHMANSON  GWF     (C & G)   COMBINED
                                          -------- ------ ----------- ---------
                                          (IN MILLIONS EXCEPT PER COMMON SHARE
                                                          DATA)
Interest income
Loans....................................  $2,297  $2,482    $ --      $4,779
Mortgage-backed securities...............   1,161     638      --       1,799
Other....................................      57     114      --         171
                                           ------  ------    -----     ------
    Total interest income................   3,515   3,234      --       6,749
                                           ------  ------    -----     ------
Interest expense
Deposits.................................   1,524   1,179      --       2,703
Borrowings...............................     739     677      --       1,416
                                           ------  ------    -----     ------
    Total interest expense...............   2,263   1,856      --       4,119
                                           ------  ------    -----     ------
Net interest income......................   1,252   1,378      --       2,630
Provision for loan losses................     145     209      --         354
                                           ------  ------    -----     ------
Net interest income after provision for
 loan losses.............................   1,107   1,169      --       2,276
                                           ------  ------    -----     ------
Noninterest income.......................     252     332      --         584
Noninterest expense
SAIF recapitalization assessment.........     244     188      --         432
Other....................................     935   1,126      169      2,230
                                           ------  ------    -----     ------
    Total noninterest expense............   1,179   1,314      169      2,662
                                           ------  ------    -----     ------
Income before income taxes...............     180     187     (169)       198
Income tax expense.......................      35      71       (5)       101
                                           ------  ------    -----     ------
Net income...............................  $  145  $  116    $(164)    $   97
                                           ======  ======    =====     ======
Net income applicable to common stock....  $  100  $   96    $(158)    $   38
                                           ======  ======    =====     ======
Net income per common share:
  Primary and fully diluted..............  $ 0.91                      $ 0.14
                                           ======                      ======
Dividends declared.......................  $ 0.88                      $ 0.88
                                           ======                      ======
Average common shares outstanding........   109.7            161.2      270.9
                                           ======            =====     ======

             See Notes to Pro Forma Combined Financial Statements.

                               AHMANSON AND GWF

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A: BASIS OF PRESENTATION

  The unaudited pro forma combined statement of financial condition combines the historical condensed consolidated statement of condition (unaudited) of Ahmanson and the consolidated statement of financial condition (unaudited) of GWF as if the Combination had become effective on March 31, 1997. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 combines the historical consolidated statement of operations of Ahmanson and the consolidated statement of operations of GWF as if the Combination had become effective immediately prior to January 1, 1996. The unaudited pro forma combined statement of operations for the three months ended March 31, 1997 combines the historical condensed consolidated statement of operations (unaudited) of Ahmanson and the consolidating statement of operations (unaudited) of GWF as if the Combination had become effective immediately prior to January 1, 1997. Certain amounts in the historical consolidated financial statements of GWF have been reclassified in the unaudited pro forma combined financial statements to conform to Ahmanson's historical financial statements.

  The Combination would be accounted for as a purchase. Under this method of accounting, assets and liabilities of GWF are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Ahmanson. Applicable income tax effects of such adjustments are included as a component of Ahmanson's net deferred taxes with a corresponding offset to goodwill.

  Ahmanson has not had access to GWF's records in order to make a determination of the fair value of its assets and liabilities. Based on publicly available information in the 1996 GWF 10-K, the difference between fair value of GWF financial instruments and their book value is immaterial. Therefore, for purposes of these unaudited pro forma combined financial statements, it has been assumed that the net book value of GWF's assets (excluding intangible assets) minus liabilities approximates fair value.

  Ahmanson expects to achieve significant operating cost savings as a result of the Combination. Additionally, Ahmanson believes opportunities exist to enhance certain revenues through the expansion of consumer and business loans, cash management services, consumer deposits, and investment sales generated through GW Bank branches. These revenue enhancements, if they are realized (which cannot be assured as to amount or timing), would increase net interest income or fee income and increase net income. See "Background of the Offer-- Reasons for the Combination". No adjustment has been included in the unaudited pro forma combined financial statements for the operating cost savings or revenue enhancements.

NOTE B: PURCHASE PRICE

  The purchase price to be paid for GWF Common Stock is based on a formula that establishes an Exchange Ratio of the number of shares of Ahmanson Common Stock to be exchanged for each share of GWF Common Stock, depending on the average closing price of Ahmanson Common Stock during a specified period. If the Combination is consummated, each outstanding share of GWF Common Stock would be converted into a number of shares of Ahmanson Common Stock determined by dividing $50 by the average closing price of Ahmanson Common Stock on the NYSE on the 20 trading days ending on the third trading day prior to the Expiration Date for the Offer, subject to a maximum of 1.2 shares of Ahmanson Common Stock and a minimum of 1.1 shares of Ahmanson Common Stock for each share of GWF Common Stock.

  For the purpose of these pro forma combined financial statements, the purchase price is assumed to be based on an assumed Exchange Ratio of 1.2 at the closing price per share of Ahmanson Common Stock on May 9, 1997. Shares issuable upon the exercise of GWF's stock options are not included in the number of outstanding shares of GWF Common Stock on the assumption that all options will become equivalent options to purchase

                               AHMANSON AND GWF

                                  (UNAUDITED)

Ahmanson Common Stock. In addition, the number of shares of GWF Common Stock used in calculating the total market value of Ahmanson Common Stock to be issued in connection with the Combination reflects an exchange of Ahmanson Common Stock for the outstanding shares of GWF Common Stock, exclusive of GWF's common stock equivalents.

  Additionally, the purchase price includes $164 million which Ahmanson has invested in GWF Common Stock between December 31, 1996 and May 9, 1997. This amount is reflected as a reduction to "Other assets" in the unaudited pro forma combined financial statements.

  The total market value of the Ahmanson Common Stock to be issued in connection with the Combination is calculated as follows:

      (IN THOUSANDS, EXCEPT EXCHANGE RATIO AND PRICE PER SHARE)
      Shares of GWF Common Stock outstanding on March 31, 1997 less
       3,561 shares owned by Ahmanson as of May 9, 1997.............    134,325
      Exchange Ratio................................................       1.20
                                                                     ----------
      Ahmanson Common Stock to be issued............................    161,190
      Closing market price per share of Ahmanson Common Stock on     $   39.375
       May 9, 1997.................................................. ----------
      Total market value of Ahmanson Common Stock to be issued...... $6,347,000
      Cost of GWF Common Stock purchased by Ahmanson between            164,000
       December 31, 1996 and May 9, 1997............................ ----------
      Total purchase price.......................................... $6,511,000
                                                                     ==========

  In addition to the total market value of the Ahmanson Common Stock to be issued and the cost of the GWF Common Stock acquired by Ahmanson since December 31, 1996, the total purchase price would include other direct acquisition costs, such as investment banking, legal, accounting and other professional fees; printing and mailing costs; and other miscellaneous expenses. These costs, which are not expected to be material to the transaction and are preliminarily expected to be approximately $60 million, have not been included in the unaudited pro forma combined financial statements.

NOTE C: RESTRUCTURING CHARGES

  Ahmanson's management estimates that approximately $450 million of costs related to premises, severance and restructuring charges and other direct acquisition costs would be incurred in connection with the Combination; these estimates of costs are not yet based on sufficient factual data so as to be included as adjustments to the unaudited pro forma combined financial statements and are subject to change as additional information becomes available. Of this amount, approximately $375 million of costs relate to GWF's premises, severance and operations and would affect the final amount of goodwill as of the consummation of the Combination, which goodwill will be amortized as described in Note G below. The remaining estimated amount of approximately $75 million of costs relates to Ahmanson's premises and operations, as well as all costs relating to systems conversions and other indirect integration costs, and will be expensed upon consummation of the Combination or as incurred. With respect to timing, it has been assumed that the integration would be complete and that the costs referred to above would be incurred not later than 15 months after the closing of the Combination.

  Ahmanson's estimate of restructuring charges is in the range of restructuring charges announced in connection with other similar transactions and is based on the assumption that Ahmanson's experience in integrating GWF's organization and operations will be similar to comparable transactions in the past.

                               AHMANSON AND GWF

                                  (UNAUDITED)


NOTE D: ALLOCATION OF PURCHASE PRICE

  Certain matters are still pending that would have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the portion of the purchase price allocated to fair value adjustments, goodwill and the identifiable intangibles (discussed below) is subject to change.

  Subject to the foregoing, the purchase price has been allocated as described in the table below:

                                                                  (IN MILLIONS)
      Net assets applicable to GWF's Common Stock at March 31,
       1997......................................................    $2,420
      Increase to GWF's net asset value at March 31, 1997 for
       core deposit intangibles (see Note H)(1)..................       253
      Lock-up Fee, net of tax effect.............................      (117)
      Elimination of GWF's existing goodwill and identifiable
       intangibles, net of applicable income tax effects(2)......      (166)
                                                                     ------
        Total preliminary allocation of purchase price...........     2,390
      Goodwill due to the Combination............................     4,121
                                                                     ------
        Total purchase price.....................................    $6,511
                                                                     ======

--------
(1) Amounts are net of applicable income tax effects, using an estimated marginal tax rate of 40.0%.
(2) Assumes that GWF's existing goodwill and core deposit intangibles are deductible for tax purposes.

NOTE E: CALCULATION OF GOODWILL ADJUSTMENT AND TOTAL GOODWILL DUE TO
COMBINATION

                                                                   (IN MILLIONS)
      Purchase price..............................................    $ 6,511
      GWF total common stockholders' equity.......................     (2,420)
      Lock-up Fee, net of tax effect..............................        117
      Core deposit intangibles(1).................................       (253)
                                                                      -------
      Goodwill adjustment.........................................      3,955
      GWF existing goodwill(2)....................................        166
                                                                      -------
        Total goodwill due to Combination.........................    $ 4,121
                                                                      =======

--------
(1) Amounts are net of applicable income tax effects, using an estimated marginal tax rate of 40.0%.
(2)Assumes that GWF's existing goodwill and core deposit intangibles are deductible for tax purposes.

  For purposes of the pro forma combined statement of financial condition, it has been assumed that the net book value of GWF's assets (excluding intangible assets) minus liabilities approximate fair value.

NOTE F: STOCKHOLDERS' EQUITY

  The purchase price of $6,511 million is reduced by GWF's common stockholders' equity of $2,420 million. Assuming an Exchange Ratio of l.2 in the Combination, Ahmanson would issue 1.2 shares of Ahmanson Common Stock in exchange for each of the 134,324,810 outstanding shares of GWF Common Stock (based on the number of shares outstanding as of March 31, 1997, reduced by the 3,560,500 Shares of GWF Common Stock owned by Ahmanson at May 9, 1997. The per share price of Ahmanson Common Stock on May 9, 1997

                               AHMANSON AND GWF

                                  (UNAUDITED)

was $39.375; total par value of new common stock of Ahmanson is $2 million. The remaining $6,509 million represents $6,345 million of additional paid-in capital and $164 million of cash purchases of GWF Common Stock. GWF 8.30% Preferred Stock will be converted into New Ahmanson 8.30% Preferred Stock.

  Adjustments to stockholders' equity are as follows:

                                              PURCHASE      GWF
                                               PRICE   COMMON EQUITY ADJUSTMENT
                                              -------- ------------- ----------
                                                        (IN MILLIONS)
   Common stock..............................  $    2     $  (138)    $  (136)
   Additional paid-in capital................   6,345        (677)      5,668
   Retained earnings.........................     --       (1,563)     (1,563)
   Other (net unrealized gains on available-
    for-sale securities).....................     --          (42)        (42)
                                               ------     -------     -------
     Total common stockholders' equity.......  $6,347     $(2,420)    $ 3,927
                                               ======     =======     =======

NOTE G: PURCHASE ACCOUNTING ADJUSTMENTS

  Adjustments are made to reflect the recording of intangibles as well as to eliminate any intangible balances previously recorded by GWF in accordance with the purchase method of accounting. It has been assumed based on information in the GWF 1996 10-K that the Net Book Value of GWF's assets (excluding intangible assets) minus liabilities approximates fair value. Purchase accounting adjustments are based on the best available information and are subject to update as additional information becomes available. Purchase accounting adjustments would be booked on a gross basis with related adjustments to Ahmanson's net deferred taxes as follows:

                                                     RELATED         RELATED
                                                    (INCREASE)      (INCREASE)
                                                   DECREASE TO     DECREASE TO
                                NET OF              NET INCOME      NET INCOME
                              APPLICABLE          FOR YEAR ENDED FOR THREE MONTHS
                             INCOME TAXES GROSS     12/31/96*     ENDED 3/31/97*
                             ------------ ------  -------------- ----------------
                                       (IN MILLIONS)


   Goodwill and
    identifiable
    intangibles of GWF.....     $ (166)   $ (277)      $(38)           $(9)
   Goodwill due to the
    Proposed Merger*.......      4,121     4,121        165             42
   Core deposit intangibles
    due to the Proposed
    Merger*................        253       422         42             11
                                ------    ------       ----            ---
                                 4,208     4,266        169             44
   Adjustment to Ahmanson
    net deferred taxes
    related to purchase
    accounting adjustments.        --        (58)        (5)            (1)
                                ------    ------       ----            ---
     Total.................     $4,208    $4,208       $164            $43
                                ======    ======       ====            ===

--------

* Goodwill due to the Combination is amortized on a straight-line basis over 25 years. Core deposit intangibles due to the Combination are amortized on a straight-line basis over 10 years.

  The incremental effect on net income of the purchase accounting adjustments is estimated to be a net after-tax expense of approximately $164 million for each of the five 12-month periods subsequent to the Combination. Amounts exclude amortization of existing goodwill and identifiable intangibles of GWF.

                               AHMANSON AND GWF

                                  (UNAUDITED)


NOTE H: OTHER LIABILITIES

  The merger agreement between WAMU and GWF contains provisions such that WAMU would receive significant Lock-up Fees ($75 million, plus $20 million for reimbursement of expenses, if the GWF/WAMU Merger Agreement is terminated under certain circumstances and an additional $100 million if GWF enters into or consummates another transaction within 18 months of such termination).

  Ahmanson has filed suit in the Delaware Chancery Court seeking, among other things, to invalidate the provisions of the GWF/WAMU Merger Agreement providing for Lock-up Fees in the event of Ahmanson's successful completion of the Proposed Merger. To the extent Ahmanson is successful in such action, it has stated an intention to return the amount of expenses thereby saved by the Company by paying a pro rata portion of such savings to stockholders of GWF for each share of GWF Common Stock converted in the Combination. The pro forma combined financial statements reflect the payment of the $195 million in Lock-up Fees to WAMU, net of tax. In the event Ahmanson is successful in its suit and the amount of such Lock-up Fees is paid to the GWF stockholders, the accompanying pro forma combined financial statements would reflect an additional $78 million of goodwill.

  Adjustments to other liabilities are as follows:

                                                                   (IN MILLIONS)
   Deferred tax liability from core deposit intangible............     $ 169
   Tax effect of eliminating GWF intangibles......................      (111)
   Lock-up fee, net of tax effect.................................       117
                                                                       -----
     Total adjustment to other liabilities........................     $ 175
                                                                       =====

                     DESCRIPTION OF AHMANSON CAPITAL STOCK

AHMANSON COMMON STOCK

  Ahmanson is currently authorized to issue up to 220,000,000 shares of Ahmanson Common Stock. Prior to the consummation of the Offer, and subject to receipt of the approval of holders of record of Ahmanson Common Stock sought herein, the Ahmanson Charter will be amended to increase the number of authorized shares of Ahmanson Common Stock to 350,000,000. As of March 31, 1997, there were 100,595,547 shares of Ahmanson Common Stock issued and outstanding. Since 1995, Ahmanson has been engaged in stock repurchase programs. For a description of these programs see "--Repurchases of Ahmanson Common Stock".

  Holders of shares of Ahmanson Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of the Ahmanson Preferred Stock (as described below), holders of shares of Ahmanson Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available therefor and, in the event of liquidation, from the net assets of Ahmanson available for distribution to stockholders. Ahmanson may not declare any dividends on the Ahmanson Common Stock (other than in shares of Ahmanson Common Stock) unless full preferential amounts to which holders of Ahmanson Preferred Stock are entitled have been paid or declared and set apart for payment upon all outstanding shares of Ahmanson Preferred Stock. Ahmanson is also subject to certain contractual and regulatory restrictions on the payment of dividends. See "--Certain Regulatory Considerations".

  The holders of shares of Ahmanson Common Stock do not have preemptive rights or preferential rights of subscription for any shares of Ahmanson Common Stock or other securities of Ahmanson. Outstanding shares of Ahmanson Common Stock are, and shares to be issued in the Combination will be, validly issued, fully paid and nonassessable.

  The Ahmanson Common Stock is listed on the NYSE and the PSE. Application will be made to list the shares of Ahmanson Common Stock to be issued in the Combination on the NYSE and the PSE.

AMENDMENTS TO THE AHMANSON CHARTER

  If the Ahmanson Charter Amendment is approved, the Ahmanson Charter would be amended in accordance with the DGCL to provide (a) that the number of shares of authorized Common Stock of the combined company shall be increased to 350,000,000, and (b) for the New Ahmanson 8.30% Preferred Stock.

  Uncommitted authorized but unissued shares of Ahmanson Common Stock of the combined company would be able to be issued from time to time to such persons and for such considerations as the Board of Directors of the combined company may determine and holders of the then outstanding shares of Ahmanson Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the NYSE and the judgment of the Board of Directors of the combined company regarding the submission thereof to stockholders of the combined company.

  First Chicago Trust Company of New York is the transfer agent and registrar for the Ahmanson Common Stock.

REPURCHASES OF AHMANSON COMMON STOCK

  In the fourth quarter of 1995, Ahmanson announced its first stock purchase program during which Ahmanson purchased $250 million of its common stock. In the second quarter of 1996, the first program was completed and Ahmanson began its second stock purchase program for $150 million. The completion of the second program and the commencement of the third stock purchase program for $250 million occurred in the fourth quarter of 1996. During the fourth quarter of 1996 Ahmanson purchased a total of 4 million shares at an average price per share of $31.86 and during the first quarter of 1997 Ahmanson purchased a total of 2.2 million shares at an average price per share of $35.06. Of the $250 million authorized for Ahmanson's third stock purchase program, $131 million remained at March 31, 1997.

  As of March 31, 1997, Ahmanson had purchased 19.2 million common shares, or 16% of the shares outstanding as of September 30, 1995, at an average price of $27.11 under the three programs. In addition, in September of 1996 Ahmanson redeemed at par the entire $175 million of its 9.60% Preferred Stock, Series B, and in December of 1996 issued $150 million of 8.36% Capital Securities, Series A, which are designated as "Company-Obligated Mandatorily Redeemable Capital Securities, Series A".

AHMANSON PREFERRED STOCK

  The Ahmanson Charter provides that Ahmanson is authorized to issue 10,000,000 shares of Ahmanson Preferred Stock. The Ahmanson Preferred Stock may be issued from time to time in one or more series and the Ahmanson Board is authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Ahmanson Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series, all without further action by the holders of Ahmanson Common Stock.

  Because Ahmanson is a holding company, its rights, the rights of its creditors and of its stockholders, including the holders of the shares of the Ahmanson Preferred Stock, to participate in any distribution of the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Ahmanson may itself be a creditor with recognized claims against the subsidiary. The principal source of Ahmanson's revenues are dividends received from its banking and other subsidiaries. Various statutory provisions limit the amount of dividends its subsidiaries may pay without regulatory approval, and various regulations can also restrict the payment of dividends. In addition, federal statutes limit the ability of certain subsidiaries to make loans to Ahmanson. See "--Certain Regulatory Considerations".

  The following is a brief description of certain terms of the outstanding series of Ahmanson Preferred Stock. This description does not purport to be complete and is qualified in its entirety by reference to the Ahmanson Charter, including the certificate of designations with respect to each such series.

  The shares of Ahmanson Preferred Stock currently outstanding have preference over Ahmanson Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Ahmanson. Each outstanding series ranks on a parity with the other as to dividends and the distribution of assets upon liquidation, winding up or dissolution.

  Generally, the holders of each series of Ahmanson Preferred Stock have no voting rights. However, if the equivalent of six quarterly dividends payable on a series of Ahmanson Preferred Stock are in default, the number of directors of Ahmanson will be increased by two and the holders of such outstanding series of Ahmanson Preferred Stock together with the holders of shares of every other series of Ahmanson Preferred Stock similarly entitled to vote for the election of two directors, acting together as a single class, will be entitled to elect two of the authorized number of members of the Ahmanson Board at the next annual meeting and at each subsequent annual meeting of stockholders, to serve until all dividends accumulated have been fully paid for four consecutive quarterly dividend periods, including the last preceding quarterly dividend period. Ahmanson Depositary Shares representing each series of Ahmanson Preferred Stock are listed on the NYSE.

  Ahmanson Series C Preferred Stock. As of December 31, 1996, there were issued and outstanding 780,000 shares of Ahmanson 8.40% Preferred Stock, Series C, liquidation preference $250 per share (the "Ahmanson Series C Preferred Stock"), represented by 7,800,000 depositary shares, each representing a one-tenth interest in a share of Ahmanson Series C Preferred Stock. The Ahmanson Series C Preferred Stock is redeemable at the option of Ahmanson, in whole or in part, on and after March 1, 1998 at a price of $250 per share (equivalent to $25 per depositary share) plus accrued and unpaid dividends to the redemption date.

  Dividends on the Ahmanson Series C Preferred Stock of $21.00 per share (8.40% annualized rate) are cumulative and paid quarterly on the first day of March, June, September and December (equivalent to $2.10 per annum per depositary share).

  Ahmanson Series D Preferred Stock. As of December 31, 1996, there were issued and outstanding 575,000 shares of 6% Cumulative Convertible Preferred Stock, Series D, liquidation preference $500 per share (the "Ahmanson Series D Preferred Stock"), evidenced by 5,750,000 depositary shares, each representing a one-tenth interest in a share of Ahmanson Series D Preferred Stock. The Ahmanson Series D Preferred Stock is redeemable at the option of Ahmanson, in whole or in part, on and after September 1, 1998 at a price commencing at $515 per share and declining to $500 per share on September 1, 2003 and thereafter, plus accrued and unpaid dividends to the redemption date.

  Dividends on the Ahmanson Series D Preferred Stock of $30 per share (6% annualized rate) are cumulative and are paid quarterly on the first day of March, June, September and December (equivalent to $3 per annum per depositary share).

  The Ahmanson Series D Preferred Stock is convertible into Ahmanson Common Stock, at the option of its holders, at a conversion rate of approximately
20.5465 shares of Ahmanson Common Stock per share of Ahmanson Series D Preferred Stock (equivalent to a conversion rate of 2.05465 shares of Ahmanson Common Stock per depositary share) (subject to adjustments upon the occurrence of certain events).

NEW AHMANSON 8.30% PREFERRED STOCK

  The summary of terms of the New Ahmanson 8.30% Preferred Stock contained herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Ahmanson Charter, as amended through the Expiration Date, and the provisions of the Preferred Stock Deposit Agreement.

  If the Merger is consummated, each share of GWF 8.30% Preferred Stock would be converted into one share of New Ahmanson 8.30% Preferred Stock. The New Ahmanson 8.30% Preferred Stock will be substantially the same as the GWF 8.30% Preferred Stock.

  Rank. The New Ahmanson 8.30% Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of Ahmanson with each other currently outstanding series of Ahmanson Preferred Stock. See "--Ahmanson Preferred Stock". The New Ahmanson 8.30% Preferred Stock will rank prior to the Ahmanson Common Stock with respect to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of Ahmanson.

  Dividends. Holders of shares of the New Ahmanson 8.30% Preferred Stock will be entitled to receive, when, as and if declared by the Ahmanson Board out of funds of Ahmanson legally available for payment, cash dividends at the rate of 8.30% per annum (equivalent to $2.075 per New Ahmanson Depositary Share). Dividends on the New Ahmanson 8.30% Preferred Stock will be payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing upon consummation of the Proposed Merger, at such annual rate. Each dividend will be payable to holders of record as they appear on the stock books of Ahmanson (or, if applicable, the records of the Preferred Stock Depositary) on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Ahmanson Board. Dividends will be cumulative from the date of original issue. Dividends payable on the New Ahmanson 8.30% Preferred Stock for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the New Ahmanson 8.30% Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four.

  Redemption. Shares of New Ahmanson 8.30% Preferred Stock will not be redeemable prior to November 1, 1997. The shares of New Ahmanson 8.30% Preferred Stock will be redeemable at the option of Ahmanson, in whole or in part, at any time or from time to time, on or after November 1, 1997, on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $250 per share (equivalent to $25 per New Ahmanson Depositary Share) plus accrued and unpaid dividends to the redemption date.

  The New Ahmanson 8.30% Preferred Stock will not be subject to any sinking fund or other obligation of Ahmanson to redeem or retire the New Ahmanson 8.30% Preferred Stock.

  Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Ahmanson, the holders of shares of New Ahmanson 8.30% Preferred Stock are entitled to receive out of assets of Ahmanson available for distribution to stockholders, before any distribution of assets is made to holders of Ahmanson Common Stock or of any other shares of stock of Ahmanson ranking as to such a distribution junior to the shares of New Ahmanson 8.30% Preferred Stock, liquidating distributions in the amount of $250 per share (equivalent to $25 per New Ahmanson Depositary Share) plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of New Ahmanson 8.30% Preferred Stock will not be entitled to any further participation in any distribution of assets by Ahmanson.

  Voting Rights. Except as indicated below or except as expressly required by applicable law, the holders of the New Ahmanson 8.30% Preferred Stock will not be entitled to vote for any purpose.

  If the equivalent of six quarterly dividends payable on the New Ahmanson 8.30% Preferred Stock are in arrears, the number of directors of Ahmanson will be increased by two and the holders of New Ahmanson 8.30% Preferred Stock, voting separately as a class together with any other series of Ahmanson Preferred Stock ranking on a parity with the New Ahmanson 8.30% Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Ahmanson Preferred Stock"), will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the New Ahmanson 8.30% Preferred Stock and any other class of Ahmanson Preferred Stock shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

  So long as any shares of the New Ahmanson 8.30% Preferred Stock remain outstanding, the consent or the affirmative vote of the holders of at least 66 2/3% of the vote entitled to be cast with respect to the then outstanding shares of such series of the New Ahmanson 8.30% Preferred Stock together with any Other Ahmanson Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of Ahmanson ranking prior to the New Ahmanson 8.30% Preferred Stock as to dividends, voting or upon distribution of assets and (ii) to repeal, amend or otherwise change any of the provisions applicable to the New Ahmanson 8.30% Preferred Stock in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of the New Ahmanson 8.30% Preferred Stock. In case the New Ahmanson 8.30% Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Ahmanson Preferred Stock then outstanding, the holders of shares of the New Ahmanson 8.30% Preferred Stock, together with any series of the Other Ahmanson Preferred Stock which will be similarly affected, will be entitled to vote as a class, and Ahmanson will not take such action without the consent or affirmative vote of the holders of at least 66 2/3% of the total number of votes entitled to be cast with respect to each such series of the New Ahmanson 8.30% Preferred Stock and the Other Ahmanson Preferred Stock then outstanding.

  With respect to any matter as to which the New Ahmanson 8.30% Preferred Stock is entitled to vote, holders of the New Ahmanson 8.30% Preferred Stock and any Other Ahmanson Preferred Stock will be entitled to cast the number of votes assigned to the outstanding shares of New Ahmanson 8.30% Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of the New Ahmanson 8.30% Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Ahmanson Preferred Stock, it is possible that the holders of such shares of Other Ahmanson Preferred Stock could approve action that would adversely affect New Ahmanson 8.30% Preferred Stock, including the creation of a class of capital stock ranking prior to such series of New Ahmanson 8.30% Preferred Stock as to dividends, voting or distributions of assets.

  Conversion Rights. The New Ahmanson 8.30% Preferred Stock is not convertible into shares of any other class or series of Ahmanson Capital Stock.

NEW AHMANSON DEPOSITARY SHARES

  At the effective time of the Merger, Ahmanson would assume the obligations of GWF under the Preferred Stock Deposit Agreement and will instruct the Preferred Stock Depositary to treat the shares of New Ahmanson 8.30% Preferred Stock as new deposited securities under the Preferred Stock Deposit Agreement. In accordance with the terms of the Preferred Stock Deposit Agreement, the GWF Depositary Shares then outstanding shall thereafter represent the shares of New Ahmanson 8.30% Preferred Stock. Ahmanson will request that the Preferred Stock Depositary call for surrender of all outstanding GWF Depositary Receipts to be exchanged for New Ahmanson Depositary Receipts specifically describing the New Ahmanson 8.30% Preferred Stock. The New Ahmanson Depositary Receipts to be issued in exchange for the GWF Depositary Receipts will evidence the New Ahmanson Depositary Shares.

  Each New Ahmanson Depositary Share will represent a one-tenth interest in a share of New Ahmanson 8.30% Preferred Stock. Ahmanson has agreed to use its best efforts to list the New Ahmanson Depositary Shares on the NYSE, subject to official notice of issuance. The New Ahmanson Depositary Shares will be freely transferable under the Securities Act.

  Subject to the terms of the Preferred Stock Deposit Agreement, each owner of a New Ahmanson Depositary Share will be entitled through the Preferred Stock Depositary, in proportion to the one-tenth interest in a share of New Ahmanson 8.30% Preferred Stock underlying such New Ahmanson Depositary Share, to all rights and preferences of a share of New Ahmanson 8.30% Preferred Stock (including, voting, redemption and liquidation rights). Because each share of New Ahmanson 8.30% Preferred Stock entitles the holder thereof to one vote on matters on which the New Ahmanson 8.30% Preferred Stock is entitled to vote, each related New Ahmanson Depositary Share, will, in effect, entitle the holder thereof to one-tenth of a vote thereon, rather than one full vote. See "--New Ahmanson 8.30% Preferred Stock--Voting Rights".

  Pending the preparation of definitive, engraved New Ahmanson Depositary Receipts, the Preferred Stock Depositary may, upon the written order of Ahmanson, issue temporary New Ahmanson Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive form. Definitive New Ahmanson Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary New Ahmanson Depositary Receipts will be exchangeable for definitive New Ahmanson Depositary Receipts at Ahmanson's expense.

  Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the New Ahmanson 8.30% Preferred Stock to the record holders of New Ahmanson Depositary Receipts in proportion, insofar as practicable, to the respective numbers of New Ahmanson Depositary Shares evidenced by the New Ahmanson Depositary Receipts held by such holders on the relevant record date. The Preferred Stock Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of New Ahmanson Depositary Receipts a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Preferred Stock Depositary for distribution to record holders of New Ahmanson Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of New Ahmanson Depositary Shares evidenced by the New Ahmanson Depositary Receipts held by such holders on the relevant record date, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of Ahmanson, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

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

  The Preferred Stock Deposit Agreement also contains provisions relating to the manner in which any subscription or similar rights offered by Ahmanson to holders of the New Ahmanson 8.30% Preferred Stock shall be made available to holders of the related New Ahmanson Depositary Receipts.

  The amounts distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by Ahmanson or the Depositary on account of taxes and governmental charges.

  Redemption of New Ahmanson Depositary Shares. If shares of New Ahmanson 8.30% Preferred Stock represented by New Ahmanson Depositary Shares are redeemed, the New Ahmanson Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the New Ahmanson 8.30% Preferred Stock held by the Preferred Stock Depositary. The Preferred Stock Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the New Ahmanson Depositary Receipts evidencing the New Ahmanson Depositary Shares to be so redeemed at their respective addresses appearing in the Preferred Stock Depositary's books. The redemption price per New Ahmanson Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the New Ahmanson 8.30% Preferred Stock plus all money and other property, if any, payable with respect to such New Ahmanson Depositary Share, including all amounts payable by Ahmanson in respect of any accumulated but unpaid dividends. Whenever Ahmanson redeems shares of New Ahmanson 8.30% Preferred Stock held by a Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of New Ahmanson Depositary Shares representing shares of the New Ahmanson 8.30% Preferred Stock so redeemed. If less than all the New Depositary Shares are to be redeemed, the New Ahmanson Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of New Ahmanson Depositary Shares) as may be determined by the Preferred Stock Depositary.

  After the date fixed for redemption, the New Ahmanson Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of New Ahmanson Depositary Receipts evidencing such New Ahmanson Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which such holders were entitled upon such redemption upon surrender to the Preferred Stock Depositary of the New Ahmanson Depositary Receipts evidencing such New Ahmanson Depositary Shares.

  Voting the New Ahmanson 8.30% Preferred Stock. Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the New Ahmanson 8.30% Preferred Stock are entitled to vote or consent, the Preferred Stock Depositary will mail the information contained in such notice of meeting or action to the record holders of the New Ahmanson Depositary Receipts evidencing the New Ahmanson Depositary Shares. Each record holder of such New Ahmanson Depositary Receipts on the record date (which will be the same date as the record date for the New Ahmanson 8.30% Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the New Ahmanson 8.30% Preferred Stock represented by the New Ahmanson Depositary Shares evidenced by such holder's New Ahmanson Depositary Receipts. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the New Ahmanson 8.30% Preferred Stock represented by all New Ahmanson Depositary Shares as to which any particular voting or consent instructions are received, and Ahmanson will agree to take all action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting, or giving consents with respect to, shares of the New Ahmanson 8.30% Preferred Stock to the extent it does not receive specific instructions from the holders of New Ahmanson Receipts evidencing New Ahmanson Depositary Shares.

  Amendment and Termination of the Preferred Stock Deposit Agreement. The form of New Ahmanson Depositary Receipts evidencing the New Ahmanson Depositary Shares and any provision of the Preferred Stock Deposit Agreement may at any time and from time to time be amended by agreement between Ahmanson and the Preferred Stock Depositary in any respect which they may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of New Ahmanson Depositary Shares or New Ahmanson Depositary Receipts or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of New Ahmanson Depositary Receipts evidencing at least a majority of such New Ahmanson Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of New Ahmanson Depositary Shares or New Ahmanson Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such New Ahmanson Depositary Receipts or the related Preferred Stock Deposit Agreement at the times and in the manner and amount provided for therein. The Preferred Stock Deposit Agreement may be terminated by Ahmanson or the Preferred Stock Depositary only after (i) all outstanding New Ahmanson Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the New Ahmanson 8.30% Preferred Stock, together with all other moneys and property, if any, to which holders of the related New Ahmanson Depositary Shares are entitled under the terms of such New Ahmanson Depositary Shares or the Preferred Stock Deposit Agreement, have been paid or distributed as provided in the Preferred Stock Deposit Agreement or provision therefor has been duly made or (ii) there has been a final distribution in respect of the New Ahmanson 8.30% Preferred Stock in connection with any liquidation, dissolution or winding up of Ahmanson and such distribution has been distributed to the holders of the New Ahmanson Depositary Receipts.

  Miscellaneous. The Preferred Stock Depositary will forward to record holders of New Ahmanson Depositary Receipts, at their respective addresses appearing in the Preferred Stock Depositary's books, all reports and communications from Ahmanson which are delivered to the Preferred Stock Depositary and which Ahmanson is required to furnish to holders of such New Ahmanson Depositary Receipts.

  The Preferred Stock Deposit Agreement contains provisions relating to adjustments in the fraction of a share of New Ahmanson 8.30% Preferred Stock represented by New Ahmanson Depositary Shares in the event of a change in par or stated value, split-up, combination or other reclassification of the New Ahmanson 8.30% Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of Ahmanson.

  Neither the Preferred Stock Depositary nor any of its agents nor any registrar nor Ahmanson will be (i) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Preferred Stock Deposit Agreement, (ii) subject to any liability under the Preferred Stock Deposit Agreement to holders of New Ahmanson Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or (iii) obligated to prosecute or defend any legal proceeding in respect of any New Ahmanson Depositary Receipts, New Ahmanson Depositary Shares or the New Ahmanson 8.30% Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of New Ahmanson Depositary Shares or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

  Charges of the Preferred Stock Depositary. Ahmanson will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Ahmanson will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the related Ahmanson Preferred Stock and the initial issuance of the New Ahmanson Depositary Receipts evidencing the New Ahmanson Depositary Shares, any redemption of the New Ahmanson 8.30% Preferred Stock and any withdrawals of New Ahmanson 8.30% Preferred Stock by the holders of New Ahmanson Depositary Shares. Holders of New Ahmanson Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Preferred Stock Deposit Agreement to be for their accounts.

  Resignation or Removal of the Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to Ahmanson notice of its election to do so, and Ahmanson may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor

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

depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

CERTAIN REGULATORY CONSIDERATIONS

  The following discussion addresses in general terms the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and provides certain information relevant to Ahmanson. Regulation of financial institutions such as Ahmanson and its subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and generally is not intended for the protection of stockholders or other investors.

  General. Ahmanson is a savings and loan holding company and, as such, is subject to the OTS's regulations, examination, supervision and reporting requirements. Home Savings is a federal savings bank and a member of the FHLB System, and its deposits are insured by the FDIC. It is subject to examination and supervision by the OTS and the FDIC and to regulations governing such matters as capital standards, mergers, establishment and closing of branch offices, subsidiary investments and activities, and general investment authority.

  The descriptions of the statutes and regulations that are applicable to Ahmanson and the effects thereof that are set forth below and elsewhere in this document do not purport to be a complete description of such statutes and regulations and their effects on Ahmanson or to identify every statute and regulation that may apply to Ahmanson.

  Savings and Loan Holding Company Regulations. Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval (or in the case of an acquisition of control by an individual, the absence of disapproval) of the OTS, after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.

  Affiliate and Insider Transactions. Savings associations are subject to affiliate and insider transaction rules under Section 11 of the Home Owner's Loan Act; including those applicable to member banks of the Federal Reserve System set forth in Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act. These provisions, among other things, prohibit or limit a savings association from extending credit to, or entering into certain transactions with, its affiliates (which generally include holding companies such as Ahmanson and any company under common control with the savings association) and principal stockholders, directors and executive officers of the savings association and its affiliates.

  Limitations on Acquisitions. Ahmanson is generally prohibited, either directly or indirectly, from acquiring control of any savings association or savings and loan holding company absent prior approval by the OTS and from acquiring more than 5% of any class of voting stock of any savings association or savings and loan holding company that is not a subsidiary of Ahmanson.

  Payment of Dividends. Ahmanson's principal sources of funds are cash dividends paid to it by Home Savings and other subsidiaries, investment income and borrowings. There are restrictions on the ability of Home Savings to pay dividends to Ahmanson. Savings association subsidiaries of savings and loan holding companies, such as Home Savings, must notify the OTS of their intent to declare dividends at least 30 days before declaration. The OTS has the authority to preclude those associates from declaring a dividend.

  OTS regulations impose limitations upon certain "capital distributions" by savings associations, including dividends. The regulations establish a three-tiered system of regulation, with the greatest flexibility being afforded to institutions that meet or exceed the fully phased-in capital requirements.

  A savings institution that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its fully phased-in capital requirements is considered a Tier I institution ("Tier I Institution"). At March 31, 1997 Home Savings was a Tier I Institution. A Tier I Institution may, without the approval of but with prior notice to the OTS, make capital distributions during a calendar year up to the greater of (1) 100% of its net income to date during the calendar year plus the amount that would reduce the savings institution's "surplus capital ratio" (the excess over its fully phased-in risk-based capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year or
(2) 75% of the institution's net income over the most recent four quarter period. Any additional capital distributions would require prior regulatory approval. The OTS retains discretion to subject Tier I Institutions to the more stringent capital distribution rules applicable to institutions with less capital if the OTS determines that the institution is in need of more than normal supervision and has provided the institution with notice to that effect. The OTS also retains the authority to prohibit any capital distribution otherwise authorized under the regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice.

  Deposit Insurance. The FDIC administers two separate deposit insurance funds: the BIF, which insures the deposits of institutions the deposits of which were insured by the FDIC prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and the SAIF, which insures the deposits of institutions the deposits of which were insured by the Federal Savings and Loan Insurance Corporation. Home Savings is a member of the BIF and currently is obligated to pay deposit insurance assessments ratably to the SAIF and the BIF based on 85% and 15% of total deposits, respectively. These percentages are subject to change in the future based on future events.

  The FDIC has established a risk-based system for setting deposit insurance assessments. Under the risk-based assessment system, an institution's insurance assessments vary depending upon the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC. During the first three quarters of 1996, the assessment rate for SAIF deposits varied from 0.23% of covered deposits for well-capitalized institutions that were deemed to have no more than a few minor weaknesses, to 0.31% of covered deposits for less than adequately capitalized institutions that posed substantial supervisory concern. The lowest assessment rate for BIF deposits was $2,000 per institution per year. The assessment rate for both SAIF and BIF deposits currently varies from zero to 0.27% of covered deposits. Ahmanson paid $55.1 million in deposit insurance premiums to SAIF in 1996 compared to $79.9 million in 1995.

  Prior to enactment of the Deposit Insurance Funds Act of 1996 ("DIFA"), the SAIF's three major obligations were to fund losses associated with the failure of institutions with SAIF-insured deposits; to increase its reserves to 1.25% of insured deposits over a reasonable period of time; and to make interest payments on debt incurred through the Financing Corporation to provide funds to the former Federal Savings and Loan Insurance Corporation ("FICO Debt"). The reserves of the SAIF were lower than the reserves of the BIF and the BIF did not have an obligation to pay interest on the FICO Debt. Therefore, premiums assessed on deposits insured by the SAIF were higher than premiums assessed on deposits insured by the BIF. Such a premium structure provided FDIC-insured institutions whose deposits were exclusively or primarily BIF-insured (such as almost all commercial banks) certain competitive advantages over institutions whose deposits were primarily SAIF-insured (such as Home Savings).

  DIFA required FDIC-insured depository institutions with SAIF-insured deposits to pay a special assessment designed to increase the SAIF's reserves to the required 1.25% of insured deposits. The amount of the special assessment imposed on Home Savings was $243.9 million. DIFA also altered the obligation to make interest payments on the FICO Debt so that assessments to collect the necessary funds are imposed separately from the deposit insurance premium and are now assessed on BIF-insured deposits, although at a lower rate, as well as on SAIF-insured deposits. Because the reserves of both the SAIF and the BIF equal or exceed the required minimum amount and FICO Debt assessments are collected separately from deposit insurance assessments, deposit insurance premiums are currently assessed on SAIF-insured and BIF-insured deposits according to the same schedule.

  The FDIC may initiate a proceeding to terminate an institution's deposit insurance after a 30-day notice period if, among other things, the institution is in an unsafe and unsound condition to continue operations. It is the policy of the FDIC to deem an insured institution to be in an unsafe and unsound condition if its ratio of Tier I capital to total assets is less than 2%. Tier I capital is similar to core capital but includes certain investments in and extensions of credit to subsidiaries engaged in activities not permitted for national banks. In addition, the FDIC has the power to suspend temporarily a savings association's insurance on deposits received after the issuance of a suspension order in the event that the savings association has no tangible capital.

  FICO Debt. Until December 31, 1999 or, if earlier, the date on which the last savings association ceases to exist, the rate at which SAIF-insured deposits are assessed with respect to FICO Debt interest payments will be five times the rate at which BIF-insured deposits are assessed. Accordingly, institutions whose deposits are exclusively or primarily BIF-insured (such as almost all commercial banks) continue to have a competitive advantage over institutions whose deposits are primarily SAIF-insured (such as Home Savings) although the extent of the advantage is less than the deposit insurance premium advantage which existed prior to the enactment of DIFA.

  Classification of Assets. Federal regulations require savings associations to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss" if warranted. Adequate valuation allowances for loan losses are required for assets classified as substandard or doubtful. If an asset is classified as loss, the institution must either establish a specific allowance for loss in the amount classified as loss or charge off such amount. The institution's OTS District Director has the authority to approve, disapprove or modify any asset classification and any amounts established as allowances for loan losses.

  At present, certain general allowances may be included within regulatory capital, while specific allowances may not. If an OTS examiner concludes that additional assets should be classified or that the valuation allowances established by the savings association are inadequate, the examiner may determine, subject to internal review by the OTS, the need for and extent of additional classification or any increase necessary in the savings association's general or specific valuation allowances. An insured savings association is also required to set aside adequate valuation allowances to the extent that an affiliate possesses assets posing a risk to the institution and to establish liabilities for off-balance sheet items, such as letters of credit, when loss becomes probable and estimable.

  Capital Requirements. The OTS has adopted capital regulations ("Capital Regulations") for savings associations which establish three capital requirements--a core capital requirement, a tangible capital requirement and a risk-based capital requirement. The capital standards contained in the Capital Regulations generally must be no less stringent than the capital standards applicable to national banks. The Capital Regulations require savings associations to maintain core capital of at least 3% of adjusted total assets, tangible capital of at least 1.5% of adjusted total assets, and total capital (being the sum of Core Capital and Supplementary Capital) of at least 8% of risk-weighted assets. In addition, institutions whose exposure to interest-rate risk is deemed to be above normal will be required to deduct a portion of such exposure in calculating their risk-based capital. The OTS may establish, on a case by case basis, individual minimum capital requirements for savings associations that vary from the requirements that would otherwise apply under the Capital Regulations. The OTS has not established such individual minimum capital requirements for Home Savings. Home Savings was in compliance with the Capital Regulations at March 31, 1997. As of March 31, 1997, Home Savings' core capital ratio was 5.76%. The Capital Regulations do not apply to Ahmanson, on a consolidated or non-consolidated basis.

  Core capital generally includes common stockholders' equity (including retained earnings but excluding the net unrealized gain or loss on securities available for sale), noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets (other than a limited amount of mortgage servicing rights and purchased credit card relationships) must be deducted from core capital. Certain deferred tax assets also must be deducted.

  Tangible capital generally means core capital less any intangible assets (other than a limited amount of mortgage servicing rights).

  Supplementary capital includes, among other things, certain types of preferred stock and subordinated debt and, subject to certain limits. general valuation loan and lease loss allowances. A savings association's supplementary capital may be used to satisfy the risk-based capital requirement only to the extent of that institution's core capital. Risk-weighted assets are determined by multiplying each category of an institution's assets, including off balance sheet equivalents, by a risk weight assigned by the OTS based on the credit risk associated with those assets, and adding the resulting amounts. The risk weight categories range from zero percent for cash and government securities to 100% for assets that do not quality for preferential risk weighting as determined by the OTS.

  The Capital Regulations treat asset sales with recourse as if they did not occur, and generally require a savings association to maintain capital against the entire amount of assets sold with recourse, even if recourse is for less than the full amount. However, when assets are sold with recourse and the amount of recourse is less than the risk-based capital requirement for such assets, the assets are not included in risk-weighted assets and capital is required to be maintained in an amount equal to such recourse amount. A savings association's retention of the subordinated portion of a senior/subordinated loan participation or package of loans is treated in the same manner as an asset sale with recourse.

  The Capital Regulations contain special capital rules affecting savings associations with certain kinds of subsidiaries. For purposes of determining compliance with each of the capital standards, a savings association's investments in and extensions of credit to subsidiaries engaged in activities not permissible for a national bank are deducted from the savings association's capital, net of reserves against such investment. Home Savings' REI subsidiary is its only significant subsidiary engaged in activities not permissible for a national bank. At March 31, 1997, Home Savings' investment in its REI subsidiary aggregated $40.5 million, of which $39.3 million was required to be deducted from Home Savings' capital.

  Each bank regulatory agency and the OTS is required to review its capital standards every two years to determine whether those standards require sufficient capital to facilitate prompt corrective action to prevent or minimize loss to the deposit insurance funds.

  Prompt Corrective Action. Under OTS regulations which implement the "prompt corrective action" system established in the Federal Deposit Insurance Act (the "FDIA"), a FDIC-insured savings association is well capitalized if its ratio of total capital to risk-weighted assets is 10% or more, its ratio of core capital to risk-weighted assets is 6% or more, its ratio of core capital to total assets is 5% or more and it is not subject to any written agreement, order or directive to meet a specified capital level. At March 31, 1997 Home Savings met these standards. An institution which is not well capitalized is "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of core capital to risk-adjusted assets is at least 4% and its ratio of core capital to total assets is at least 4% (3% if the institution receives the highest rating on the OTS's CAMEL rating system). Any institution which is not adequately capitalized is undercapitalized, significantly undercapitalized or critically undercapitalized, depending upon its capital ratios.

  A FDIC-insured savings association that is undercapitalized must submit a capital restoration plan to the OTS. The plan may be approved only if the OTS determines it is likely to succeed in restoring the institution's capital and will not appreciably increase the risks to which the institution is exposed. The association's performance under the plan must be guaranteed by any company which controls the association, up to a maximum of 5% of the institution's assets. The OTS may also require the association to take various actions deemed appropriate to minimize potential losses to the deposit insurance fund. A significantly undercapitalized association is subject to additional sanctions and a critically undercapitalized association generally must be placed in receivership or conservatorship.

  Enforcement and Penalties. The FDIA contains extensive enforcement provisions applicable to all FDIC-insured depository institutions, including savings associations and "institution-affiliated parties," which includes, among others, directors, officers, employees, agents and controlling stockholders of depository institutions, including holding companies such as Ahmanson. An institution or institution-affiliated party may be subject to a three tier penalty regime that ranges from a maximum penalty of $5,000 per day for a simple violation to a maximum penalty of $1 million per day for certain knowing violations including the failure to submit or submission of incomplete, false or misleading reports. An institution-affiliated party may also be subject to loss of voting rights with respect to the stock of depository institutions.

  Whenever the OTS has reasonable cause to believe that the continuation by a savings and loan holding company of any activity or of ownership or control of any subsidiary not insured by the FDIC constitutes a serious risk to the financial safety, soundness or stability of a subsidiary savings association and is inconsistent with the sound operation of the savings association, the OTS may order the holding company to terminate such activities or divest such non-insured subsidiary. The OTS, without notice or opportunity for hearing, may also (i) limit the payment of dividends by the savings association, (ii) limit transactions between the savings association and its holding company or other affiliates and (iii) limit any activity of the savings association which creates a serious risk that the liabilities of the holding company and its affiliates may be imposed upon the savings association.

  FDIA, as amended, requires the OTS to prescribe minimum operational and managerial standards and standards for asset quality, earnings and stock valuation for savings associations. Any savings association that fails to meet the standards may be required to submit a plan for corrective action. If a savings association fails to submit or implement an acceptable plan, the OTS may require the association to take any action the OTS determines will best carry out the purpose of prompt corrective action. The OTS and the bank regulatory agencies have jointly published a regulation prescribing the required safety and soundness standards. Home Savings believes that it is in compliance with the regulation.

  Loans and Investments. Aggregate loans to a single borrower are limited to specified percentages of a savings association's capital, depending upon the existence and type of any collateral. Aggregate loans secured by non-residential real property are limited to a specified percentage of capital.

  Savings associations generally may not invest directly in equity securities, non-investment grade securities or real estate. Indirect investments in real estate are permitted through subsidiaries subject to limitations based, generally, on the institution's capital ratios. Investments in subsidiaries, and the activities conducted through subsidiaries, are subject to regulatory restrictions.

  FHLB System. The FHLBs provide a central credit facility for member institutions. As a federal savings bank, Home Savings is required to be a member of the FHLB System. Members of the FHLB System are required to own capital stock in an FHLB at least equal to the greater of 1% of the member's outstanding home mortgage loans and 5% of the member's advances from the FHLB. At March 31, 1997 Home Savings' investment in FHLB stock was $427.5 million, substantially all of which can not be withdrawn as long as Home Savings' real estate loan portfolio remains at its current size.

  Federal Reserve System. Home Savings is subject to various regulations promulgated by the Federal Reserve Board, including, among others, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As holders of loans secured by real property, and as owners of real property, financial institutions, including Home Savings, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of the property.

  Liquidity. OTS regulations require a savings association to maintain, for each calendar month, an average daily balance of liquid assets equal to at least 5% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. The OTS may vary the required percentage within a range of 4% to 10% and may also vary the definition of liquid assets. OTS regulations also require a savings association to maintain, for each calendar month, an average daily balance of short-term liquid assets equal to at least 1% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. Monetary penalties may be imposed for failure to meet liquidity ratio requirements.

  Community Reinvestment Act. The CRA requires each savings association, as well as other depository institutions, to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The CRA also requires the OTS to assess the performance of the institution in meeting the credit needs of its community and to take such assessments into consideration in reviewing applications for mergers, acquisitions and other transactions. In connection with its assessment of a savings association's CRA performance, the OTS will assign a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted as of September 5, 1995, Home Savings was rated "outstanding."

  Qualified Thrift Lender. A savings association must invest at least 65% of its portfolio assets in "qualified thrift investments" (each as defined by statute and OTS regulations) on a monthly average basis in nine out of every 12 months on a rolling 12-month "look back" basis. Home Savings was in compliance with this requirement as of March 31, 1997 and would be in compliance on a pro forma basis after giving effect to the Proposed Merger.

                       VALIDITY OF AHMANSON COMMON STOCK

  The validity of the shares of Ahmanson Common Stock to be issued in the Offer will be passed upon for Ahmanson by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Ahmanson as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Ahmanson and GWF is set forth in or incorporated by reference in the 1996 Ahmanson 10-K and the 1996 GWF 10-K, respectively, which are incorporated by reference in this Prospectus. See "Incorporation of Certain Information by Reference". Ahmanson stockholders who wish to obtain copies of Ahmanson's reports may contact Ahmanson at its address or telephone number set forth under "Incorporation of Certain Information by Reference".

                                SCHEDULE A

           SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

            BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

  (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the /1/ time such stockholder became an interested stockholder, unless:

  (1) prior to such /1/ time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

  (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  (3) /2/At or subsequent to such /1/ time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  (b) The restrictions contained in this section shall not apply if:

  (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

  (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

  (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

  (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on /3/The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

  (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;/4/

  (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to
(x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251 (f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph;/5/ or

  (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

  Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

  (c) As used in this section only, the term;

  (1) "affiliate," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

  (2) "associate," when used to indicate a relationship with any person, means
(i) any corporation/6/, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

  (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

    (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger of consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving /7/ entity;

    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

    (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such,
  (B) pursuant to a merger under Section 251(g) of this title; /8/ (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, /9/ (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or /1//0/ (E) any issuance or transfer of stock by the corporation, provided however, that in no case under /1//1/ (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

    (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

    (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

  (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of /1//2/ the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such /7/ entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such /7/ entity.

  (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter /1//3/ such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

  (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

  /1//4/(8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

  /1//5/(9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

    (i) beneficially owns such stock, directly or indirectly; or

    (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

    (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

  (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

  (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 102(b)(7) of the DGCL, Article Sixteenth of the Ahmanson Charter (Exhibit 4.1 hereto) eliminates the monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, with the following exceptions, as required by Delaware law: (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of unlawful dividends or making unlawful stock purchases or redemptions; or (iv) transactions from which the director derived an improper personal benefit.

  In addition, under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Article VII of the Ahmanson By-laws (Exhibit 4.2 hereto) provides for indemnification of its directors, officers, employees, and other agents to the fullest extent permitted by the DGCL.

  Ahmanson has insured its liability where indemnification of its directors and officers is proper under the foregoing provisions of the Ahmanson Charter and the Ahmanson By-laws up to an aggregate of $55,000,000.

ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULE

     EXHIBIT
       NO.                               DESCRIPTION
     -------                             -----------
      4.1    Composite Certificate of Incorporation of the Registrant dated
             July 16, 1984 (filed as Exhibit 3.1 to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1991).*
      4.2    By-laws of the Registrant, as amended (filed as Exhibit 3.2 to the
             Registrant's Quarterly Report on Form 10-Q for the year ended June
             30, 1994).*
      4.3    Rights Agreement, dated as of July 26, 1988, between the
             Registrant and Union Bank, as Rights Agent (filed as Exhibit 4.3 to the Registrant's Registration Statement on Form 8-A, dated
             August 2, 1988).*
      4.4    Certificate of Designations of the 8.40% Preferred Stock, Series C
             (Par Value $.01 Per Share), dated February 9, 1993 (filed as
             Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the
             year ended December 31, 1992).*
      4.5    Certificate of Designations of the 6% Cumulative Convertible
             Preferred Stock, Series D (Par Value $.01 Per Share), dated July
             30, 1993 (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K for the event on July 24, 1993).*
      4.6    Form of Certificate of Designations of the New Ahmanson 8.30%
             Preferred Stock.**
      4.7    Form of Deposit Agreement for the New Ahmanson Depositary Shares,
             each representing a one-tenth interest in a share of New Ahmanson
             8.30% Preferred Stock.**
      5.1    Opinion of Sullivan & Cromwell.**
      8.1    Tax opinion of Sullivan & Cromwell.**
     23.1    Consent of KPMG Peat Marwick LLP.
     23.2    Consent of Sullivan & Cromwell (included in Exhibit 5.1).**
     23.3    Consent of Sullivan & Cromwell (included in Exhibit 8.1).**
     24.1    Powers of Attorney.***
     27.1    Financial Data Schedule.**
     99.1    Letter of Charles R. Rinehart, Chairman of the Board and Chief
             Executive Officer of Ahmanson, to the Board of Directors of GWF,
             dated February 17, 1997.***
     99.2    Form of Letter of Transmittal.
     99.3    Form of Notice of Guaranteed Delivery.
     99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.
     99.5    Form of Letter to Clients for use by Brokers, Dealers, Commercial
             Banks, Trust Companies and Other Nominees.
     99.6    Form of Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.
     99.7    Form of Summary Advertisement.**

--------
  * Incorporated by reference.

 ** To be filed by amendment.

*** Previously filed.

ITEM 22. UNDERTAKINGS

  The Undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irwindale, State of California on May 13, 1997.

                                          H. F. AHMANSON & COMPANY

                                       By:         /s/ Tim S. Glassett
                                          -------------------------------------
                                          Name:       Tim S. Glassett
                                          Title: First Vice President and
                                                 Assistant General Counsel

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

     /s/ Charles R. Rinehart*        Chairman of the Board and        May 13, 1997
____________________________________  Chief Executive Officer
        Charles R. Rinehart           (Principal Executive
                                      Officer)

       /s/ Kevin M. Twomey*          Senior Executive Vice            May 13, 1997
____________________________________  President and Chief
          Kevin M. Twomey             Financial Officer
                                      (Principal Financial
                                      Officer)

      /s/ Bruce G. Willison*         President and Chief              May 13, 1997
____________________________________  Operating Officer and
                                      Director
       Bruce G. Willison
        /s/ George Miranda*          First Vice President and         May 13, 1997
____________________________________  Principal Accounting
           George Miranda             Officer

       /s/ Byron Allumbaugh*         Director                         May 13, 1997
____________________________________
          Byron Allumbaugh

       /s/ Harold A. Black*          Director                         May 13, 1997
____________________________________
          Harold A. Black

____________________________________ Director                             , 1997
        Richard M. Bressler

      /s/ David R. Carpenter*        Director                         May 13, 1997
____________________________________
         David R. Carpenter

     /s/ Phillip D. Matthews*        Director                         May 13, 1997
____________________________________
        Phillip D. Matthews

       /s/ Richard L. Nolan*         Director                         May 13, 1997
____________________________________
          Richard L. Nolan

        /s/ Delia M. Reyes*          Director                         May 13, 1997
____________________________________
           Delia M. Reyes

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Frank M. Sanchez*         Director                         May 13, 1997
____________________________________
          Frank M. Sanchez
     /s/ Elizabeth A. Sanders*       Director                         May 13, 1997
____________________________________
     Elizabeth A. Sanders
      /s/ Arthur W. Schmutz*         Director                         May 13, 1997
____________________________________
       Arthur W. Schmutz
      /s/ William D. Schulte*        Director                         May 13, 1997
____________________________________

      William D. Schulte

*By
     /s/ Tim S. Glassett
  ____________________________
        Tim S. Glassett
       Attorney-in-fact

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                         DESCRIPTION                             PAGE
 -------                       -----------                         ------------
  4.1    Composite Certificate of Incorporation of the
         Registrant dated July 16, 1984 (filed as Exhibit 3.1 to
         the Registrant's Annual Report on Form 10-K for the
         year ended December 31, 1991).*
  4.2    By-laws of the Registrant, as amended (filed as Exhibit
         3.2 to the Registrant's Quarterly Report on Form 10-Q
         for the year ended June 30, 1994).*
  4.3    Rights Agreement, dated as of July 26, 1988, between
         the Registrant and Union Bank, as Rights Agent (filed
         as Exhibit 4.3 to the Registrant's Registration
         Statement on Form 8-A, dated August 2, 1988).*
  4.4    Certificate of Designations of the 8.40% Preferred
         Stock, Series C (Par Value $.01 Per Share), dated
         February 9, 1993 (filed as Exhibit 3.5 to the
         Registrant's Annual Report on Form 10-K for the year
         ended December 31, 1992).*
  4.5    Certificate of Designations of the 6% Cumulative
         Convertible Preferred Stock, Series D (Par Value $.01
         Per Share), dated July 30, 1993 (filed as Exhibit 4.1
         to the Registrant's Current Report on Form 8-K for the
         event on July 24, 1993).*
  4.6    Form of Certificate of Designations of the New Ahmanson
         8.30% Preferred Stock.**
  4.7    Form of Deposit Agreement for the New Ahmanson
         Depositary Shares, each representing a one-tenth
         interest in a share of New Ahmanson 8.30% Preferred
         Stock.**
  5.1    Opinion of Sullivan & Cromwell.**
  8.1    Tax opinion of Sullivan & Cromwell.**
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Sullivan & Cromwell (included in Exhibit
         5.1).**
 23.3    Consent of Sullivan & Cromwell (included in Exhibit
         8.1).**
 24.1    Powers of Attorney.***
 27.1    Financial Data Schedule.**
 99.1    Letter of Charles R. Rinehart, Chairman of the Board
         and Chief Executive Officer of Ahmanson, to the Board
         of Directors of GWF, dated February 17, 1997.***
 99.2    Form of Letter of Transmittal.
 99.3    Form of Notice of Guaranteed Delivery.
 99.4    Form of Letter to Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees.
 99.5    Form of Letter to Clients for use by Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees.
 99.6    Form of Guidelines for Certification of Taxpayer
         Identification Number on Substitute Form W-9.
 99.7    Form of Summary Advertisement.**

--------
  * Incorporated by reference.

 ** To be filed by amendment.

*** Previously filed.